    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2000



                                                      REGISTRATION NO. 333-47060

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                           OSI PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           13-3159796
  (STATE OR OTHER JURISDICTION OF INCORPORATION)           (I.R.S. EMPLOYER IDENTIFICATION NO.)

   106 CHARLES LINDBERGH BOULEVARD, UNIONDALE, NEW YORK, 11553 (516) 222-0023 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             ROBERT L. VAN NOSTRAND
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           OSI PHARMACEUTICALS, INC.
   106 CHARLES LINDBERGH BOULEVARD, UNIONDALE, NEW YORK 11553, (516) 222-0023 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

          SPENCER W. FRANCK, JR., ESQUIRE                       MITCHELL S. BLOOM, ESQUIRE
          SAUL, EWING, REMICK & SAUL LLP                      TESTA, HURWITZ & THIBEAULT, LLP
          1500 MARKET STREET, 38TH FLOOR                              125 HIGH STREET
       PHILADELPHIA, PENNSYLVANIA 19102-2186                    BOSTON, MASSACHUSETTS 02110
                  (215) 972-1955                                      (617) 248-7000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus front cover pages and two underwriting sections: (a) one to be used in connection with an offering in the United States and Canada and (b) one to be used in connection with a concurrent offering outside of the United States and Canada. The U.S. prospectus and the international prospectus are otherwise identical in all respects. The international versions of the front cover page and the underwriting section are included immediately before Part II of this registration statement.

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 2000


                           [OSI PHARMACEUTICALS LOGO]

                                4,500,000 SHARES

                                  COMMON STOCK


     OSI Pharmaceuticals, Inc. is offering 4,500,000 shares of common stock. Our common stock is traded on the Nasdaq National Market under the symbol "OSIP." The last reported sale price of our common stock on the Nasdaq National Market on September 27, 2000 was $67.75 per share.


                         ------------------------------

           INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                         ------------------------------

                                                              PER SHARE    TOTAL
                                                              ---------    -----
Public Offering Price.......................................  $            $
Underwriting Discounts and Commissions......................  $            $
Proceeds, Before Expenses, to OSI...........................  $            $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock to cover over-allotments.

                           JOINT BOOKRUNNING MANAGERS

ROBERTSON STEPHENS                                               LEHMAN BROTHERS

                         ------------------------------

PRUDENTIAL VECTOR HEALTHCARE
   A UNIT OF PRUDENTIAL
   SECURITIES

                                     LAZARD
                                                    ADAMS, HARKNESS & HILL, INC.
               THE DATE OF THIS PROSPECTUS IS             , 2000

        [A graphical depiction of the mechanism of action of OSI-774.

                Below the graphical depiction, the text reads:

 EGFR is over-expressed in approximately 30% of the major human cancers. This results in aberrant signaling to the cell nucleus and the uncontrolled stimulation of cell growth. OSI-774 is a potent small molecule inhibitor of the receptor tyrosine kinase activity of EGFR and thereby blocks the aberrant signaling mechnism]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THE PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "OSI," "WE," "US," "OUR" AND THE "COMPANY" REFER TO OSI PHARMACEUTICALS, INC., A DELAWARE CORPORATION.


                            ------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    5
Special Note Regarding Forward Looking Statements...........   12
Use of Proceeds.............................................   13
Dividend Policy.............................................   13
Price Range of Common Stock.................................   14
Capitalization..............................................   15
Dilution....................................................   16
Selected Consolidated Financial Data........................   17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   19
Business....................................................   25
Management and Key Employees................................   40
Underwriting................................................   45
Legal Matters...............................................   47
Experts.....................................................   47
Where You Can Find More Information.........................   47
Incorporation of Certain Documents by Reference.............   48
Consolidated Financial Statements...........................  F-1


                            ------------------------

     OSI and its logo are trademarks of the Company. This prospectus also contains trademarks and trade names of other companies.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information (including "Risk Factors" and financial information) appearing elsewhere in this prospectus, as well as in the documents incorporated by reference in this prospectus.

                           OSI PHARMACEUTICALS, INC.

     We are a leading biopharmaceutical company focused on the discovery and development of gene-targeted, small molecule drugs, in the areas of cancer, diabetes, respiratory diseases and cosmeceuticals. Independently and with our corporate partners, we have built a pipeline of discovery programs and drug candidates for 46 individual gene targets addressing major, unmet clinical needs and significant commercial opportunities. The most advanced of our product candidates is OSI-774, which has been shown to be active and well-tolerated as a monotherapy in three ongoing open-label, Phase II clinical trials for the treatment of non-small cell lung, ovarian and head and neck cancers. We have an additional candidate in clinical trials and nine candidates in late stage pre-clinical development.

     OSI-774 (formerly CP-358,774) is an inhibitor of the epidermal growth factor receptor, or EGFR. The protein product of the EGFR gene is a receptor tyrosine kinase, or RTK, that is over-expressed in approximately 30% of all major cancers. We believe EGFR inhibitors represent an exciting new class of relatively safe and well tolerated anti-cancer agents that may have utility in treating a wide range of tumor types. OSI-774 is an oral, once-a-day small molecule drug designed to specifically block the activity of the EGFR protein. OSI-774 was originally being developed as part of our long-term partnership in cancer drug discovery with Pfizer Inc. The importance of this new class of drugs led to an antitrust finding by the U.S. Federal Trade Commission in June 2000 during its investigation of Pfizer's merger with Warner-Lambert Company and the return of all rights to OSI-774 to us.


     OSI-774 has now been administered to over 300 patients. Phase II enrollment has been completed for single agent, open-label salvage trials in 56 non-small cell lung cancer patients, 113 head and neck cancer patients, and 34 ovarian cancer patients. Patients in these trials have advanced cancer and have typically failed standard treatment regimens. Patients in our Phase II clinical trial for non-small cell lung cancer have previously failed platinum-based chemotherapy regimens. Initial results to date from this trial revealed four patients with partial responses and four patients with stable disease in the first 12 evaluable patients. A partial response refers to the reduction in the size of the tumor mass, by 50% or more, for a sustained period of at least four weeks. A patient has stable disease if the tumor mass is either reduced by up to 50% or increased by less than 25% of its pre-treatment size. Our Phase II clinical trial of OSI-774 in advanced head and neck cancer also revealed early indications of single agent anti-cancer activity. Three confirmed and two unconfirmed partial responses have been seen to date in the first 24 evaluable patients, and an additional nine patients have shown evidence of stable disease. We have also seen evidence of anti-tumor activity in other EGFR-positive tumor types. Objective responses were observed in earlier Phase I trials in patients with colorectal and renal cell cancer and in ovarian cancer patients from the ongoing Phase II trials.


     We intend to advance the development of OSI-774 through a comprehensive clinical trial program. Our goal is to seek rapid regulatory approval of OSI-774, broaden its application to additional cancers, assess its utility in combination with existing chemotherapy and biological agents and demonstrate a survival benefit for earlier stage cancer patients enabling its front-line use in major cancers. At the appropriate time, we intend to enter into a co-development and marketing partnership with a major pharmaceutical company to maximize the healthcare benefit of OSI-774 while maintaining a significant economic interest in the product.


     In addition to OSI-774, we have discovered and are developing additional anti-cancer compounds independently and through our collaboration with Pfizer. CP-609,754, an orally active inhibitor of an enzyme called farnesyl transferase, advanced to Phase I clinical trials in the U.S. in December 1999. Another farnesyl transferase inhibitor is in advanced pre-clinical development. These compounds target a number of signaling proteins including the ras oncogene, an important target in many tumor types such as colon and bladder cancer. Additionally, potent, selective and orally active inhibitors of the RTK's vascular endothelial growth factor receptor, or VEGFR, and platelet-derived growth factor receptor, or PDGFR, are in advanced pre-clinical development. Both RTKs are implicated in tumor-induced angiogenesis, or blood vessel growth, an essential process to the survival of cancerous growths. An additional RTK, insulin-like growth factor receptor, or IGF-1R, is believed to be a key regulatory protein in the control of apoptosis, or programmed cell death. IGF-1R is the subject of an OSI-owned cancer discovery program.


     Historically, we have conducted most of our drug discovery programs through funded collaborations with major pharmaceutical companies. These arrangements have typically included milestone and royalty payments on the successful development and marketing of products discovered in the collaborations. Using this business model, we have been able to leverage the research, development and financial resources of our corporate partners to help build and sustain a large pipeline of product opportunities supplemented by those within our own proprietary programs.

     More recently, as we have generated the financial resources to invest more fully in our own programs, we have begun a transition away from a partner-funded alliance model in favor of OSI-owned and sponsored drug candidates. We intend to develop our own drug candidates through the early stages of clinical development prior to entering into co-development and commercialization agreements with leading pharmaceutical companies in return for a significant share of the revenues derived from product sales.


     We have built a fully-integrated drug discovery platform in order to accelerate the process of identifying and optimizing high-quality, small molecule drug candidates. Our core discovery technologies and capabilities include: (i) yeast-based functional genomics systems for characterizing orphan G-protein coupled receptor, or GPCR, drug discovery targets, (ii) gene transcription, signal transduction, protein kinases and other assay systems,
(iii) automated high throughput screening, (iv) a library of over 350,000 small molecule compounds and over 125,000 natural product extracts, (v) medicinal and automated combinatorial chemistry, (vi) in vivo pharmacology, pharmacokinetics and pharmaceutical development capabilities and (vii) a core clinical project management and regulatory affairs unit.


     Our objective is to be the leading biopharmaceutical company focused on developing and commercializing gene-targeted, small molecule drugs to address major markets with unmet clinical needs. The key elements of our strategy are:

     - Develop and commercialize OSI-774;

     - Further the development of existing small molecule candidates to maximize their economic value;

     - Leverage our advanced drug discovery technologies and capabilities to generate novel, clinical candidates; and

     - Support our existing portfolio of partnered drug candidates.

     We were incorporated in Delaware in March 1983. Our corporate headquarters and principal research facilities are located at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553 and our telephone number is (516) 222-0023.

                                  THE OFFERING

     Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option to purchase up to 675,000 shares of common stock.

Common stock offered by OSI.........     4,500,000 shares

Common stock to be outstanding after
this offering.......................     31,827,098 shares

Use of proceeds.....................     To fund research and development and to
                                         provide working capital for general
                                         corporate purposes. See "Use of
                                         Proceeds."

Nasdaq National Market symbol.......     OSIP


     The number of shares of our common stock that will be outstanding after this offering is based on the number outstanding on September 27, 2000 and does not include 3,055,098 shares of common stock issuable upon exercise of outstanding options and warrants.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                                                               NINE MONTHS
                                                     YEARS ENDED SEPTEMBER 30,                               ENDED JUNE 30,
                               ----------------------------------------------------------------------   -------------------------
                                  1999           1998           1997           1996          1995          2000          1999
                               -----------   -------------   -----------   ------------   -----------   -----------   -----------
                                                                                                               (UNAUDITED)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Total revenues...............  $22,652,303   $  19,468,337   $14,777,323   $  9,718,437   $15,864,999   $22,232,929   $16,500,966
Operating expenses...........   36,897,589      30,842,929    26,417,398     21,820,949    23,612,802    32,727,556    23,464,625
Net loss.....................   (9,798,437)    (10,184,468)   (9,586,237)    (9,942,135)   (4,258,670)   (4,491,735)   (6,360,408)
Basic and diluted net loss
  per weighted average share
  of common stock
  outstanding................  $     (0.46)  $       (0.48)  $     (0.44)  $      (0.50)  $     (0.25)  $     (0.19)  $     (0.30)
Weighted average number of
  shares of common stock
  outstanding................   21,450,812      21,372,655    21,604,344     19,712,274    16,757,370    23,801,264    21,430,958

                                                                  AS OF JUNE 30, 2000
                                                              ---------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    ------------
                                                                      (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and investment securities............  $82,731,932    $368,699,346
Working capital.............................................   79,941,378     365,908,792
Total assets................................................   97,372,240     383,339,654
Long-term liabilities.......................................    2,575,436       2,575,436
Total stockholders' equity..................................   90,339,540     376,306,954

    The "as adjusted" column in the table above reflects the sale of 4,500,000 shares of common stock by us in this offering and the estimated net proceeds of approximately $286 million based on an assumed public offering price of $67.75 per share and after deducting the underwriting discount and commissions and estimated offering expenses we must pay.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties that we describe below and the other information in this prospectus before deciding whether to invest in shares of our common stock.

ALTHOUGH WE HAVE POTENTIAL PRODUCTS THAT APPEAR TO BE PROMISING AT EARLY STAGES OF DEVELOPMENT AND IN CLINICAL TRIALS, NONE OF OUR POTENTIAL PRODUCTS MAY REACH THE MARKET FOR A NUMBER OF REASONS.

     Our success depends on the discovery of new drugs which we can commercialize and take to market. None of our potential products, however, including OSI-774, may ever reach the market for a number of reasons. They may be found ineffective or cause harmful side-effects during pre-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that the products cannot be manufactured on a large scale basis, and therefore, they may not be economical to produce. Our products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties.

     We have a number of product candidates in very early stages of development, and we do not expect them to be commercially available for several years, if at all. All but two of our product candidates are in the pre-clinical development phase. The two candidates that are in clinical trials will still require significant research and development and regulatory approvals before we or our collaborative partner will be able to market them.

IF WE HAVE A SETBACK IN OUR OSI-774 PROGRAM, OUR STOCK PRICE WOULD ALMOST CERTAINLY DECLINE.

     We are currently in Phase II clinical trials for OSI-774. If the results of the trials are not satisfactory, we would need to conduct additional clinical trials or abandon our OSI-774 program. Since OSI-774 is our most advanced product candidate, a setback of this nature would almost certainly cause a decline in our stock price.

IF WE ARE UNABLE TO DEMONSTRATE ACCEPTABLE SAFETY AND EFFICACY OF OSI-774 DURING CLINICAL TRIALS, WE WILL NOT BE ABLE TO OBTAIN REGULATORY APPROVAL AND THUS WILL NOT BE ABLE TO COMMERCIALIZE AND GENERATE REVENUES FROM OSI-774.

     We must continue to demonstrate, through pre-clinical testing and clinical trials, that OSI-774 is safe and effective. The results from pre-clinical testing and early clinical trials may not be predictive of results obtained in subsequent clinical trials, and we cannot be sure that our clinical trials will demonstrate the safety and efficacy necessary to obtain regulatory approval for OSI-774. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. In addition, certain clinical trials are conducted with patients having the most advanced stages of disease. During the course of treatment, these patients often die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested. These events can cause our statistical analysis of clinical trial results to be incorrect.

     The completion of clinical trials of OSI-774 may be delayed by many factors. One such factor is the rate of enrollment of patients. We cannot control the rate at which patients present themselves for enrollment, and we cannot be sure that the rate of patient enrollment will be consistent with our expectations or be sufficient to enable clinical trials of our product candidates to be completed in a timely manner. Any significant delays in, or termination of, clinical trials of our product candidates may hinder our ability to obtain regulatory approval of OSI-774.

     We cannot be sure that regulatory authorities will permit us to undertake additional clinical trials for OSI-774. Any delays in obtaining or failure to obtain regulatory approval will hinder us from commercializing and generating revenues from OSI-774.

IF WE ARE UNABLE TO ENTER INTO AND MAINTAIN ARRANGEMENTS WITH THIRD PARTIES FOR THE CO-DEVELOPMENT AND COMMERCIALIZATION OF OUR POTENTIAL PRODUCTS, INCLUDING OSI-774, OUR ABILITY TO PROCEED WITH THE TIMELY AND PROFITABLE MANUFACTURING AND SALE OF OUR PRODUCT CANDIDATES MAY BE LIMITED.

     Our strategy is to develop our own drug candidates through the early stages of clinical development prior to entering into co-development and commercialization agreements with leading pharmaceutical companies in return for a greater share of the revenues derived from product sales. If we fail to enter into and maintain successful collaborative partnerships, we may not be able to obtain the resources needed to commercialize potential products in certain drug discovery efforts.

     Successful commercialization of our product candidates is dependent upon our ability to:


     - manufacture our products in commercial quantities at reasonable costs;


     - obtain reimbursement coverage for our products;

     - compete favorably against other products; and

     - market our products successfully.

     For our most advanced drug candidate, OSI-774, we intend to seek a co-development and marketing partnership with a major pharmaceutical company. We do not have, and do not currently plan to develop, our own marketing capability. The failure to build a co-development and marketing partnership on reasonable terms could delay our development of OSI-774 and would require us to expend greater financial resources because we would have to focus our efforts internally. As our internal costs increase, we may have difficulty recovering these costs.

IF OUR COMPETITORS SUCCEED IN DEVELOPING TECHNOLOGIES AND PRODUCTS THAT ARE MORE EFFECTIVE THAN OUR OWN, OUR TECHNOLOGIES AND PRODUCTS MAY BE RENDERED LESS COMPETITIVE. IN PARTICULAR, WE FACE SIGNIFICANT COMPETITION FROM OTHER BIOTECHNOLOGY AND PHARMACEUTICAL COMPANIES WHICH ARE CURRENTLY DEVELOPING DRUGS SIMILAR TO OSI-774 THAT COULD DECREASE OUR POTENTIAL SALES OF THE PRODUCT.

     We face significant competition from industry participants that are pursuing the same technologies as we are, and from organizations that are developing pharmaceutical products that are competitive with our potential products. Where we are developing products independently, many of the organizations competing with us have greater capital resources, larger research and development staffs and facilities, and more extensive experience in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development may result in our compounds, products or processes becoming obsolete before we recover any expenses incurred to develop them.


     We are aware of four companies, two of which have resources substantially greater than we do, which are currently developing drugs similar to OSI-774. AstraZeneca PLC is developing a small molecule with a close structural relationship to OSI-774, called Iressa(TM), that is currently in Phase III trials. Pfizer/Warner-Lambert has a compound, CI-1033, now in Phase I trials, which is structurally similar to Iressa and OSI-774. ImClone Systems Incorporated and Abgenix Inc. are developing a different kind of product, humanized antibodies, against the EGFR target. The ImClone product is currently in Phase III trials and the Abgenix product is in Phase I trials. AstraZeneca and ImClone may both enter the market ahead of us. If our competitors succeed in developing drugs similar to OSI-774 that are more effective than our own, or if they enter the market with their products before we do, our product may not gain widespread market acceptance.

IF GOVERNMENT AGENCIES DO NOT GRANT US OR OUR COLLABORATIVE PARTNERS REQUIRED APPROVALS FOR ANY OF OUR POTENTIAL PRODUCTS, THEN WE OR OUR COLLABORATIVE PARTNERS WILL NOT BE ABLE TO MANUFACTURE OR SELL OUR PRODUCTS.

     All of our newly discovered potential products must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes pre-clinical testing and clinical trials of each compound to establish its safety and efficacy, can take many years and requires the expenditure of substantial resources. Moreover, data obtained from pre-clinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The Food and Drug Administration, or FDA, and other regulatory agencies may delay or deny the approval of our proposed products. None of our products has yet received governmental approval and none may ever do so.

     Even if we obtain regulatory approval, a marketed product and its manufacturer are subject to continuing review, including post-marketing surveillance. We may be required to withdraw our product from the market if previously unknown problems are discovered. Violations of regulatory requirements at any stage may result in various unfavorable consequences to us, including the FDA's imposition of criminal penalties against the manufacturer and the holder of the new drug application.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION, AND WE EXPECT TO INCUR LOSSES OVER THE NEXT SEVERAL YEARS WHICH MAY CAUSE THE VALUE OF OUR COMMON STOCK TO DECREASE.

     We have had net operating losses since our inception in 1983. At June 30, 2000, our accumulated deficit was approximately $70.1 million. Our losses have resulted principally from costs incurred in research and development and from general and administrative costs associated with our operations. These costs have exceeded our revenues, which to date have been generated principally from collaborative research agreements.

     We expect to incur substantial additional operating expenses over the next several years as a result of increases in our expenses for the development of OSI-774 and our other research and development programs. These expenses include enhancements in our drug discovery technologies and increases in the resources we will devote to our internally funded proprietary projects, which are undertaken without collaborative partners. We do not expect to generate revenues from the sale of our potential products for a number of years and we expect to continue to incur operating losses during this period.

IF WE CANNOT PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR ABILITY TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS WILL BE SEVERELY LIMITED.

     We currently own 14 U.S. patents and 49 foreign patents as well as 43 patent families jointly owned with Pfizer, which include issued patents and patent applications. In addition, we currently have 18 pending applications for U.S. patents, three of which have been allowed, and 156 applications for foreign patents, one of which has been allowed. We intend to continue to aggressively seek patent protection for all of the product candidates that we have discovered or developed.

     Our success depends, in part, on our ability and our collaborative partners' ability to obtain patent protection for new product candidates, maintain trade secret protection, and operate without infringing the proprietary rights of third parties. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other similar protection, other companies could offer substantially identical products for sale without incurring the sizable discovery and development costs that we have incurred. Our ability to recover these expenditures and realize profits upon the sale of products could be diminished.

     The process of obtaining patents can be time consuming and expensive. Even if we spend the necessary time and money, a patent may not issue or it may insufficiently protect the technology it was intended to protect. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because U.S. patent applications are confidential until a patent issues, and publications in the scientific or patent literature lag behind actual discoveries.

     The degree of future protection for our proprietary rights will remain uncertain if our pending patent applications are not approved for any reason or if we are unable to develop additional proprietary technologies that are patentable. Furthermore, third parties may independently develop similar or alternative technologies, duplicate some or all of our technologies, design around our patented technologies and challenge issued patents.

IF WE CANNOT OBTAIN ADEQUATE FUNDING FOR OUR RESEARCH AND DEVELOPMENT EFFORTS, WE MAY HAVE TO LIMIT THE SCOPE OF OUR PROPRIETARY PRODUCT DEVELOPMENT OR ENTER INTO MORE RESTRICTIVE ARRANGEMENTS WITH COLLABORATIVE PARTNERS.

     Our future capital requirements will depend on many factors, including the size and complexity of our research and development programs, the progress of pre-clinical testing and early stage clinical trials, the time and costs involved in obtaining regulatory approvals for our product candidates, the costs of manufacturing arrangements and the costs of commercialization activities.

     We intend to raise funds through public or private sales of our securities, including equity securities, as well as from collaborative partners. We may not be able to obtain adequate funding from equity financings on reasonable or acceptable terms, if at all. Furthermore, any additional equity financings may dilute the value of the common stock held by our stockholders. If adequate funds are not available, we may be required to significantly curtail one or more of our research and development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish certain of our rights to a number of our technologies or product candidates.

IF OUR COLLABORATIVE PARTNERS GIVE OTHER PRODUCTS GREATER PRIORITY THAN OUR PRODUCTS, THEN OUR PRODUCTS MAY BE SUBJECT TO DELAYS IN RESEARCH AND DEVELOPMENT AND MANUFACTURE THAT MAY IMPEDE OUR ABILITY TO TAKE THEM TO MARKET BEFORE OUR COMPETITORS. THIS MAY RENDER OUR PRODUCTS OBSOLETE OR MAY RESULT IN LOWER THAN ANTICIPATED REVENUES FOR US.


     We rely on some of our collaborative partners to assist with research and development as well as the manufacture of our potential products in their FDA-approved manufacturing facilities. Our collaborative agreements allow our partners significant discretion in electing whether or not to pursue the activities that they have agreed to pursue for us. We cannot control the amount and timing of resources our collaborative partners devote to our programs or potential products. Our potential products may be in competition with other products for priority of access to our collaborative partners' research and development and manufacturing facilities. If our collaborative partners do not give significant priority to the research and development or manufacture of our potential products in an effective or timely manner, the clinical development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products to the market on a timely basis could be impaired. Furthermore, we may not be able to enter into any necessary third-party research and development or manufacturing arrangements on acceptable terms, if at all.


IF OUR COLLABORATIVE AGREEMENTS WITH TANABE SEIYAKU CO., LTD. FOR DIABETES RESEARCH AND ANADERM RESEARCH CORPORATION FOR COSMECEUTICALS RESEARCH ARE NOT RENEWED, OUR ABILITY TO PURSUE THE DRUG DISCOVERY EFFORTS THAT ARE THE SUBJECT OF THE AGREEMENTS MAY BE LIMITED.


     Because our collaborative programs with Tanabe and Anaderm have terms of four and three years, respectively, which is less than the period required for the discovery, clinical development and commercialization of most drugs, the continuation of our drug discovery and development programs in the areas of diabetes and cosmeceuticals is dependent on the periodic renewal of such collaborative arrangements. Our collaborative partners can terminate our collaborative research agreements under various circumstances, sometimes on short notice without cause. The termination or non-renewal of these collaborative relationships could delay our research and development efforts arising from these collaborations because we would have to focus our efforts internally in these areas and/or search for and engage new collaborative partners. Our internal costs would inevitably increase as a result, and we could have difficulty recovering these costs.

CONSOLIDATIONS AMONG COMPANIES WITH WHICH WE ARE ENGAGED IN PARTNERSHIPS OR ALLIANCES CAN RESULT IN THE DIMINUTION OR TERMINATION OF, OR DELAYS IN, ONE OR MORE OF OUR COLLABORATIVE PROGRAMS.


     In 1995, the pharmaceutical operations of three companies with which we had collaborative research agreements, Hoechst AG, Hoechst Roussel Pharmaceuticals, Inc. and Marion Merrell Dow Inc., were combined into one entity, currently known as Aventis Pharmaceuticals, Inc. This combination resulted in delays in our collaborative programs with each of the constituent companies and a reduction in the aggregate funding received by us. The merger between Pfizer and Warner-Lambert and other possible consolidations among large pharmaceutical companies with which we are engaged could produce similar results.


IF WE OR OUR COLLABORATIVE PARTNERS ARE REQUIRED TO OBTAIN LICENSES FROM THIRD PARTIES, OUR REVENUES AND ROYALTIES ON ANY COMMERCIALIZED PRODUCTS COULD BE REDUCED.

     The development of some of our products may require the use of technology developed by third parties. The extent to which efforts by other researchers have resulted or will result in patents and the extent to which we or our collaborative partners are forced to obtain licenses from others, if available, is currently unknown. If we or our collaborative partners must obtain licenses from third parties, fees must be paid for such licenses. These fees would reduce the revenues and royalties we may receive on commercialized products.

IF OTHER COMPANIES CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS, WE MAY BE SUBJECT TO COSTLY AND TIME-CONSUMING LITIGATION AND DELAYS IN PRODUCT INTRODUCTION.

     Our processes and potential products may conflict with patents which have been or may be granted to competitors, academic institutions or others. As the biotechnology industry expands and more patents are filed and issued, the risk increases that our product candidates may give rise to a declaration of interference by the Patent and Trademark Office, or to claims of patent infringement by other companies, institutions or individuals. These entities or persons could bring legal proceedings against us seeking substantial damages or seeking to enjoin us from testing, manufacturing or marketing our products. If any of these actions were successful, we may also be required to cease the infringing activity or obtain the requisite licenses or rights to use the technology which may not be available to us on acceptable terms, if at all. Any litigation, regardless of the outcome, could be extremely costly to us.

THE USE OF ANY OF OUR POTENTIAL PRODUCTS IN CLINICAL TRIALS AND THE SALE OF ANY APPROVED PRODUCTS MAY EXPOSE US TO LIABILITY CLAIMS RESULTING FROM THE USE OF PRODUCTS OR PRODUCT CANDIDATES.

     The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of drug discovery candidates and products. Using our drug candidates in clinical trials may expose us to product liability claims. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale. While we currently maintain product liability insurance that we believe is adequate, such insurance may not be available at reasonable rates, if at all, in the future. If we do not or cannot maintain adequate insurance coverage, we may incur significant liability if a product liability claim arises.


IF OTHER BIOTECHNOLOGY AND PHARMACEUTICAL COMPANIES ARE NOT WILLING TO PAY APPROPRIATE ROYALTIES FOR THE USE OF OUR PATENTED "GENE TRANSCRIPTION ESTATE," THEN WE MAY CHOOSE TO EXPEND SUBSTANTIAL AMOUNTS OF FUNDS AND RESOURCES IN ENFORCING THE PATENTS.


     We are seeking to license to other companies rights to use our patented "gene transcription estate" which consists of drug discovery assays that provide a way to identify novel product candidates that can control the activity of genes. We believe technology and practices covered by these patents are in widespread use in the pharmaceutical and biotechnology industries. To date, we have granted five licenses to use our gene transcription patent. If other pharmaceutical and biotechnology companies which we believe are using our patented technology are not willing to negotiate license arrangements with us on reasonable terms, we may have to choose between abandoning our licensing strategy or initiating legal proceedings against those companies. Legal action, particularly patent infringement litigation, is extremely costly. Consequently, our strategy to commercialize our gene transcription patent estate through licensing may not be successful.

A NEW ACCOUNTING POLICY MAY REQUIRE US TO CHANGE OUR REVENUE RECOGNITION POLICIES, THE RESULT OF WHICH WOULD REQUIRE US TO RECOGNIZE REVENUES OVER A LONGER PERIOD THAN WE HAVE IN THE PAST.

     We are in the process of assessing the financial impact of the Securities and Exchange Commission's staff accounting bulletin, SAB No. 101, as amended, "Revenue Recognition in Financial Statements". The staff accounting bulletin expresses the SEC staff's views on the timing of revenue recognition, including nonrefundable technology access fees received by biotechnology companies in connection with research collaborations with third parties. The SEC staff's position is that in certain circumstances upfront fees, even if nonrefundable, should be deferred and recognized ratably over the term of the related agreement.

     We are still studying the requirements of the staff accounting bulletin and reviewing the research agreements under which we received upfront, nonrefundable fees to determine if we would be required to recognize revenue for these fees over the period of the agreements rather than when the fees are received. If we determine that the staff accounting bulletin applies to some or all of these agreements, we would be required to recognize revenue over a longer period than we had in the past. The initial adoption of the staff accounting bulletin may result in the reversal of a portion of previously recorded revenue which would then be recorded over the remaining term(s) of the agreement(s). This would increase the reported loss in the quarter that we adopt the staff accounting bulletin. We intend to adopt the staff accounting bulletin, if applicable to our agreements, no later that the fourth quarter of our fiscal year ending September 30, 2001, as required under SAB No. 101, as amended. We will not retroactively restate prior period financial statements but rather report the effect, if any, of adopting the provisions of the SAB as a change in accounting principle as of October 1, 2000 as required.

IF THE MARKET PRICE OF OUR COMMON STOCK, SIMILAR TO OTHER BIOTECHNOLOGY COMPANIES, REMAINS HIGHLY VOLATILE, THEN YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAID WHEN DESIRED, IF AT ALL.

     When the stock prices of biotechnology companies fall, our stock price will most likely fall as well. The market price of the common stock of biotechnology and pharmaceutical companies and our common stock has been volatile and may remain volatile for the foreseeable future. If our stock price falls, you may not be able to resell your shares at or above the price you paid when desired, if at all.

     The following factors, among others, may also cause our stock price to decline:

     - fluctuations in operating results;

     - announcements of technological innovations or new therapeutic products by others;

     - negative or neutral clinical trial results;

     - developments concerning strategic alliance agreements;

     - government regulation;

     - developments in patent or other proprietary rights;

     - public concern as to the safety of our drugs;

     - future sales of substantial amounts of our common stock by existing stockholders; and

     - comments by securities analysts and general market conditions.

OUR CORPORATE GOVERNANCE DOCUMENTS, AND STATE LAW, PROVIDE CERTAIN ANTI-TAKEOVER MEASURES WHICH WILL DISCOURAGE CERTAIN TYPES OF TRANSACTIONS INVOLVING AN ACTUAL OR POTENTIAL CHANGE IN CONTROL OF THE COMPANY.

     Under our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to fix the rights and preferences, and issue shares of, preferred stock. Since January 1999, we have had a shareholders rights plan, which has recently been replaced with a new plan, commonly referred to as a "poison pill." Further, we are subject to
Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock for a period of three years from the date the stockholder becomes an interested stockholder.

BECAUSE THE TOTAL PRICE YOU WILL PAY FOR YOUR SHARES IN THIS OFFERING WILL BE MUCH GREATER THAN THE VALUE OF OUR ASSETS AFTER SUBTRACTING OUR LIABILITIES, THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK WILL BE DILUTED.

     If you purchase shares of our common stock in this offering, the price you will pay for the shares will be much greater than the book value per share of our outstanding common stock after the offering. In addition, the total amount of our capital will be less than it would have been had you and all of the existing stockholders and optionees paid the same amount per share of our common stock. Accordingly, you will suffer immediate and substantial dilution of your investment. In the past, we have issued options to buy our common stock at prices below the offering price. You will experience further dilution to the extent that additional shares of our common stock are issued upon the exercise of outstanding options. See "Dilution" for a detailed calculation of the dilution that will result from this offering.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus and the documents we have filed with the SEC that are included or incorporated by reference in this prospectus contain forward-looking statements that do not convey historical information, but relate to predicted or potential future events, such as statements of our plans, strategies and intentions, or our future performance or goals for our product development programs. These statements can often be identified by the use of forward-looking terminology such as "believe," "expect," "intend," "may," "will," "should," "would," "could," "plans," or "anticipate" or the negative of such terms or other similar terminology. These statements include, but are not limited to statements regarding: our proposed clinical development of our product candidates, including OSI-774; our plans regarding commercialization of our product candidates; use of proceeds from this offering; operating cash burn rates relating to us as a whole or our investment in OSI-774; sufficiency of our resources to fund our operating and capital requirements; plans regarding agreements with third parties including collaborators and manufacturing or supply partners; and plans with respect to our proposed new headquarters. The statements involve known and unknown risks and uncertainties and are based on various assumptions. Investors and prospective investors are cautioned that these statements are only projections. Any forward-looking statement is intended to speak only as of the date on which the statement is made.

     Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from these anticipated in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors." The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of accuracy, performance or achievements. Moreover, we do not assume responsibility for the accuracy and completeness of such statements. We caution readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS


     The net proceeds to be paid to us from the sale of the 4,500,000 shares of common stock offered by us in this prospectus are estimated to be $286 million, assuming a public offering price of $67.75 per share and after deducting the estimated underwriting discounts and commissions and our offering expenses. If the underwriters' over-allotment option is exercised in full, our net proceeds are estimated to be $329 million. We intend to use the net proceeds from this offering primarily to fund our research and development activities and for general corporate purposes, including working capital. Although we have not yet identified any specific uses for these proceeds, we currently anticipate using the proceeds for the following purposes:


     - our development of OSI-774;

     - our continued drug discovery and development programs in cancer, GPCR and diabetes; and

     - working capital and general corporate purposes.

     In addition, we may use a portion of the net proceeds from this offering to acquire or invest in businesses, product opportunities, technologies or services that are complementary to our business. At the present time, we have no specific plans or agreements with respect to any acquisition and we are not engaged in any negotiations regarding any acquisition.


     We have not yet determined with any certainty the manner in which we will allocate the net proceeds. Prior to using the proceeds for the purposes described above, we plan to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities. We will retain broad discretion as to the allocation of the net proceeds of this offering.



                                DIVIDEND POLICY



     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

                          PRICE RANGE OF COMMON STOCK


     Our common stock is traded in the over-the-counter market and is included for quotation on the Nasdaq National Market under the symbol "OSIP." The following is the range of high and low sales prices by quarter for our common stock from the first quarter of fiscal 1998 through September 27, 2000 as reported on the Nasdaq National Market:


                                                              PRICE RANGE OF
                                                               COMMON STOCK
                                                             ----------------
                                                              HIGH      LOW
Fiscal Year Ended September 30, 1998:                        ------    ------
  First Quarter............................................  $11.50    $ 5.88
  Second Quarter...........................................  $ 8.00    $ 5.88
  Third Quarter............................................  $ 7.88    $ 5.13
  Fourth Quarter...........................................  $ 6.75    $ 2.91

                                                              HIGH      LOW
Fiscal Year Ended September 30, 1999:                        ------    ------
  First Quarter............................................  $ 5.88    $ 2.25
  Second Quarter...........................................  $ 5.06    $ 2.69
  Third Quarter............................................  $ 7.13    $ 4.00
  Fourth Quarter...........................................  $ 7.00    $ 3.94

                                                              HIGH      LOW
Fiscal Year Ended September 30, 2000:                        ------    ------
  First Quarter............................................  $ 8.42    $ 4.06
  Second Quarter...........................................  $30.75    $ 7.00
  Third Quarter............................................  $29.00    $ 8.38
  Fourth Quarter (through September 27, 2000)..............  $73.94    $27.06

     As of September 27, 2000, there were approximately 487 holders of record of the common stock.

                                 CAPITALIZATION


     The following table shows, as of June 30, 2000, our actual capitalization, and our capitalization as adjusted to give effect to the sale of the 4,500,000 shares of common stock offered by us in this offering, based on an assumed public offering price of $67.75 per share and after deducting the underwriting discount and commissions and estimated offering expenses payable by us. The outstanding share information does not include 3,877,056 shares of common stock issuable upon exercise of options and warrants outstanding as of June 30, 2000.



                                                                  AS OF JUNE 30, 2000
                                                              ----------------------------
                                                                 ACTUAL       AS ADJUSTED
                                                              ------------    ------------
                                                                      (UNAUDITED)
Loans payable -- net of current portion.....................  $    188,975    $    188,975
                                                              ------------    ------------
Stockholders' equity:
  Preferred stock, $0.01 par value; 5,000,000 shares
     authorized; no shares issued or outstanding............            --              --
  Common stock, $0.01 par value; 50,000,000 shares
     authorized; 27,425,160 shares issued; 31,925,160 shares
     issued as adjusted.....................................       274,252         319,252
  Additional paid-in capital................................   167,360,725     453,283,139
  Accumulated deficit.......................................   (70,132,353)    (70,132,353)
  Accumulated other comprehensive loss......................      (730,382)       (730,382)
  Treasury stock, at cost; 939,641 shares...................    (6,432,702)     (6,432,702)
                                                              ------------    ------------
     Total stockholders' equity.............................    90,339,540     376,306,954
                                                              ------------    ------------
Total capitalization........................................  $ 90,528,515    $376,495,929
                                                              ============    ============

                                    DILUTION


     Our net tangible book value as of June 30, 2000 was $89.4 million, or $3.37 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which equals total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of June 30, 2000. Assuming the sale by us of 4,500,000 shares of common stock offered in this offering at an offering price of $67.75 per share after deducting the underwriting discount and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2000 would have been $375.3 million, or $12.11 per share of common stock. Assuming completion of this offering, there will be an immediate increase in the net tangible book value of $8.74 per share to our existing stockholders and an immediate and substantial dilution in the net tangible book value of $55.64 per share to new investors. The following table illustrates this per share dilution:


Offering price per share....................................              $67.75
  Net tangible book value per share as of June 30, 2000.....    $ 3.37
  Pro forma increase per share attributable to new
     investors..............................................      8.74
                                                                ------
Pro forma net tangible book value per share after the
  offering..................................................               12.11
                                                                          ------
Pro forma dilution per share to new investors...............              $55.64
                                                                          ======

     The table and calculations above assume no exercise of outstanding options and warrants. At June 30, 2000, there were 3,877,056 shares of common stock reserved for issuance upon exercise of outstanding options and warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected financial information set forth below for each of the years in the three-year period ended September 30, 1999 has been derived from our consolidated financial statements and accompanying notes audited by KPMG LLP, our independent auditors, which are included and incorporated by reference in our annual report on Form 10-K/A for the year ended September 30, 1999 and are included in this prospectus. The selected financial information set forth below as of September 30, 1997, 1996 and 1995 and for the years ended September 30, 1996 and 1995 has been derived from our consolidated financial statements and accompanying notes, which are included in our annual report on Form 10-K/A for the years ended September 30, 1997 and 1996, and are not included or incorporated by reference in this prospectus. The selected financial information set forth below for the nine months ended June 30, 2000 and 1999 and as of June 30, 2000 has been derived from our unaudited consolidated financial statements and accompanying notes included in our quarterly report on Form 10-Q for the period ended June 30, 2000 and are included and incorporated by reference in this prospectus. The financial information shown below should be read in conjunction with the consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.



                                                                                                        NINE MONTHS ENDED
                                                 YEARS ENDED SEPTEMBER 30,                                   JUNE 30,
                          -----------------------------------------------------------------------   --------------------------
                            1999(1)        1998(2)        1997(3)        1996(4)        1995(5)       2000(6)         1999
                          ------------   ------------   ------------   ------------   -----------   ------------   -----------
                                                                                                           (UNAUDITED)
CONSOLIDATED STATEMENT
OF OPERATIONS DATA:
  Revenues..............  $ 22,652,303   $ 19,468,337   $ 14,777,323   $  9,718,437   $15,864,999   $ 22,232,929   $16,500,966
                          ------------   ------------   ------------   ------------   -----------   ------------   -----------
  Expenses:
    Research and
      development.......    24,484,540     19,877,339     16,804,844     14,462,644    13,992,459     25,468,586    15,561,868
    Production and
      service costs.....     1,753,474        813,464        635,768        134,529     1,252,990        643,876     1,239,443
    Selling, general and
      administrative....     9,190,774      8,691,386      7,516,038      5,771,021     6,670,792      5,930,806     5,567,759
    Amortization of
      intangibles.......     1,468,801      1,460,740      1,460,748      1,452,755     1,696,561        684,288     1,095,555
                          ------------   ------------   ------------   ------------   -----------   ------------   -----------
  Loss from
    operations..........  $(14,245,286)  $(11,374,592)  $(11,640,075)  $(12,102,512)  $(7,747,803)  $(10,494,627)  $(6,963,659)
                          ------------   ------------   ------------   ------------   -----------   ------------   -----------
  Other income -- net...     1,155,834      1,190,124      2,053,838      2,160,377       768,744      2,257,048       603,251
  Gain on sale of:
    Anaderm common
      stock.............     3,291,015             --             --             --            --             --            --
    Research products
      business..........            --             --             --             --     2,720,389             --            --
    Diagnostics
      business..........            --             --             --             --            --      3,745,844            --
                          ------------   ------------   ------------   ------------   -----------   ------------   -----------
  Net loss..............  $ (9,798,437)  $(10,184,468)  $ (9,586,237)  $ (9,942,135)  $(4,258,670)  $ (4,491,735)  $(6,360,408)
                          ============   ============   ============   ============   ===========   ============   ===========
  Basic and diluted net
    loss per share......  $      (0.46)  $      (0.48)  $      (0.44)  $      (0.50)  $     (0.25)  $      (0.19)  $     (0.30)
                          ============   ============   ============   ============   ===========   ============   ===========
  Weighted average
    number of shares of
    common stock
    outstanding.........    21,450,812     21,372,655     21,604,344     19,712,274    16,757,370     23,801,264    21,430,958

                                                              AS OF SEPTEMBER 30,                           AS OF JUNE 30,
                                      -------------------------------------------------------------------   --------------
                                        1999(1)       1998(2)       1997(3)       1996(4)       1995(5)        2000(6)
                                      -----------   -----------   -----------   -----------   -----------   --------------
                                                                                                             (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and
  investment securities.............  $18,861,854   $24,418,281   $31,834,669   $47,542,745   $26,786,566    $82,731,932
Receivables.........................    5,193,902     2,410,794     1,871,212     2,843,014     1,798,808        401,755
Working capital.....................   14,562,336    22,268,346    29,612,616    47,181,407    26,127,781     79,941,378
Total assets........................   47,031,328    50,417,980    59,585,565    73,537,054    44,057,421     97,372,240
Long-term liabilities...............    3,084,644     2,009,509     1,727,281     1,421,916       532,042      2,575,436
Total stockholders' equity..........   33,364,946    43,059,246    52,944,868    68,286,959    40,549,636     90,339,540


------------

(1) The fiscal 1999 consolidated financial statements include the acquisition of Cadus Pharmaceutical Corporation's research business for $2.2 million in cash, including a $806,000 charge to operations for in-process R&D acquired; a gain of $3.3 million on the sale of the Company's Anaderm Research Corporation stock to Pfizer Inc.; and a $535,000 charge to operations for the estimated costs of closing the Company's facilities in North Carolina. (See notes 3(a), 5(b) and 15 to the accompanying consolidated financial statements).


(2) The fiscal 1998 consolidated financial statements include approximately $702,000 of license revenue received upon execution of a license agreement with Aurora Biosciences Corporation. (See note 2(a) to the accompanying consolidated financial statements).


(3) The fiscal 1997 consolidated financial statements include license fee revenues received upon execution of collaborative research and license agreements with Sankyo Company, Ltd. and Hoechst Marion Roussel, Inc. aggregating $1.3 million; and the repurchase of all 1.25 million shares of the Company's common stock held by Becton, Dickinson and Company for an aggregate price of $8.8 million. (See notes 5(e), 5(f) and 9(a) to the accompanying consolidated financial statements).



(4) The fiscal 1996 consolidated financial statements reflect approximately $30.3 million of net proceeds from a public offering of common stock; the acquisition of all of the outstanding capital stock of Aston Molecules Ltd. for stock and rights to shares of stock aggregating approximately $3.6 million, including other direct costs of the acquisition; and the acquisition of all of the outstanding shares of MYCOsearch, Inc. for cash, stock and warrants aggregating approximately $5.3 million.


(5) The fiscal 1995 consolidated financial statements include a $2.7 million gain on the sale of the Company's research products business to Calbiochem-Novabiochem International, Inc. for $6.0 million in cash; and approximately $5.0 million in proceeds from the sale of common stock to Novartis Pharma AG.


(6) The consolidated financial statements as of and for the nine months ended June 30, 2000, include a charge to operations of $700,000 representing the cost of a license to use and practice certain of Cadus' technology and patents; a $3.7 million gain resulting from the sale of the Company's diagnostics business, including the assets of our wholly-owned subsidiary, Oncogene Science Diagnostics, Inc. to The Bayer Corporation; net proceeds of approximately $53 million from a private placement of common stock; and revenue representing a $3.5 million technology access fee received upon the execution of a collaborative research and license agreement with Tanabe Seiyaku Co., Ltd. (See notes 2(e), 5(c), 9(f) and 16 to the accompanying consolidated financial statements).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus and incorporated by reference. The following discussion contains forward looking statements. Our actual results may differ significantly from those projected in the forward looking statements. Factors that might cause future results to differ materially from those projected in the forward looking statements include, but are not limited to, those discussed under "Risk Factors." See also "Special Note Regarding Forward Looking Statements."

OVERVIEW


     Since our inception in March 1983, we have devoted our resources to the development of our technology platform and research and drug discovery programs. To date, none of our proprietary or collaborative programs have resulted in a commercial product; and therefore, we have not received any revenues or royalties from the sale of products by us or by our collaborators. Furthermore, we do not expect to generate any such revenues for several years, if at all. We have incurred an accumulated deficit of approximately $70.1 million as of June 30, 2000 and expect to continue to incur operating losses for several years. We have funded our operations primarily through public and private placements of equity securities and payments under collaborative research agreements with major pharmaceutical companies.


     Historically, we have conducted most of our drug discovery programs through funded collaborations with major pharmaceutical companies. These arrangements have typically included milestone and royalty payments on the successful development and marketing of products discovered in the collaborations. Using this business model, we have been able to leverage the research, development and financial resources of our corporate partners to help build and sustain a large pipeline of product opportunities supplemented by those within our own proprietary programs. More recently, as we have generated the financial resources to invest more fully in our own programs, we have begun a transition away from a partner-funded alliance model in favor of OSI-owned and sponsored drug candidates. We intend to develop our own drug candidates through the early stages of clinical development prior to entering into co-development and commercialization agreements with leading pharmaceutical companies in return for a greater share of the revenues derived from product sales.


     The most advanced of our product candidates is OSI-774, which has been shown to be active and well-tolerated as a monotherapy in three ongoing open-label, Phase II clinical trials for the treatment of non-small cell lung, ovarian and head and neck cancers. We have an additional candidate in clinical trials and nine candidates in late stage pre-clinical development. The importance of this new class of drugs led to an antitrust finding by the U.S. Federal Trade Commission in June 2000 during its investigation of Pfizer Inc.'s merger with Warner-Lambert Company and the return of all rights to OSI-774 to us.


RESULTS OF OPERATIONS

     NINE MONTHS ENDED JUNE 30, 2000 AND 1999


     Revenues. Revenues for the nine months ended June 30, 2000 were approximately $22.2 million, representing an increase of $5.7 million or 35% compared to revenues of $16.5 million for the nine months ended June 30, 1999. Collaborative research and development agreements with Anaderm Research Corporation, Pfizer, Tanabe Seiyaku Co., Ltd., Sankyo Company, Ltd., Solvay Pharmaceuticals, B.V. and Aventis Pharmaceutical Inc. accounted for substantially all of our collaborative program revenues during these periods. Total collaborative program revenues of approximately $17.8 million for the nine months ended June 30, 2000 increased approximately $5.2 million or 42% compared to the nine months ended June 30, 1999. These increases were primarily due to increased funding for the Pfizer/Anaderm program for the discovery and development of cosmeceuticals. The balance of the increase resulted from a research agreement with Solvay, assumed by us on July 30, 1999 with the acquisition of certain assets from Cadus Pharmaceutical Corporation, and a collaborative research agreement with Tanabe initiated on October 1, 1999. Increases in collaborative program revenues for the nine-month period were partially offset by the termination of the diagnostics collaboration with The Bayer Corporation upon the sale of our diagnostics business to

Bayer in November 1999 and, to a lesser extent, the conclusion of our funded collaborative research agreement with Helicon Therapeutics, Inc. in June 1999.

     We recognized a technology access fee of $3.5 million in October 1999 from Tanabe in conjunction with the new collaborative research agreement as discussed in note 5(c) and 17 to the accompanying consolidated financial statements.


     Sales of products and services derived from pharmaceutical services of our UK subsidiary, OSI Pharmaceuticals, UK Ltd., or OSI-UK (formerly known as Aston Molecules Ltd.), and from diagnostics sales of our U.S. subsidiary, Oncogene Science Diagnostics, Inc., or OSDI, decreased approximately $452,000 or 49% for the nine months ended June 30, 2000 compared to the nine months ended June 30, 1999. The decrease was due to a shift in focus of pharmaceutical services from external sales to internal programs and to the sale of our diagnostics assets to Bayer in November 1999. During the last quarter of the current fiscal year, we are winding-down our external sales from pharmaceutical services in order to focus on internal programs.


     Other research revenues, representing primarily government grants and other research grants, decreased $562,000 or 69% for the nine months ended June 30, 2000 compared to the nine months ended June 30, 1999. The decrease was due to a reduction in the number of government grant applications submitted.

     License revenues decreased $2.0 million or 92% for the nine months ended June 30, 2000 compared to the nine months ended June 30, 1999. The decrease was primarily due to the receipt of a license fee of $2.0 million from BioChem Pharma, Inc. in March 1999. License revenues for the nine months ended June 30, 2000 represented a patent license fee of $100,000 paid by R.W. Johnson Research Institute and $75,000 of maintenance fees from two other licensees.

     Expenses. Operating expenses increased approximately $9.3 million or 39% for the nine months ended June 30, 2000, compared to the nine months ended June 30, 1999. Research and development expenses for the nine-month period increased approximately $9.9 million or 64% compared to the nine-month period ended June 30, 1999. Increases in research and development expenses were attributable to:
(i) our expanded collaboration with Anaderm for the discovery and development of novel compounds to treat pigmentation disorders, wrinkles and baldness; (ii) our payment of $700,000 in February 2000 to Cadus for the non-exclusive, royalty-free worldwide right and license to use and practice Cadus' technology and patents involving Cadus' G-protein coupled receptor, or GPCR, patent estate;
(iii) our initiation of the research agreement with Tanabe; and (iv) a one-time fee of $500,000 paid to Vanderbilt University in October 1999 in consideration of our entering into the research agreement with Tanabe. The increases were also related to the acquisition of certain assets from Cadus on July 30, 1999, which included the assumption of operations of Cadus' fully-equipped research facility in Tarrytown, New York and the retention of 47 employees. We have also increased our investment in our proprietary drug discovery programs, including our GPCR directed drug discovery programs which were included in the Cadus asset acquisition. We expect to continue to increase investment in our proprietary drug discovery programs, in particular our development of OSI-774, for which we received a royalty-free license to all rights for further development, as more fully described under "Liquidity and Capital Resources."

     Production and service costs decreased approximately $596,000 or 48% for the nine months ended June 30, 2000 compared to the nine months ended June 30, 1999. The decrease was primarily related to the sale of our diagnostics assets to Bayer in November 1999.

     Selling, general and administrative expenses increased by approximately $363,000 or 7% for the nine months ended June 30, 2000 compared to the nine months ended June 30, 1999. This increase was primarily related to the additional administration expenses associated with the acquired operations in Tarrytown, New York from the Cadus asset acquisition, the expansion of the chemistry facility at OSI-UK, and our current corporate development activities.

     Amortization of intangibles for the nine months ended June 30, 2000 decreased approximately $411,000 or 38% compared to the nine months ended June 30, 1999. The decrease was related to the inclusion of our diagnostic patent estate in the sale of the diagnostics business to Bayer, which eliminated the related amortization expense effective November 30, 1999.

     Other Income and Expense. Net investment income increased approximately $1.7 million or 255% for the nine months ended June 30, 2000 compared to the nine months ended June 30, 1999. This increase was largely due to investment of funds generated from the financing activities described more fully under "Liquidity and Capital Resources" below.

     FISCAL YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997


     Revenues. Total revenues of approximately $22.7 million in fiscal 1999 increased approximately $3.2 million or 16% compared to fiscal 1998, and total revenues of approximately $19.5 million in fiscal 1998 increased approximately $4.7 million or 32% compared to fiscal 1997. Collaborative program revenues increased approximately $2.0 million or 12% in fiscal 1999. Collaborative research and development agreements with Pfizer, Anaderm, Aventis, Sankyo, Solvay, Bayer, Fujirebio Inc. and Helicon accounted for substantially all of our collaborative program revenues. Increases in collaborative program revenues were primarily due to the expansion, as of April 23, 1999, of the Pfizer/Anaderm program for the discovery and development of cosmeceuticals, which are pharmacologically active compounds for use in certain cosmetic and quality-of-life indications. This agreement could result in up to $50 million in total payments to us over a 6-year period. A research agreement with Solvay, which was acquired on July 30, 1999 with the acquisition of certain assets from Cadus, also contributed to the increase in collaborative program revenues. Collaborative program revenues were partially offset by the conclusion in October 1998 of one of our funded collaborative programs with Aventis relating to the discovery and development of orally active drugs for the treatment of chronic anemia.


     Sales of products and services from our OSDI and OSI-UK subsidiaries, increased approximately $99,000 or 9% in fiscal 1999 compared to fiscal 1998. The increase was primarily due to the growth in sales of our diagnostic tests. Other research revenue, representing predominantly government grants and other research grants, decreased approximately $435,000 or 30% in fiscal 1999 compared to fiscal 1998. This decrease was related to a reduction in the number of government grants received because we narrowed our grant applications to our disease areas of focus in order to more fully leverage our resources.

     License revenue increased approximately $1.5 million or 202% in fiscal 1999 compared to fiscal 1998. This increase was primarily related to a $2.0 million fee resulting from a license agreement entered into in March 1999 with BioChem Pharma which replaced an earlier collaborative program focused on anti-viral drug discovery. Under the terms of the agreement, we are licensing to BioChem Pharma, Inc. rights to our joint technology in certain anti-viral targets. In addition to the licensing fee, we will receive milestones and royalties based upon BioChem Pharma's successful development of drugs arising from leads discovered in the program. During fiscal 1998, we recognized license revenue of approximately $752,000 from the signing of a license agreement with Aurora Biosciences, Inc. covering our gene transcription patent estate.

     The increase in total revenues of approximately $4.7 million in fiscal 1998 compared to fiscal 1997 was attributable to the commencement on October 1, 1997 of the funded phase of the collaborative research and license agreement among us, Anaderm and Pfizer, as well as an increased level of research in the collaborative program with Sankyo to discover and develop novel pharmaceutical products to treat influenza which commenced in February 1997. This increase in revenues was partially offset by a decrease in revenues related to our collaborative program with Aventis, formerly Hoechst Marion Roussel, Inc., to discover and develop small molecules that induce gene expression of the protein erythropoietin. The decrease was attributable to our receipt of a $1.0 million initiation fee from Aventis for the erythropoietin program in fiscal 1997 and reduced funding in connection with the extension of the first phase of this program in April 1998. The erythropoietin program did not achieve sufficient positive data to warrant further development. Consequently, this program was terminated in October 1998. The increase in revenue was also offset by the completion in fiscal 1997 of the funded discovery phase of our collaborative program with Wyeth-Ayerst Laboratories relating to the discovery and development of drugs for the treatment of diabetes and osteoporosis.

     Expenses. Research and development expenses increased by approximately $4.6 million or 23% in fiscal 1999 compared to fiscal 1998, and increased by approximately $3.1 million or 18% in fiscal 1998 compared to fiscal 1997. The increase in fiscal 1999 was related to the Cadus asset acquisition on July 30, 1999. With the acquisition, we assumed operations of Cadus' fully equipped research facility in Tarrytown, New York, and retained 47 employees who have since been employed in ongoing and expanding programs at both the Tarrytown site and at our headquarters in Uniondale, New York. In addition to the GPCR-directed drug discovery programs, we also acquired Cadus' directed library of 150,000 small-molecule compounds specifically designed for drug discovery in the GPCR area. We recorded a charge of $806,000 for in-process research and development acquired in connection with the Cadus asset acquisition which is included in research and development expenses in fiscal 1999. Also contributing to the increase in research and development expense is the continued expansion of our collaboration with Anaderm for the discovery and development of novel compounds to treat pigmentation disorders, wrinkles and baldness. We also expanded our medicinal chemistry facility at our OSI-UK subsidiary to accommodate the increased chemistry efforts required in the expanded Anaderm collaboration. These costs were somewhat offset by the conclusion in October 1998 of our funded collaborative program with Aventis relating to the discovery and development of orally active drugs for the treatment of chronic anemia.

     The increase in research and development expenses in fiscal 1998 was due to the expansion of our collaboration with Anaderm and the collaborative agreement with Sankyo for the discovery and development of novel pharmaceutical products to treat influenza. In addition, research and development expenses include the amortization of our compound library assets which increased by approximately $70,000 to $1.8 million in fiscal 1998 reflecting a full year of amortization of the Dow Chemical Company compound library license acquired in March 1997.

     Production and service costs increased approximately $940,000 and $180,000 in fiscal 1999 and 1998, respectively. The increases in fiscal 1999 and 1998 were related to increased investment by us in developing OSDI. On November 30, 1999, we sold our diagnostics business, including the assets of OSDI, to Bayer.

     Selling, general and administrative expenses increased approximately $499,000 or 6% in fiscal 1999 compared to fiscal 1998, and approximately $1.2 million or 16% in fiscal 1998 compared to fiscal 1997. The increases in fiscal 1999 compared to fiscal 1998 were primarily related to increased corporate development activity during the fiscal year and administration expenses associated with the acquired operations in Tarrytown from the Cadus asset acquisition. The increases in fiscal 1998 compared to fiscal 1997 were primarily related to the expenses associated with the expansion of our OSI-UK and OSDI subsidiaries.

     During fiscal 1999, we made the strategic decision to close down our facilities in North Carolina and consolidate our natural products operations into our Tarrytown facility in New York. The estimated cost of closing this facility of approximately $535,000 was accrued as of September 30, 1999, and was included in research and development expenses ($395,000) and selling, general and administrative expenses ($140,000) in fiscal 1999.

     Amortization of intangibles in fiscal 1999, 1998, and 1997 primarily represents amortization of patents that resulted from the acquisition of the cancer diagnostic business of Applied bioTechnology, Inc. in fiscal 1991 and goodwill from the acquisition of OSI-UK in fiscal 1996. The book value of patents related to the Applied bioTechnology acquisition were written-off with the transfer of these patents in the sale of the diagnostic business to Bayer on November 30, 1999.


     Other Income and Expense. Net investment income decreased approximately $177,000 or 12% in fiscal 1999 compared to fiscal 1998 and $625,000 or 30% in fiscal 1998 compared to fiscal 1997. This decrease in fiscal 1999 was a result of the decline in principal balance invested, offset by a gain of approximately $436,000 from the sale of 75,000 shares of Aurora Biosciences Corporation's common stock. Under the terms of a license agreement entered into in May 1998 with Aurora Biosciences, we received 75,000 shares of Aurora Biosciences' common stock and $300,000 in cash, for a non-exclusive license and certain sub-licensing rights. Also included in other income was the gain recognized on the sale of Anaderm common stock. Under the terms of the expanded Anaderm research agreement dated April 23, 1999, between us and Pfizer, all shareholders of Anaderm were given the right to require Pfizer to purchase their respective shares of Anaderm common stock based upon a predetermined formula in the agreement. On September 23, 1999, we exercised our right and sold to Pfizer all of our shares of common stock in Anaderm for approximately $3.6 million. The sale net of the carrying value of the investment resulted in a gain of approximately $3.3 million.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 2000, we had cash, cash equivalents and investment securities of approximately $82.7 million compared to $18.9 million at September 30, 1999. This increase resulted primarily from: (i) the closing of a private placement of 3,325,000 shares of common stock in February 2000, for net proceeds of approximately $53.0 million; (ii) the exercise of options and warrants (net of a subsequent purchase by us of shares issued upon the exercise of the warrants) for approximately 1.6 million shares of common stock by management and employees during the nine months ended June 30, 2000, for net proceeds to us of approximately $9.0 million; and (iii) the sale of our diagnostics business in November 1999, for cash proceeds of approximately $9.2 million.


     In June 2000, we received a license to develop and market OSI-774 from Pfizer. Prior to this acquisition, our strategic plan had been focused on increasing investment in our own drug development programs and seeking an opportunity to license rights to a drug candidate from another company for development by us. As a result of our obtaining the license to OSI-774, our preceding goal for in-licensing a clinical development candidate from another company has been superceded. We expect an operating cash burn of up to $12.0 million for fiscal year 2000. The cash burn will increase significantly during fiscal year 2001 as a result of OSI-774, to up to approximately $50 million. We believe that the projected funding from collaborative research and development programs and our existing cash resources will be sufficient to fund our operations and capital requirements for at least the next fiscal year.


     We expect to incur additional losses over at least the next several years as we increase our investment in OSI-774 and our other internal proprietary programs. To achieve profitability, we, alone or with others, must successfully develop and commercialize our technologies and products, conduct pre-clinical studies and clinical trials, obtain required regulatory approvals and obtain adequate assistance to successfully manufacture, introduce and market such technologies and products. The time required to reach profitability is highly uncertain.

     We have recently received a commitment from the State of New York to expand and refurbish a state-of-the-art discovery research and headquarters facility located in the Broad Hollow BioScience Park on the SUNY campus in Farmingdale, N.Y., which we will lease from the State. We expect to move our headquarters and Uniondale research operations to this new facility by the end of 2001. With this additional available space, we believe that our facilities will be adequate to meet current requirements.

ACCOUNTING PRONOUNCEMENTS

     On December 3, 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB No. 101. SAB No. 101 provides the SEC staff's views on the recognition of revenue including nonrefundable technology access fees received by biotechnology companies in connection with research collaborations with third parties. SAB No. 101 states that in certain circumstances the SEC staff believes that up-front fees, even if nonrefundable, should be deferred and recognized systematically over the term of the research arrangement. SAB No. 101, as amended by SAB No. 101B, requires registrants to adopt the accounting guidance contained therein by no later than the fourth fiscal quarter of the fiscal year beginning after December 15, 1999 (fiscal year ending September 30, 2001 for us). We are currently assessing the requirements of SAB No. 101, particularly as it relates to the technology access fee from Tanabe recognized in the first quarter of fiscal year 2000. We will not retroactively restate prior period financial statements but rather report the effect, if any, of adopting the provisions of the SAB as a change in accounting principle as of October 1, 2000 as required.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS 133, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, as amended by SFAS 137. In June 2000, SFAS 138 was issued which amended certain provisions of SFAS 133. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In accordance with SFAS 133, an entity is required to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gain and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. We do not believe that the implementation of SFAS 133, as amended, will have a material effect on our results of operations or financial position.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our cash flow and earnings are subject to fluctuations due to changes in interest rates in our investment portfolio of debt securities, to the fair value of equity instruments held, and, to an immaterial extent, to foreign currency exchange rates. We maintain an investment portfolio of various issuers, types and maturities. These securities are generally classified as available-for-sale and, consequently, are recorded on the balance sheet at fair value with unrealized gains or losses reported as a component of accumulated other comprehensive losses included in stockholders' equity. Our investments in certain biotechnology companies are carried on the equity method of accounting. Other-than-temporary losses are recorded against earnings in the same period the loss was deemed to have occurred. It is uncertain whether other-than-temporary losses will be material to our results of operations in the future. Other than foreign currency exchange rates, we do not currently hedge these exposures. We hedge some of our foreign currency exchange rates exposure through forward contracts as more fully described in note 11(d) to the consolidated financial statements included in this prospectus.

                                    BUSINESS

OVERVIEW

     We are a leading biopharmaceutical company focused on the discovery and development of gene-targeted, small molecule drugs, in the area of cancer, diabetes, respiratory diseases and cosmeceuticals. Independently and with our corporate partners, we have built a pipeline of discovery programs and drug candidates for 46 individual gene targets addressing major, unmet clinical needs and significant commercial opportunities. We have two candidates in clinical trials and nine projects with candidates in late stage pre-clinical development.

     OSI-774 (formerly CP-358,774) is an inhibitor of the epidermal growth factor receptor, or EGFR. The protein product of the EGFR gene is a receptor tyrosine kinase, or RTK, that is over-expressed in approximately 30% of all major cancers. We believe EGFR inhibitors represent an exciting new class of relatively safe and well tolerated anti-cancer agents that may have utility in treating a wide range of tumor types. OSI-774 is an oral, once-a-day small molecule drug designed to specifically block the activity of the EGFR protein. OSI-774 was originally being developed as part of our long-term partnership in cancer drug discovery with Pfizer Inc. The importance of this new class of drugs led to an antitrust finding by the U.S. Federal Trade Commission in June 2000 during its investigation of Pfizer's merger with Warner-Lambert Company and the return of all rights to OSI-774 to us.

OUR STRATEGY


     Our objective is to be the leading biopharmaceutical company focused on developing and commercializing gene-targeted, small molecule products to address major markets with unmet clinical needs. We intend to develop our own drug candidates through the early stages of clinical development prior to entering into co-development and commercialization agreements with leading pharmaceutical companies in return for a greater share of the revenues derived from product sales. The key elements of our strategy are:


     Develop and commercialize OSI-774. Our lead candidate, OSI-774, which is currently in open-label Phase II clinical trials, has demonstrated anti-cancer activity, as a monotherapy, in a number of tumor types including non-small cell lung, ovarian and head and neck cancers. We intend to advance the development of OSI-774 through a comprehensive clinical trial program. Our goal is to seek rapid regulatory approval of OSI-774, broaden its application to additional cancers, assess its utility in combination with existing chemotherapy agents and demonstrate a survival benefit for earlier stage cancer patients enabling its front-line use in major cancers.

     Further the development of existing small molecule candidates to maximize their economic value. We believe that our future growth will be driven by our proprietary drug discovery and development efforts. We intend to emphasize the independent development of selected proprietary candidates through clinical development. By advancing these candidates through the early stages of clinical development, we expect to maximize the commercial value of the resulting products to us. In certain instances, we may out-license early drug candidates that we choose not to develop independently to third parties, with the intent of providing near-term revenue growth while maximizing value from these assets.


     Leverage our advanced drug discovery technologies and capabilities to generate novel, clinical candidates. We have built and continue to advance our fully-integrated drug discovery platform. This platform includes every major aspect of small molecule drug discovery and development, from the identification of a validated drug discovery target to the emergence of a clinically proven drug candidate.


     Support our existing portfolio of partnered drug candidates. Our discovery alliances with pharmaceutical partners have historically provided our primary source of revenue through research funding and continue to represent a source of royalty-bearing product opportunities. We intend to continue to support these alliances.

OUR DEVELOPMENT PIPELINE

     The following table summarizes the status of our more advanced product candidates and identifies any related collaborator.


      DISEASE
    AREA/PRODUCT                      GENE TARGET                  STATUS(1)  COLLABORATOR
--------------------  -------------------------------------------  ---------  ------------
CANCER
  OSI-774             Epidermal growth factor receptor             Phase II    OSI-Owned
  CP-609,754          Farnesyl transferase                         Phase I     Pfizer
  CP-663,427          Farnesyl transferase                         IND Track   Pfizer
  CP-547,032          Vascular endothelial growth factor receptor  IND Track   Pfizer
  CP-673,451          Platelet-derived growth factor receptor      IND Track   Pfizer
RESPIRATORY/ASTHMA
  OSIC-113760         Adenosine A(1) receptor                      IND Track   OSI-Owned
  M810309             Interleukin-4, or IL-4, gene expression      IND Track   Aventis
CHOLESTEROL LOWERING
  HMR 1171/ AVE 9103  Low density lipoprotein receptor gene        IND Track   Aventis
                      expression
COSMECEUTICALS
  AD-01-728           Skin pigmentation                            IND Track   Anaderm
CONGESTIVE HEART
  FAILURE
  OSIC-0961370        Adenosine A(1) receptor                      IND Track   Solvay



(1) Denotes safety and efficacy tests as follows:



    "IND Track" candidates are those candidates in the final stages of pre-clinical development which focus on meeting formal FDA requirements for an investigational new drug, or IND, application. This phase typically takes nine months to one year to complete.



    "Phase I" -- Evaluation of safety in humans.



    "Phase II" -- Evaluation of safety, dosing and efficacy in humans.



     Our research and development activities are focused in the following areas, all of which represent major unmet healthcare or quality of life needs: cancer, respiratory, diabetes and cosmeceuticals.


CANCER

     Background

     Traditionally, development of anti-cancer drugs has resulted in products which generally kill all rapidly dividing cells. These products, called cytotoxic drugs, usually interfere directly and non-selectively with normal processes in the cell associated with DNA replication and cell division. Since these cell division processes occur routinely in healthy tissues, the cytotoxic drugs are severely limited in their utility by their serious side-effects including disruption of the blood, immune and gastrointestinal systems. These side-effects limit the anti-tumor value of these cytotoxic drugs because they can only be used in sub-optimal dosing regimens. Overall, cancer remains a major unmet healthcare concern with over 1.2 million Americans diagnosed with solid tumors every year.

     Since the early 1980's, substantial growth in the medical community's understanding of the biology and genetics of cancer at the molecular level has led to the discovery and early development of next generation anti-cancer drugs that specifically target the molecular abnormalities associated with human cancer. These include approaches that specifically target cancer-causing genes, or oncogenes, and processes required for tumor growth such as angiogenesis. Oncogenes are typically growth regulating genes that are either over-expressed or mutated in cancer cells in such a manner that they confer a significant growth advantage on cancer cells in the body and contribute to the uncontrolled growth that we associate with cancer. One of the most important of these oncogenes is EGFR. Epidermal growth factor is one of several natural proteins that promote normal cell proliferation in a tightly regulated manner by binding to its receptor, EGFR, and sending growth signals, via the receptor's tyrosine kinase enzyme activity, to the nucleus of the cell controlling growth. In many human cancers, EGFR is either over-expressed or mutated leading to abnormal signaling and the development of a cancerous mass.



     EGFR kinase is over-expressed in a wide range of human tumors, including non-small cell lung (40-80%), ovarian (30-80%) and head and neck (90%). More than 700,000 patients diagnosed with cancer each year in the United States have tumors that over-express EGFR. Thus, there is both an urgent medical need and a substantial potential market for an effective anti-EGFR agent. Progress in the field has established EGFR as a validated target for cancer intervention and small molecule tyrosine kinase inhibitors as promising drug candidates in this area. Antibody products are also under development which target the EGF binding region of the receptor and have demonstrated improved anti-cancer activity when used in conjunction with existing treatment and chemotherapy regimens. However, these agents are unlikely to inhibit mutated forms of EGFR, require delivery via intravenous infusion and are expensive to produce. In contrast to these agents, small molecule inhibitors of the tyrosine kinase activity, such as OSI-774, should be effective against either mutant or over-expressed forms of EGFR, are active as once-a-day oral therapies and are relatively easy and inexpensive to manufacture. In addition, OSI-774 has demonstrated anti-tumor activity when used clinically as a single agent.


   U.S. INCIDENCE OF EGFR OVER-EXPRESSION

                                                               PERCENT
                                             NEW CASES/    OVER-EXPRESSION
                TUMOR TYPE                      YEAR            EGFR
-------------------------------------------  ----------    ---------------
Lung                                          178,000             45%
Colorectal                                    131,000             17%
Breast                                        181,600             48%
Bladder                                        54,500          30-90%
Esophagus/Stomach                              35,000          30-70%
Head and Neck                                  30,600             90%
Ovarian                                        26,800          30-80%
Prostate                                      209,900             10%

     OSI-774

     Since 1986, we have focused, through our collaboration with Pfizer, on the discovery and development of novel classes of orally active, gene-targeted, small molecule anti-cancer drugs based on oncogenes and tumor suppressor genes and the fundamental mechanisms underlying tumor growth. The most prominent and advanced of these programs targets EGFR. OSI-774, our small molecule anti-cancer agent, is a potent, selective and orally active inhibitor of EGFR. OSI-774 has demonstrated anti-cancer activity in ongoing, open-label Phase II trials and is representative of an emerging new class of anti-cancer drugs directed against EGFR. OSI-774 was jointly discovered as part of our cancer discovery alliance with Pfizer. We gained full development and marketing rights to OSI-774 in order to allow Pfizer to meet certain requirements of the FTC arising from its review of Pfizer's merger with Warner Lambert.

     Clinical Data. Phase I and ongoing Phase II trials on OSI-774 have demonstrated the drug to be active as a single agent, safe and well-tolerated with manageable side-effects. The trials revealed a reversible rash and mild to moderate diarrhea as the principal side-effects. The incidence of both side-effects ranges between 40-70% in these trials, and is generally mild to moderate in severity. The dose limiting side-effect in the Phase I trials was diarrhea at 200 mg per day. However, on a 150 mg oral daily dosing regimen, this side-effect is generally mild and is treated effectively with Loperamide (over the counter Immodium(R)). Clinical investigators have generally considered the rash to be an acceptable side-effect in the context of anti-cancer therapy. A subset of patients in both Phase I and Phase II trials have received daily doses of OSI-774 for extended periods (from six months to over one year) and over 300 patients have now received the drug with well-managed side-effect profiles.


     Phase II enrollment has been completed for single agent, open-label salvage trials in 34 ovarian cancer patients, 56 non-small cell lung cancer patients, and 113 head and neck cancer patients. Patients in these trials have advanced or metastatic cancer and have generally failed standard treatment regimens. We believe these trials are encouraging because they demonstrate objective clinical responses as a single agent. The primary endpoint in these trials is response rate, with stable disease rate, time to progression and quality-of-life being monitored as secondary endpoints.


     In our Phase II clinical trial of OSI-774 for lung cancer, patients have tumors that are confirmed to be EGFR positive and have failed standard platinum-based chemotherapy. Patients receive a daily dose of 150 mg of OSI-774. Preliminary data emerging from this Phase II trial shows that four of the first 12 evaluable patients had objective partial responses while another four patients show some evidence of stable disease. A second 150 mg per day trial of OSI-774 in advanced head and neck cancer also reveals early indications of the anti-cancer activity of OSI-774. Three confirmed and two unconfirmed partial responses were seen in the first 24 evaluable patients and an additional nine patients showed evidence of stable disease. Objective responses were observed in earlier Phase I trials in patients with colorectal and renal cell cancer and in ovarian cancer patients in an ongoing Phase II trial.


OSI-774 CLINICAL TRIALS


 TRIAL         TRIAL DESIGN          NUMBER OF PATIENTS       STATUS      PURPOSE
--------  -----------------------  -----------------------  -----------  ----------
Phase I   Single agent,            40 healthy volunteers    Completed    Safety
          open-label, rising
          single dose
Phase I   Single agent,            42 cancer patients       Completed    Safety
          open-label, daily dose
Phase I   Single agent,            27 cancer patients       Completed    Safety
          open-label, weekly dose
Phase II  Single agent,            34 patients enrolled     In progress  Safety and
          open-label, daily dose   with advanced ovarian                 efficacy
                                   cancer
Phase II  Single agent,            56 patients enrolled     In progress  Safety and
          open-label, daily dose   with advanced non-small               efficacy
                                   cell lung cancer
Phase II  Single agent,            113 patients enrolled    In progress  Safety and
          open-label, daily dose   with advanced head and                efficacy
                                   neck cancer


     Other Cancer Programs

     In addition to OSI-774, our collaboration with Pfizer has identified two compounds, CP-609,754 and CP-663,427, as orally active inhibitors of an enzyme called farnesyl transferase. CP-609,754 advanced to Phase I clinical trials in the United States in December 1999 and CP-663,427 is in advanced pre-clinical development. These compounds target a number of important signaling proteins including the ras oncogene, an important target in many tumor types such as colon and bladder cancers. In addition, other compounds are in advanced pre-clinical development and are being developed as orally available, potent and selective inhibitors of key protein tyrosine kinase receptors involved in angiogenesis. Angiogenesis is the process of blood vessel growth and is induced by solid tumors which require nutrients that enable growth. We believe that the ability to safely and effectively inhibit this process represents one of the most exciting opportunities in cancer drug development. These drug candidates target the vascular endothelial growth factor receptor, VEGFR, and the platelet-derived growth factor receptor, PDGFR, respectively. An additional 12 targets are in active research and development in the OSI/Pfizer collaboration. Our proprietary cancer program includes drug discovery projects directed against another RTK, the insulin growth factor receptor-type 1, or IGF-1R. This is an important anti-apoptosis factor. Apoptosis, or programmed cell death, is a normal process controlling cell survival. There is a strong correlation between high IGF-1R level and an increased risk of developing cancer. Another important apoptosis target in our program is the PKB/AKT proto-oncogene which is a key gene in the regulation of cell survival.


RESPIRATORY

     In July 1999, we purchased certain assets from Cadus Pharmaceutical Corporation including a program focused on the adenosine receptor family. The improved understanding of the physiology, pharmacology and molecular biology of adenosine and adenosine receptors in recent years has provided a solid foundation for active research and development in this field. Currently, four adenosine receptor subtypes, A(1), A(2A), A(2B) and A(3), have been characterized and research and development efforts have led to high quality proprietary lead compounds for each. The adenosine A(1) receptor is targeted for the treatment of the bronchioconstriction associated with the acute phase of an asthma attack, while the adenosine A(2B) receptor is believed to mediate the inflammatory components produced by mast cells and associated with the longer term damage caused by the disease. There are more than 17 million asthma sufferers in the United States alone, approximately 25% of whom are children.

     We are currently developing several sub-type specific inhibitors of the adenosine receptor family. OSIC-113760, an adenosine A(1) receptor inhibitor will undergo evaluation, with the goal of identifying a drug candidate to treat the acute phase of an asthma attack. Adenosine A(2B) receptor targeted compounds will undergo evaluation with the goal of identifying drug candidates to treat the longer term damage associated with chronic asthma. In addition to these adenosine receptor antagonists, we have discovered an inhibitor of the IL-4 gene expression as part of our long term alliance with Aventis in gene transcription drug discovery. This gene mediates and sustains allergic asthmatic inflammatory responses.


     We have identified additional sub-type specific adenosine receptor inhibitors as a result of our asthma program. These include an adenosine A(2A) inhibitor for the treatment of Parkinson's disease, an adenosine A(3) inhibitor for the treatment of glaucoma and an adenosine A(1) receptor, CDS-096370, for the treatment of congestive heart failure. CDS-096370 has been licensed to Solvay Pharmaceuticals, B.V. for advanced pre-clinical and clinical development.


CHOLESTEROL LOWERING

     Another project in our Aventis alliance targeted cholesterol lowering. The cholesterol lowering market is dominated by a class of drugs commonly referred to as the statins, including Lipitor and Zocor, which target a key enzyme involved in the body's metabolism of fats and cholesterol and have total worldwide sales of over $12 billion per year. Three to five percent of patients on these drugs have an elevation of certain liver enzymes which indicates some low level of liver damage as a side effect. Our program with Aventis is designed to target a new class of compounds that would avoid these complications. Two compounds, HMR 1171 and AVE 9103, are in advanced pre-clinical development. These compounds enhance the expression of the low density lipoprotein receptor, or LDLr, the principal mechanism by which liver cells bind LDL-cholesterol, commonly referred to as bad cholesterol, for clearance by the body. In pre-clinical primate models, these candidates are effective in lowering LDL-cholesterol and in early pre-clinical safety studies are apparently well-tolerated.

DIABETES

     Diabetes is a chronic, progressively debilitating disease affecting more than 143 million people worldwide. According to the American Diabetes Association, diabetes is the sixth leading cause of death by disease in the United States and is estimated to afflict 16 million Americans with approximately 800,000 new cases diagnosed annually. Approximately 90-95% of the people affected have Type II diabetes which usually develops in adults over age 40 and is most common among adults over age 55. The prevalence of diabetes is likely to continue to grow as this age group continues to increase in number.


     Effective October 1, 1999, we entered into a fully-funded collaboration, including milestone and success payments and royalties, with Tanabe Seiyaku Co., Ltd. to discover and develop small molecule drugs for the treatment of Type II diabetes. We also received an upfront fee upon initiation of this program. This collaboration is built upon our comprehensive drug discovery alliance with Vanderbilt University Diabetes Center, with which we have collaborated since April 1998. This collaboration will focus on drugs designed to normalize elevated plasma glucose levels seen in Type II diabetes. This program is also focused on selected targets in diabetes, while allowing us to pursue other targets in diabetes not otherwise covered by the collaboration. In addition, we have begun discovery efforts of our own on certain targets in this area.


COSMECEUTICALS

     Every year consumers worldwide spend billions of dollars on cosmetic products and services that promise to provide a youthful, healthy or culturally desirable appearance. Some of these products are marketed on the basis of ostensible pharmaceutical effects, such as the reduction of skin wrinkles and pigmentation or the promotion of hair growth. We believe that most of these products are not optimally effective and may have undesirable side-effects.

     In 1996, we entered into a joint venture with Pfizer and New York University to form Anaderm Research Corporation, a company dedicated to the application of modern tools for the discovery and development of safe, effective, pharmacologically active agents for certain cosmetic and quality-of-life indications, such as skin pigmentation, hair loss and skin wrinkling. We are the sole drug discovery arm of Anaderm providing discovery biology, medicinal chemistry and pharmaceutical development resources. We have discovered a candidate, AD-01-728, which is currently under development as a mediator of skin pigmentation and is in advanced pre-clinical trials.

OUR DRUG DISCOVERY AND DEVELOPMENT PLATFORM

Background

     Our approach is focused on the discovery and development of small molecule pharmaceutical products which, typically, would be taken orally by a patient as a pill, capsule or suspension. Our drug discovery platform constitutes an integrated set of technologies and capabilities covering every major aspect of pre-clinical and early clinical development. The process begins with a lead seeking phase. In this phase, which generally takes one to two years, a combination of modern molecular biology, robotics and computational science is used to build assay or test systems in which large libraries of diverse small molecules and natural products are tested to see if any of these molecules possess activity against a drug target. Drug targets are usually genes or gene products that are shown to be relevant to various disease states. After this initial testing, active compounds are tested in a variety of secondary assays designed to determine their potency and selectivity, and to obtain early information on their toxicity and mechanism of action. Active compounds surviving this selection process are considered leads and progress into lead optimization.

     During lead optimization, medicinal chemists synthesize new molecules and combinatorial libraries which are structurally related to the lead compound. These are tested extensively in order to produce a drug candidate which has greatly improved drug-like qualities, is active and well-tolerated in animal models and can be patented as a novel pharmaceutical. Having identified a suitable drug candidate, the molecule is advanced toward clinical trials, the IND-track phase, in which toxicological, scale-up synthesis and clinical trial design issues are addressed. This phase usually takes nine to 12 months.

     Upon entering clinical trials (usually with an investigational new drug approval from the FDA) a drug is first assessed for its safety, usually in healthy volunteers (except for life-threatening diseases such as cancer where patient volunteers are used). After these Phase I trials, drugs are tested in efficacy, or Phase II, trials to demonstrate activity in humans prior to extensive Phase III trials designed to collect the data necessary to support a new drug application filing with the FDA. The entire process typically takes over a decade and is subject to significant risk and attrition. Only approximately 1-in-16 drug discovery projects results in a successful product and approximately 7 million compounds are tested for every successful product. We have, therefore, adopted a research strategy that manages a portfolio of product opportunities and have integrated a platform of technologies designed to rapidly and cost-effectively enhance the overall process.

Our Technology Platform

     We have built a fully-integrated drug discovery platform in order to accelerate the process of identifying and optimizing high-quality, small molecule drug candidates. Our core discovery technologies and capabilities include: (i) yeast-based functional genomics systems for characterizing orphan GPCR drug discovery targets, (ii) gene transcription, signal transduction, protein kinases and other assay systems, (iii) automated high throughput screening, (iv) a library of over 350,000 small molecule compounds and over 125,000 natural product extracts, (v) medicinal and automated combinatorial chemistry, (vi) in vivo pharmacology, pharmacokinetics and pharmaceutical development capabilities and (vii) a core clinical project management and regulatory affairs unit.

     Functional Genomics

     GPCRs constitute one of the largest families of targets for drug discovery in the pharmaceutical industry, with approximately 40% of currently marketed pharmaceutical products functioning as modulators of GPCR activity. The physiological roles played by many of these receptors remain unknown (the so-called "orphan" receptors). This is primarily due to a lack of identified activators and inhibitors. We have established a powerful methodology by which this class of orphan receptors may be converted into targets for therapeutic intervention. This scientific platform generally relies upon strains of the yeast, Saccharomyces cerevisiae, which have been genetically manipulated to allow the detection of the functional coupling of mammalian GPCRs with modified G-protein subunits. This provides a means by which both activators and inhibitors can be detected via high throughput screening.


     Our bioinformatics group has assembled comprehensive libraries of GPCR, G-protein subunit and biological activator or inhibitor gene sequences. These libraries are regularly updated and are analyzed by a number of different types of searches of both protein and nucleotide databases. Proprietary software integrates and filters the output from these various searches. The combination of automated searches, comprehensive libraries and logical filters creates a discovery system that eliminates false negatives, minimizes false positives and identifies novel sequences. Finally, the software automatically creates reports that allow scientists to view the filtered results graphically, perform final analyses and proceed to screens for activation of the identified orphan GPCRs.



     Activation of the orphan GPCRs can be detected by using receptor-expressing cells exposed to small molecule libraries, natural product libraries or biological extracts. If one of the compounds in these libraries or extracts acts as an activator of the orphan GPCR resulting in a receptor gene signal, active compounds or peptides are then verified with respect to receptor selectivity and potency in yeast and mammalian cells. Once the activator is identified, profiling of the G-protein coupling capabilities of the orphan GPCR is undertaken along with animal studies to determine the physiological role of the orphan GPCR.


     Assay Biology

     We specialize in the development of a variety of drug screens that capitalize on recent advances in our understanding of the human genome and its correlation to disease. Various assay biology techniques are used to target selected and validated gene products for drug discovery. We pioneered the use of genetically engineered human cells to identify compounds that affect transcription of target genes. These assay systems, which employ reporter gene technology, can be utilized to discover drugs that affect the expression of proteins encoded by the target genes. This broadly enabling technology allows us to discover compounds that exert their effects on signal transduction proteins, transcription factors and other sites. Over the last several years we have broadened our assay expertise extensively. Currently, we are able to conduct screens on a wide variety of assay platforms, including enzyme, immuno and receptor assays. We believe that this breadth of expertise enables us to select the most appropriate assay with which to pursue drug discovery against a novel biological target.


     High Throughput Robotic Screening

     We have been at the forefront of high throughput screening since the 1980's. We developed software and automation that enables us to manage large compound libraries and prepare test substances for screening. We have developed proprietary hardware and software systems to automate the entire drug screening process, from the addition of the test substances to assay systems to the analysis of the data generated from the tests. We continue to develop the technology to accommodate a high degree of flexibility allowing us to conduct a wide variety of assay formats in screening. In our proprietary robotic screening facility, we can analyze up to 300,000 different test samples each week, depending on the complexity of the assays. Our robotic systems are not limited to any particular assay format and can be rapidly reconfigured to run a wide variety of assays.

     Diverse Compound Libraries


     Access to large libraries of diverse, small molecule compounds is a key asset in our drug discovery efforts. Leads discovered from these libraries become the proprietary starting materials from which drugs are optimized. We manage over 1.5 million compounds in our compound libraries facility from our own and several of our partners' compound libraries for high throughput screening. Our proprietary libraries include focused libraries of small molecule compounds derived from our high-speed combinatorial analoging, libraries of diverse, high quality small molecule compounds that we have acquired and our natural products library derived from our unique collection of over 70,000 fungal organisms. We have a library of 140,000 diverse, high quality small molecule compounds directed toward GPCR discovery as well as an exclusive worldwide license to a library of 140,000 compounds from the Dow Chemical Company for the purposes of discovery and development of small molecular weight pharmaceuticals and cosmeceuticals. We also continue to expand our libraries through our high speed combinatorial analoging activities.


     Chemistry and Lead Optimization


     The pharmaceutical properties of a lead compound must be optimized before clinical development of that compound begins. In 1996, we acquired OSI Pharmaceuticals, UK Ltd., or OSI-UK (formerly known as Aston Molecules Ltd.), a private British company with expertise in medicinal and combinatorial chemistry and pharmaceutical development, which are critical elements in the lead optimization and development process. With subsequent investments in combinatorial chemistry, an expansion of the OSI-UK facility and the addition of the Cadus chemistry team in Tarrytown, New York, this group has become a high quality medicinal chemistry team of combinatorial, computational and natural product chemists. The group has integrated various computational techniques for molecular modeling and diversity analysis into its lead optimization and development activities to further enhance the speed and quality of our drug discovery.


     Pre-Clinical and Clinical Development

     We have expertise in pharmacokinetics and pharmaceutical chemistry and the management and generation of good laboratory practices, accredited data required for regulatory dossier submissions to agencies such as the FDA. Thus, we are able to support the development of a drug candidate for clinical testing. We have invested significant resources in expanding this capability and in technological enhancements in this area. In addition, we are implementing approaches that allow us to generate information on the metabolic liability of lead compounds together with their physical and chemical properties. We are in the process of establishing this integrated platform of automated and semi-automated technologies in an effort to support decision making regarding the quality of lead candidates earlier in the drug discovery process.

     A core team of physicians and clinical project managers (through Nadler Pharma Associates LLC), product and pharmaceutics managers and regulatory affairs and clinical affairs specialists work to integrate externally contracted clinical development support activities with contract research, manufacturing and inventory control organizations.


OUR MAJOR COLLABORATIVE PROGRAMS


     We maintain collaborations with pharmaceutical companies to combine our drug discovery and development capabilities with the collaborators' development and marketing resources. Our agreements with Anaderm and Tanabe provide that our partners fund our collaborative research and development programs, which are jointly managed, and pay for clinical development, manufacturing, marketing and launch costs for any product developed. We will receive royalties on sales of any resulting products from these and other historical collaborations. Certain collaborative programs involve milestone payments by the partners. The collaborative partners usually retain manufacturing and marketing rights worldwide. Generally, each collaborative research agreement prohibits us from pursuing with any third party drug discovery research relating to the drug targets covered by research under the collaboration, but does not block research activity in the fields.


     Anaderm Research Corporation

     On April 23, 1996, we formed Anaderm with Pfizer for the discovery and development of novel compounds to treat conditions such as baldness, wrinkles and pigmentation disorders. In April 1999, we amended the research agreement with Pfizer and Anaderm to expand the collaborative program. The amended research agreement is for a term of three years. Pfizer may terminate the agreement early in its sole discretion after consultation with Anaderm and us to determine whether satisfactory progress has been made in the research program during the previous year. The agreement provides for funding by Pfizer of up to $35.0 million in total payments to Anaderm to fund our research and development activities during the three-year term and up to $15.0 million in phase-down funding following expiration of the three-year term or earlier termination by Pfizer. In the expanded program, we will continue to provide a full range of capabilities including assay biology, high throughput screening, compound libraries, combinatorial, medicinal, and natural product chemistry, as well as pharmaceutics, pharmacokinetics and molecular biology. Anaderm or Pfizer will pay royalties to us on the sales of products resulting from the collaboration.

     Tanabe Seiyaku Co., Ltd.


     Effective as of October 1, 1999, we entered into a collaborative research and license agreement with Tanabe focused on discovering and developing novel pharmaceutical products to treat diabetes. Under the agreement, we are responsible for identification of targets (subject to Tanabe's approval), assay development, screening of compounds from our library and Tanabe's library against identified targets, identification of seed compounds meeting certain criteria specified in the agreement, optimization of these seed compounds and identification of lead compounds meeting certain criteria specified in the agreement. Tanabe maintains responsibility for further development and marketing of a lead compound in exchange for milestone and royalty payments to us.



     If Tanabe determines to initiate further development of lead compounds identified by us, we will grant to Tanabe exclusive, worldwide licenses to, among other things, use, manufacture and sell all products containing these lead compounds directed to the identified targets in exchange for license fees and royalties on product sales. The duration of the licenses is coextensive with the lives of the patents related to the licensed compound or ten years from the first commercial sale, whichever is longer. If Tanabe determines not to initiate further development of a lead compound or if Tanabe discontinues development of candidate compounds, we will have the sole and exclusive right to develop, use, manufacture and sell all products resulting from the collaboration, and we will pay royalties to Tanabe.


     Generally, both Tanabe and we are prohibited during the term of the contract from pursuing independently or sponsoring, directly or indirectly, research and development of compounds and products in the diabetes area relating to the identified targets in the agreement. The agreement is for a term of four years, with the option to extend for an additional two-year period. Tanabe, however, has the right to terminate the agreement after two years under certain circumstances. On September 28, 1999, we received approximately $4.3 million from Tanabe, which represented advanced funding of the technology access fee of $3.5 million and research funding of $812,500 for the first quarter of fiscal year 2000. Tanabe has committed to provide research funding to us in an aggregate amount up to approximately $16.0 million.

     Vanderbilt University


     Effective as of April 28, 1998, we entered into a collaborative research, option and alliance agreement with Vanderbilt University to conduct a collaborative research program and seek a corporate partner to fund a technology collaboration for the discovery and development of drugs to treat diabetes. The agreement was for a term of one year, and was extended until we executed a third-party research collaboration agreement, which we entered into with Tanabe.



     Concurrently with the execution of the Tanabe agreement, we entered into an amended and restated collaborative research, license and alliance agreement with Vanderbilt and Tanabe with an effective date of August 31, 1999. The term of the research program conducted by Vanderbilt and us commenced on April 28, 1998 and will end upon termination of the contract period under the Tanabe agreement unless mutually extended by Vanderbilt and us. The OSI/Vanderbilt research program is comprised of both research directed toward the targets identified in the Tanabe agreement and research directed toward targets not identified in the agreement. We may offer to Tanabe any of the additional targets for inclusion in the OSI/Tanabe research program. As part of the OSI/Vanderbilt research program, Vanderbilt will assist us in fulfilling our obligations under the Tanabe/OSI research program by providing access to Vanderbilt's drug discovery resources, including laboratories and assays.


     We will provide funding to Vanderbilt to conduct the OSI/Vanderbilt research program. A portion of this funding will come from Tanabe's funding of the OSI/Tanabe research program. We will also pay to Vanderbilt a percentage of the revenues we receive from Tanabe and any other third party which is commercializing products resulting from the research program, based on the extent to which Vanderbilt technology and patents contributed to the product generating the revenue.

     Pfizer Inc.

     In April 1986, we entered into a collaborative research agreement and several other related agreements with Pfizer. During the first five years of the collaboration, we focused principally on understanding the molecular biology of oncogenes. In 1991, we renewed the collaboration for a second five-year term and expanded the resources and scope of the collaboration to focus on the discovery and development of cancer therapeutic products based on mechanisms-of-action that target oncogenes and anti-oncogenes and fundamental mechanisms underlying tumor growth. In April 1996, we renewed our collaboration for a new five-year term by entering into new collaborative research and license agreements. Pfizer was originally responsible for the clinical development, regulatory approval, manufacturing and marketing of any products derived from the collaborative research program. This changed with the divestiture of OSI-774 to us in June 2000. The funded phase of the collaborative research agreement will expire on April 1, 2001, and we expect that the agreement will not be renewed.


     Effective as of April 1, 1999, we entered into a development agreement with Pfizer for the development of certain compounds derived from the collaborative research agreement described above for the treatment of psoriasis. Under the development agreement, we will conduct a program which includes pre-clinical and clinical research and development, through and including Phase II clinical trials, for compounds to assess their safety and efficacy to be developed as therapeutic agents for the treatment of psoriasis and other related dermal pathologies. Pfizer has granted to us an exclusive, with the exception of Pfizer, license to make and use the compounds for all research and development purposes in the development program other than the sale or manufacture for sale of products or processes. At the end of the development program, Pfizer must notify us if it intends to continue development and commercialization of a compound within three months following receipt of the data package from the clinical studies. If Pfizer notifies us of this intention, it will have an exclusive, worldwide license, with the right to grant sublicenses, to make, use, sell, offer for sale and import products developed in the course of the development program subject to the reimbursement of clinical development costs. If Pfizer fails to notify us, we will receive an exclusive, worldwide, royalty-bearing license, including the right to grant sublicenses, to manufacture, use, sell, offer for sale and import products developed in the course of the development program. We are, however, under no obligation to accept this license. The duration of the licenses is coextensive with the lives of patents related to the licensed compounds.

     Aventis Pharmaceutical Inc.

     Pursuant to an amended collaborative research and license agreement effective April 1, 1997, we have been conducting research and development activities with Aventis, which have focused specifically on our expertise in live-cell assay technology. Aventis is responsible for all lead development activities. We have identified several compounds, which Aventis is optimizing for further development. The most advanced of these compounds are in advanced pre-clinical development for atherosclerosis and asthma.


     We have granted to Aventis an exclusive, worldwide license, and rights to acquire additional licenses, with respect to, among other things, the use, manufacture and sale of products resulting from our lead seeking efforts against these individual drug targets. In exchange for the license, Aventis will pay royalties to us on sales of these products. The funded phase of the agreement terminated on September 30, 2000. The agreement states that the license expires on the later of March 31, 2002 or the last to expire of any obligations of Aventis to pay royalties.


     Sankyo Company, Ltd.


     Effective as of February 12, 1997, we entered into a collaborative research and license agreement with Sankyo to be conducted in partnership with MRC Collaborative Center, London, UK. The collaboration is focused on discovering and developing novel pharmaceutical products to treat influenza. We are responsible for conducting research including, without limitation, compound screening in exchange for research funding from Sankyo. Sankyo has the responsibility and the exclusive right to conduct pre-clinical and clinical development of all candidate compounds in exchange for milestone payments to us. The agreement is for a term of three years, with the option to extend for an additional one or two year period upon conditions and terms acceptable to each of us. The agreement is subject to early termination in the event of certain defaults by each of us. We renewed the collaboration for an additional two years in November 1999.


     Solvay Pharmaceuticals, B.V.

     With the acquisition of the assets of Cadus in July 1999, we assumed a collaborative research and license agreement effective as of November 1, 1995, which Cadus had with Solvay. The collaboration is directed toward GPCR drug discovery in differing fields of use. Our fields of use include cancer, asthma and inflammatory diseases. Solvay's fields of use include cardiovascular, central nervous system disorders and gastrointestinal diseases. In exchange for milestone and royalty payments, Solvay maintains sole responsibility for pre-clinical and clinical development as well as marketing and commercialization of any lead compound it discovers from its use of the screens developed as part of the collaboration. The term of the research program expires December 31, 2000, and we have elected not to continue collaboration with Solvay, but rather to focus our research in cancer in our proprietary programs.

CLINICAL TESTING

     We intend to rely on third-party clinical research organizations, or CROs, under the management and supervision of our OSI-774 development team, to conduct clinical studies and assist us in obtaining regulatory approvals for our product candidates. We have entered into an agreement with Theradex, a CRO with expertise in oncology, to monitor our ongoing Phase II clinical trials for OSI-774 in non-small cell lung, head and neck and ovarian cancers.

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

MANUFACTURING AND SUPPLY


     We intend to rely on contract manufacturers to supply our products for use in our pre-clinical and anticipated clinical trials. We also expect to rely on third parties to provide any necessary raw materials or intermediates for product manufacture.


     We have sufficient quantities of OSI-774 to conduct our current and anticipated clinical trials. OSI-774, a small molecule, is manufactured in a relatively simple, inexpensive three-step process with high yield. We are currently in discussion with potential manufacturers of OSI-774, however, no agreement has been reached. We expect to enter into manufacturing and supply agreements with at least two suppliers of bulk product and manufacturing intermediates in the near term. We have engaged McKesson Bioservices to undertake inventory control, packaging and distribution of OSI-774. If we are unable to establish or maintain relationships with third parties for manufacturing sufficient quantities of our product candidates, including OSI-774, that meet our planned time and cost parameters, the development of our product candidates and the timing of our clinical trials may be adversely affected.

OUR INTELLECTUAL PROPERTY

     Patents and other proprietary rights are vital to our business. Our policy is to protect our intellectual property rights in technology developed by our scientific staff through a variety of means, including applying for patents in the United States and other major industrialized countries. We also rely upon trade secrets and improvements, unpatented proprietary know-how and continuing technological innovations to develop and maintain our competitive position. In this regard, we seek restrictions in our agreements with third parties, including research institutions, with respect to the use and disclosure of our proprietary technology. We also enter into confidentiality agreements with our employees, consultants and scientific advisors.

     We currently own 14 U.S. patents and 49 foreign patents as well as 43 patent families jointly owned with Pfizer, which include issued patents and patent applications. In addition, we currently have 18 pending applications for U.S. patents, three of which have been allowed, and 156 applications for foreign patents, one of which has been allowed. Further, other institutions have granted us exclusive rights under their United States and foreign patents and patent applications.


     Included in the above patents are one issued U.S. patent and 32 issued foreign patents for OSI-774, which contain composition of matter, process of preparation and method of use claims and six U.S. and 131 foreign pending patents relating to OSI-774. We also have six applications for U.S. patents and six applications for foreign patents pending, which contain composition of matter and method of use claims for our receptor-subtype specific adenosine receptor antagonist compounds. We intend to aggressively seek patent protection for all lead compounds discovered or developed in our own programs.


     We have assembled a strong gene transcription patent position. We currently have six issued U.S. patents and two issued foreign patents in this expanding patent estate. These include U.S. Patent Nos. 5,863,733, 5,665,543 and 5,976,793 which cover the use of reporter genes in many cell-based transcription assays used for drug discovery. U.S. Patent No. 5,776,502 covers methods of modulating gene transcription in vivo using any low molecular weight compound. Also U.S. Patent Nos. 5,580,722 and 5,846,720 cover modulation of genes associated with cardiovascular disease. We have additional patent applications pending, three of which have been allowed in the United States, which should further enhance our patent position in the area of gene transcription. We believe that this technology is in widespread use throughout the pharmaceutical and biotechnology sectors. We are conducting a non-exclusive out-licensing program for this patent estate. Currently, we have licensed this technology to Aurora Biosciences Corporation, Pharmacia, the R.W. Johnson Pharmaceutical Research Institute, American Cyanamid Company, and Merck & Co., Inc. Under these agreements, we receive annual fees together with milestone and royalty payments with respect to small-molecule gene transcription modulators developed and marketed as pharmaceutical products or reciprocal license rights to other technology. We expect to execute similar additional license agreements with third parties that use this technology.

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

OUR COMPETITION

     The pharmaceutical and biotechnology industries are intensely competitive. We face, and will continue to face, intense competition from organizations such as large pharmaceutical companies, biotechnology companies and academic and research institutions. We face significant competition from industry participants who are pursuing the same or similar technologies as those which constitute our technology platform and from organizations that are pursuing pharmaceutical products or therapies that are competitive with our potential products. Most of the major pharmaceutical organizations competing with us have greater capital resources, larger research and development staffs and facilities, and greater experience in drug development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing. Our major competitors include fully-integrated pharmaceutical companies that conduct extensive drug discovery efforts and are developing novel small molecule pharmaceuticals, as well as numerous smaller companies.


     With respect to our small molecule drug discovery programs, other companies have potential drugs in clinical trials to treat disease areas for which we are seeking to discover and develop drug candidates. These competing drug candidates may be further advanced in clinical development than are any of our potential products in our small molecule programs and may result in effective, commercially successful products. In the cancer field, our lead drug candidate, OSI-774, is currently in Phase II trials. At least four competitors, Pfizer/ Warner Lambert, Astra-Zeneca PLC, ImClone Systems Incorporated and Abgenix, Inc., also have compounds in clinical testing for this target.



     In addition, CP-609,754 is being developed by Pfizer as a farnesyl transferase inhibitor and has recently entered Phase I clinical trials. This target is also the subject of active research and development at several other companies including Schering-Plough Corporation and Johnson & Johnson. Moreover, our efforts in the area of asthma have led to advanced pre-clinical development OSIC-113760, a promising adenosine A(1) receptor inhibitor. Schering-Plough Corporation and Johnson & Johnson each have similar drug candidates. Several other biotechnology and pharmaceutical companies are pursuing novel anti-cancer therapeutics.


     Companies with related research and development activities also present significant competition for us. For example, research efforts with respect to gene sequencing and mapping are identifying new and possibly superior target genes. In addition, alternative drug discovery strategies, such as rational drug design, may prove more effective than those pursued by us. Furthermore, competitors may have access to more diverse compounds for testing by virtue of larger compound libraries or through combinatorial chemistry skills or other means.


     Our technology platform consists of a variety of cell free and live-cell assay systems, gene transcription technologies, high throughput drug screening and medicinal, combinatorial and natural product chemistry. Pharmaceutical and biotechnology companies and others are active in all of these areas and employ live-cell assays, gene transcription and high throughput robotics in their drug discovery operations. Numerous other companies use one or more of these technologies.



     We believe that our ability to compete successfully will be based on, among other things, our ability to create and maintain scientifically advanced technology, attract and retain scientific personnel possessing a broad range of expertise, obtain patent protection or otherwise develop and protect proprietary products or processes, enter into co-development and marketing arrangements with our collaborative partners, conduct clinical trials, obtain required government approvals on a timely basis and commercialize our products.


GOVERNMENT REGULATION


     We and our collaborative partners are subject to, and any potential products discovered and developed by us must comply with, comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local entities regulate, among other things, the pre-clinical and clinical testing, safety, effectiveness, approval, manufacture, labeling, marketing, export, storage, record keeping, advertising and promotion of pharmaceutical and diagnostic products.

     The FDA Process

     The process required by the FDA before pharmaceutical products may be approved for marketing in the United States generally involves:

     - pre-clinical laboratory and animal tests;


     - submission to the FDA of an investigational new drug application, which must become effective before clinical trials may begin;


     - adequate and well controlled human clinical trials to establish the safety and efficacy of the drug for its intended indication;

     - submission to the FDA of a new drug application; and

     - FDA review of the new drug application or product license application in order to determine, among other things, whether the drug is safe and effective for its intended uses.

     Pre-clinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies, to assess the potential safety and efficacy of the product. Certain pre-clinical tests must comply with FDA regulations regarding current good manufacturing practices. The results of the pre-clinical tests are submitted to the FDA as part of an investigational new drug application and are reviewed by the FDA prior to the commencement of clinical trials.

     Clinical trials are conducted under protocols that detail matters such as the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the investigational new drug application. Protocol must be conducted in accordance with FDA regulations concerning good clinical practices to ensure the quality and integrity of clinical trial results and data. Failure to adhere to good clinical practices may result in FDA rejection of clinical trial results and data, and may delay ultimate FDA approval of the drug candidates.

     Clinical trials are typically conducted in three sequential phases, which may overlap. During Phase I, when the drug is initially given to human subjects, the product is tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. Phase II involves studies in a limited patient population to:

     - evaluate preliminarily the efficacy of the product for specific, targeted indications;

     - determine dosage tolerance and optimal dosage; and

     - identify possible adverse effects and safety risks.

     Pivotal or Phase III trials are undertaken in order to further evaluate clinical efficacy and to further test for safety within an expanded patient population. The FDA may suspend or terminate clinical trials at any point in this process if it concludes that clinical subjects are being exposed to an unacceptable health risk.

     FDA approval of our own and our collaborators' products, including the review of the manufacturing processes and facilities used to produce these products, will be required before they may be marketed in the United States. The process of obtaining approvals from the FDA can be costly, time consuming and may be affected by unanticipated delays.


     Among the conditions for new drug application approval is the requirement that the prospective manufacturer's procedures conform to good manufacturing practices, which must be followed at all times. In complying with this requirement, manufacturers, including a drug sponsor's third-party contract manufacturers, must continue to expend time, money and effort in the area of production and quality control to ensure compliance. Domestic manufacturing establishments are subject to periodic inspections by the FDA in order to assess, among other things, compliance with good manufacturing practices. To supply products for use in the United States, foreign manufacturing establishments must comply with good manufacturing practices and are subject to periodic inspection by the FDA or by regulatory authorities in certain countries under reciprocal agreements with the FDA.

     Both before and after approval is obtained, a product, its manufacturer and the holder of the new drug application for the product are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including after approval, may result in various adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market and the imposition of criminal penalties against the manufacturer and new drug application holder. In addition, later discovery of previously unknown problems may result in restrictions on the product, manufacturer or new drug application holder, including withdrawal of the product from the market. Furthermore, new government requirements may be established that could delay or prevent regulatory approval of our products under development.


     Other Regulatory Processes

     For marketing outside the United States, we and our collaborators and the drugs developed by us, if any, will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. In addition, before a new drug may be exported from the United States, it must be the subject of an approved new drug application or comply with FDA regulations pertaining to investigational new drug applications.

     In addition to regulations enforced by the FDA, we must also comply with regulations under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal, state and local regulations. Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages, which could exceed our resources.

OUR EMPLOYEES

     We believe that our success is largely dependent upon our ability to attract and retain qualified personnel in scientific and technical fields. As of September 27, 2000, we employed 217 persons worldwide (152 in the United States), of whom 167 were primarily involved in research and development activities, with the remainder engaged in executive and administrative capacities. Although we believe that we have been successful to date in attracting skilled and experienced scientific personnel, competition for personnel is intense and we cannot assure that we will continue to be able to attract and retain personnel of high scientific caliber. We consider our employee relations to be good.

OUR FACILITIES


     We lease three facilities, one located at 106 Charles Lindbergh Boulevard, Uniondale, New York, consisting of 30,000 square feet, one located at 777 Old Saw Mill Road, Tarrytown, New York, consisting of 45,000 square feet, and another located at 50 Charles Lindbergh Boulevard, Uniondale, New York, consisting of 4,500 square feet. The larger Uniondale facility houses our principal executive offices and drug discovery laboratory. The Tarrytown facility houses an additional laboratory, which was acquired in the Cadus asset acquisition on July 30, 1999. The smaller facility at 50 Charles Lindbergh Boulevard houses our finance and administrative offices. We have another subsidiary, OSI-UK, which leases a 25,000 square foot facility located at 10 Holt Court South, Aston Science Park, Birmingham, England.


     We have recently received a commitment from the State of New York to expand and refurbish a state-of-the-art discovery research and headquarters facility located in the Broad Hollow BioScience Park on the SUNY campus in Farmingdale, N.Y. which we will lease from the State. We expect to move our headquarters and Uniondale research operations to this new facility by the end of 2001. With this additional space, we believe that our facilities will be adequate to meet current requirements.

LEGAL PROCEEDINGS

     There are currently no material legal proceedings pending against us.

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

                          MANAGEMENT AND KEY EMPLOYEES

EXECUTIVE OFFICERS AND DIRECTORS


NAME                                        AGE                  POSITION(S)
----                                        ---                  -----------
Colin Goddard, Ph.D. .....................  41    Chairman of the Board of Directors and
                                                    Chief Executive Officer
Nicholas G. Bacopoulos, Ph.D. ............  51    President and Head of Research and
                                                      Development
Paul I. Nadler, M.D. .....................  51    Vice President, Medical Affairs
Arthur M. Bruskin, Ph.D. .................  44    Executive Vice President, Pharmaceutical
                                                      Operations
Eric W. Collington, Ph.D. ................  55    Vice President, Chemistry
Geoffrey Cooper, Ph.D. ...................  51    Vice President, Business Development
Robert L. Van Nostrand....................  43    Vice President and Chief Financial Officer
David R. Webb, Ph.D. .....................  55    Vice President, Discovery Research
John A. Slack, Ph.D. .....................  49    Vice President, Pre-Clinical Development
Christine Boisclair, BSc..................  39    Director, Regulatory Affairs
Charmaine Quarterman, Ph.D. ..............  45    Director, Pharmaceutical Development
Arlindo L. Castelhano, Ph.D. .............  48    Senior Director, Chemistry and GPCR Drug
                                                      Discovery
P. John Murray, Ph.D. ....................  46    Senior Director, Research and Development
                                                      Operations
Nils Bergenhem, Ph.D. ....................  41    Director, Diabetes Research
Edwin A. Gee, Ph.D. ......................  80    Chairman Emeritus of the Board and
                                                    Director
G. Morgan Browne..........................  65    Director
John H. French, II........................  68    Director
Daryl K. Granner, M.D. ...................  63    Director
Walter M. Lovenberg, Ph.D. ...............  66    Director
Viren Mehta...............................  50    Director
Sir Mark Richmond, Ph.D. .................  69    Director
John P. White.............................  53    Director


EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Colin Goddard, Ph.D., was appointed our Chairman of the Board in August 2000 and our Chief Executive Officer in October 1998. He served as our President from 1997 to 2000; Executive Vice President and Chief Operating Officer from 1996 to 1997; Vice President Research Operations from 1993 to 1996; Director, Drug Discovery from 1992 to 1993; and Program Manager, Drug Discovery from 1991 to 1992. Dr. Goddard joined us as a scientist in January 1989. In the early 1990's, Dr. Goddard was responsible for the development of our pioneering robotic high throughput screening operation and was instrumental in the development of our fully integrated drug discovery strategy. Before joining us, Dr. Goddard spent four years at the National Cancer Institute in Bethesda, Maryland conducting research on the src oncogene. Dr. Goddard trained as a cancer pharmacologist in Birmingham, U.K., receiving his Ph.D. from the University of Aston, Birmingham in 1985.

     Nicholas G. Bacopoulos, Ph.D., was appointed our President effective September 28, 2000. Prior to this, Dr. Bacopoulos served 17 years with Pfizer Inc., holding senior management positions in discovery research and pharmaceutical planning prior to taking the helm at Anaderm Research Corporation in 1996. Under Dr. Bacopoulos' leadership and in collaboration with us, Anaderm established an extensive network for developing potential cosmeceutical agents for quality-of-life indications such as skin pigmentation, hair loss, and anti-wrinkling. Dr. Bacopoulos served as Senior Director, Global Pharmaceutical Planning, heading technology assessment efforts, and as Senior Director, Corporate Strategic Planning at Pfizer Headquarters in

New York. Within Pfizer Central Research in Groton, Connecticut, Dr. Bacopoulos' previous positions included Executive Director, Biology and Group Director, Neuroscience, Cancer, Clinical Measurement Laboratory and Applied Biotechnology Group. During this time, Dr. Bacopoulos' team was an integral part of research and development programs for products including Pfizer's Zoloft(R), the anti-psychotic Zeldox(R), and was responsible for laying the foundation of an outstanding cancer discovery operation and emerging pipeline of cancer drugs at Pfizer. Dr. Bacopoulos received his Bachelor of Arts degree from Cornell College and his Ph.D. degree from the University of Iowa. He completed his postdoctoral training in pharmacology at Yale University School of Medicine and was a faculty member at Dartmouth Medical School.

     Paul I. Nadler, M.D., serves as our Vice President of Medical Affairs to lead the OSI-774 clinical development program and will assist in establishing working partnerships with an appropriate contract research organization. Dr. Nadler has over 23 years experience in clinical trials and has medical training in the areas of oncology, internal medicine and clinical immunology, with the last 18 years of this experience in the pharmaceutical industry. Dr. Nadler previously served as a medical advisor for our asthma program. Prior to founding Nadler Pharma Associates, LLC in 1998, Dr. Nadler served as Chief Medical Officer, Kern McNeill International from 1996 to 1998; Vice President, Medical and Regulatory Affairs with Protein Design Labs, Inc., from 1993 to 1996; Vice President, Sandoz Research Institute and Chairman of Sandoz Pharma Group from 1988 to 1993; Vice President, Medical Pharmaceuticals, Knoll Pharmaceuticals, BASF Group from 1986 to 1988; and Director of Clinical Immunology with Hoffmann La Roche, Inc from 1982 to 1986. He received his M.D. from Washington University School of Medicine, and he spent five years in the Immunology Branch of the National Cancer Institute in Bethesda, Maryland.

     Arthur M. Bruskin, Ph.D., was appointed our Executive Vice President, Pharmaceutical Operations in October 1999, having previously served as Executive Vice President, Drug Discovery from April 1998 to September 1999 and Senior Vice President, Drug Discovery from October 1996 to April 1998. Dr. Bruskin joined Applied bioTechnology, Inc., one of our wholly-owned subsidiaries, in July 1987 and became Director, Cancer Research following the acquisition of Applied bioTechnology, Inc. by us in 1991. Prior to that, Dr. Bruskin spent three years as a post doctoral fellow in the lab of Nobel Laureate Dr. Michael Bishop at the University of California, San Francisco, studying the molecular mechanisms of the activation of oncogenes. Dr. Bruskin obtained his Ph.D. in molecular biology at Indiana University, Bloomington, Indiana. Dr. Bruskin has served as Vice President of Anaderm Research Corp. since October 1996 and Vice President of Helicon Therapeutics, Inc. since July 1997.

     Eric W. Collington, Ph.D., was elected as a corporate officer in December 1998, prior to which he was appointed Vice President, Chemistry in September 1996 when we acquired OSI-UK, one of our wholly-owned subsidiaries. Prior to joining us, Dr. Collington was Research Director of OSI-UK from July 1996 to September 1996. Prior to that Dr. Collington held various positions with Glaxo Research and Development Ltd. from February 1983 to September 1995, including Head of Medicinal Chemistry and Deputy Head of CNS Diseases Research. He has been associated with a number of drugs that have reached the market place. Trained as an organic chemist, Dr. Collington received his Ph.D. from Keele University, England, followed by two years of post-doctoral work in the United States.

     Geoffrey Cooper, Ph.D., was appointed our Vice President, Business Development in June 1998. Prior to joining us, Dr. Cooper was Senior Licensing Officer at Tanabe Seiyaku Co., Ltd. from February 1996 to June 1998, Assistant Vice President, Worldwide Licensing at Wyeth-Ayerst Laboratories from January 1995 to January 1996, and Senior Director, Licensing at American Cyanamid Pharmaceuticals from October 1989 to January 1995. After graduating in pharmacy, Dr. Cooper received his Ph.D. in pharmaceutical chemistry from the University of Aston, Birmingham, U.K., in 1974 and conducted post-doctoral research in metabolic disease at University College, Cardiff, U.K. before commencing his career in the pharmaceutical industry.

     Robert L. Van Nostrand was appointed our Vice President and Chief Financial Officer in December 1996, having previously served as Vice President, Finance and Administration. Mr. Van Nostrand has served as our Treasurer since March 1992 and our Secretary since March 1995. Mr. Van Nostrand joined us as Controller and Chief Accounting Officer in September 1986. Prior to joining us, Mr. Van Nostrand was in a managerial position with the accounting firm of Touche Ross & Co. Mr. Van Nostrand holds a Bachelor of Science in

Accounting from Long Island University, New York, and he completed advanced management studies at the Wharton School, Philadelphia, Pennsylvania. He is a Certified Public Accountant.

     David R. Webb, Ph.D., was appointed our Vice President, Discovery Research in August 1999. Prior to joining us, Dr. Webb was Vice President of Research and Chief Scientific Officer of Cadus Pharmaceutical Corporation from 1995 to 1999. From 1989 to 1996, Dr. Webb was a Consulting Professor of Cancer Biology at Stanford University. From 1990 to 1995, Dr. Webb was a Distinguished Scientist and Director, Institute of Immunology and Biological Sciences, Syntex, Inc. and from 1987 to 1990, a Distinguished Scientist, Department of Molecular Immunology, Syntex, Inc. Dr. Webb is presently an adjunct professor of Microbiology and Immunology at New York Medical College. Dr. Webb has been a member of the Board of Directors of Axiom Biotechnologies, Inc. since 1998 and a member of its Scientific Advisory Board since 1999.

     John A. Slack, Ph.D., serves as our Vice President, Pre-Clinical Development. He was appointed as Managing Director of OSI-UK in 1993 and Vice President for Pre-Clinical Development in September 1996, from his previous position as Technical Director of OSI-UK. Prior to OSI-UK, Dr. Slack held lectureships in the Department of Pharmaceutical Sciences at Aston University and the Department of Therapeutics and Clinical Pharmacology at Birmingham University. Following an undergraduate degree in pharmacy and a Ph.D. in analytical chemistry, both at Aston University, Dr. Slack obtained postdoctoral experience at King's College, London in drug metabolism.

     Christine Boisclair, BSc., serves as our Director of Regulatory Affairs. Ms. Boisclair joined us as Director Regulatory Affairs in July 2000. Ms. Boisclair has over 17 years experience in US and International Regulatory Affairs with both drugs and biologics. Prior to joining us, Ms. Boisclair was Associate Director Regulatory Affairs at Genzyme Corporation. Her previous regulatory affairs positions have been at ImmuLogic Pharmaceuticals, Parexel International Corporation, Searle Pharmaceuticals and Glaxo Wellcome. Ms. Boisclair holds a BSc. degree in biochemistry from York University in the UK.

     Charmaine Quarterman, Ph.D., has served as Director of Pharmaceutical Development since September 1996. Dr. Quarterman worked for a number of years within the Cancer Campaign Laboratories at Aston University undertaking clinical and experimental pharmacokinetics and gaining extensive experience in the pharmaceutical development of a wide range of new chemical entities. Having moved to OSI-UK in 1990, she has, on behalf of a number of pharmaceutical companies, had direct involvement in new chemical entities development projects covering a range of therapeutic areas with particular responsibility for providing for the chemistry and pharmacy sections of regulatory dossiers. She has contributed to the successful development of a number of new chemical entities in a range of pharmaceutical presentations to allow their progression to clinical evaluation. Dr. Quarterman studied medical biochemistry at Birmingham University prior to completing a Ph.D. in pharmacokinetics within the Department of Therapeutics and Clinical Pharmacology.

     Arlindo L. Castelhano, Ph.D., has served as our Senior Director of Chemistry and GPCR Drug Discovery since August 1999. Prior to joining us, Dr. Castelhano was the Executive Director of Chemistry at Cadus Pharmaceutical Corporation from September 1995 to July 1999 where he focused on GPCR drug discovery targets. Dr. Castelhano was a scientist at Syntex Inc. from 1981 to 1995, serving as Principal Scientist from 1993 to 1995. From 1980 to 1981, Dr. Castelhano was a Research Associate at the National Research Council, Ottawa, Ontario. Dr. Castelhano is a co-inventor on 17 patent applications. Dr. Castelhano received his Bachelor of Science in chemistry and biochemistry from the University of Toronto and his Ph.D. in chemistry from McMaster University, Hamilton, Ontario.

     P. John Murray, Ph.D., was appointed Senior Director of Research and Development Operations in January 2000. Prior to his current position, Dr. Murray held the position of Director of Medicinal Chemistry from May 1999 to January 2000. Prior to joining us, Dr. Murray spent 13 years with Glaxo Wellcome, holding positions within Chemical Development and Medicinal Chemistry and culminating in Group Leader and Laboratory Head, Glaxo Wellcome Cambridge Chemistry Laboratory. Trained as an organic chemist, Dr. Murray studied for his Ph.D. at the Imperial College, University of London, followed by one year's postdoctoral work at the University of New Brunswick, Canada and two years at the Universite de Montreal.

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

     Nils Bergenhem, Ph.D., joined us as Director for Diabetes Research in May 2000. Prior to this, Dr. Bergenhem was employed by Novo Nordisk A/S in Copenhagen as manager of a discovery research department addressing metabolic dysregulation in type 2 diabetes. Prior to this, he was on the research faculty of the Department of Biological Chemistry, University of Michigan School of Medicine, where he also was associated with the Institute of Gerontology. Dr. Bergenhem holds a Ph.D. degree in protein biochemistry from Umeaa University, Sweden, and was trained in molecular biology and genetics as a postdoctoral fellow in the Department of Human Genetics, University of Michigan School of Medicine.

DIRECTORS

     Edwin A. Gee, Ph.D., a director since 1985, served as President, Chairman of the Board and Chief Executive Officer of International Paper Company from 1978 until his retirement in April 1985. Prior to 1978, Dr. Gee was a Senior Vice President, member of the Executive Committee and director of E.I. du Pont de Nemours and Company. Dr. Gee serves as a member of the Board of Directors of Biocryst Pharmaceuticals, Inc. Dr. Gee served as one of our executive officers holding the position of Chairman of the Board from April 1987 until March 1990. From March 1990 to December 1997, Dr. Gee was Chairman of the Board, but no longer served as one of our officers. As of December 1997, Dr. Gee was elected Chairman, Emeritus of the Board.

     G. Morgan Browne has been Administrative Director of Cold Spring Harbor Laboratory since June 1985. Prior to 1985, Mr. Browne provided management services to a series of scientifically based companies. He is presently a director of Harris & Harris Group, Inc. Mr. Browne currently serves as a trustee of our 401(K) Savings and Investment Plan. Mr. Browne became a director in March 1993.

     John H. French, II, has been Vice Chairman of Southern Pacific Petroleum N.L. (U.S.) for the past seven years and Vice Chairman of Company of the Far Countries since 1998. Mr. French currently serves as a trustee of our 401(K) Savings and Investment Plan. Mr. French became a director in July 1988.

     Daryl K. Granner, M.D., is a professor of molecular physiology and biophysics and director of Vanderbilt Diabetes Center, Vanderbilt University. Dr. Granner served as Chairman of Molecular Physiology/ Biophysics and of Internal Medicine at Vanderbilt University from July 1984 to August 1998. From 1970 to 1984, he was a faculty member at the University of Iowa, where he directed the Division of Endocrinology and Diabetes and the Iowa Diabetes Center. He directs the Vanderbilt Diabetes Center and is an acknowledged authority in the mechanism of insulin action and the pathophysiology of diabetes mellitus. He has served on numerous national advisory panels. Dr. Granner has been a director since September 1996. Dr. Granner has served as a scientific consultant to us since 1992.

     Walter M. Lovenberg, Ph.D., was an Executive Vice President and member of the Board of Directors of Marion Merrell Dow Inc. from 1989 through 1993. Dr. Lovenberg served as President of the Marion Merrell Dow Research Institute from 1989 to 1993 and Vice President from 1986 through 1989. Dr. Lovenberg has received the Fulbright-Hayes Senior Scholar Award, the Public Health Service Superior Service Award and the Third International Award for Research on Adult Diseases. Dr. Lovenberg currently serves as a member of the Board of Directors of Xenometrix, Inc., Cytoclonal Pharmaceutics, Inc., and Inflazyme, Inc. He has served on the Scientific Advisory Board of Amylin Pharmaceuticals, Inc. from 1996 to 2000. Dr. Lovenberg presently serves as a director and had been Chief Executive Officer of Helicon Therapeutics, Inc. from July 1997 to December 1999. Dr. Lovenberg has served as a consultant to us since October 1993. Dr. Lovenberg became a director in March 1994.

     Viren Mehta has been a strategic and financial advisor to us since 1996. Dr. Mehta has been the managing member of Mehta Partners, LLC, a firm which provides investment, and strategic and financial advice to the pharmaceutical and biotechnology industries, since 1998. Prior to that, Dr. Mehta was a partner of Mehta and Isaly from July 1989 to December 1997. He was also a part of the strategic planning team of the international division of Merck & Co. Dr. Mehta became a director in November 1999.

     Sir Mark Richmond, Ph.D., currently holds a position as a senior fellow at University College, London. Prior to this, Sir Mark served as the Head of Research and Special Assignments, Research Directorate at

Glaxo Research & Development Ltd. from 1993 to 1996. Previously, from 1981 to 1990, he was the Vice Chancellor of the University of Manchester, and in 1990 was appointed Chairman of the Science and Engineering Research Council, the leading government funded agency supporting academic research in the United Kingdom. Sir Mark is a non-executive director of a number of biotechnology companies in the U.S. and Europe, including Genentech, Inc. and presently serves as the Chairman of Cancer Research Campaign Technology. He is also a consultant in the biotechnology and pharmaceutical industries. Sir Mark became a director in April 2000.

     John P. White is a partner of Cooper & Dunham LLP, a New York City law firm specializing in patent, trademark and related intellectual property matters, and has been associated with the firm since 1977. Mr. White is a member of numerous professional organizations, both legal and scientific, and has written and lectured extensively on the subject of legal protection for biotechnology. Mr. White has been a director since May 1985.

                                  UNDERWRITING


     The underwriters named below, acting through their representatives, Robertson Stephens, Inc., Lehman Brothers Inc., Prudential Securities Incorporated, Lazard Freres & Co. LLC and Adams, Harkness & Hill, Inc., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.


                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Robertson Stephens, Inc. ...................................
Lehman Brothers Inc. .......................................
Prudential Securities Incorporated..........................
Lazard Freres & Co. LLC.....................................
Adams, Harkness & Hill, Inc. ...............................
                                                              ---------
          Total.............................................  4,500,000
                                                              =========

     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a
concession of not in excess of $     per share, of which $          may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Over-Allotment Option

     We have granted to the underwriters an option, exercisable during the 30 day period after the date of this prospectus, to purchase up to 675,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the additional 675,000 shares of common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the 4,500,000 shares offered by this prospectus are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering. The following table summarizes the compensation to be paid to the underwriters by us:


                                                                         TOTAL
                                                                 ----------------------
                                                                  WITHOUT       WITH
                                                        PER        OVER-        OVER-
                                                       SHARE     ALLOTMENT    ALLOTMENT
                                                       ------    ---------    ---------
Underwriting discount and commissions................  $         $            $



     We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $615,000.


Indemnity

     The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

Lock-Up Agreements

     Each of our executive officers and directors has agreed, during the period of 90 days after the date of this prospectus, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, owned as of the date of this prospectus or thereafter acquired directly by the officer or director or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson Stephens, Inc. on behalf of the underwriters. However, Robertson Stephens, Inc. may, in its sole discretion and at any time or from time to time, release all or any portion of the securities subject to the lock-up agreements.

     In addition, we have agreed that during the lock-up period we will not, without the prior written consent of Robertson Stephens, Inc. on behalf of the underwriters, subject to specified exceptions, consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than the sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants and the issuance of options under our existing stock option and incentive plans, provided that those options do not vest prior to the expiration of the lock-up period.

Stabilization

     The representatives have advised us that, pursuant to Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

     In connection with this offering and before the commencement of offers or sales of the common stock, certain underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to the pricing of the offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential Advisor(SM), a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                 LEGAL MATTERS

     Saul, Ewing, Remick & Saul LLP, Philadelphia, Pennsylvania, will pass upon the validity of the shares of common stock offered in this prospectus by us. Cooper & Dunham LLP will pass upon certain intellectual property matters on our behalf. Testa, Hurwitz & Thibeault, LLP will pass upon certain legal matters on behalf of the underwriters.

                                    EXPERTS

     Our consolidated financial statements as of September 30, 1999 and 1998, and for each of the years in the three-year period ended September 30, 1999 included in our 1999 annual report on Form 10-K/A, have been included in and incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also included in and incorporated by reference in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC as required by the Securities Act. The registration statement contains additional information about us and our common stock. We also file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy the registration statement or any other document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

     The SEC also maintains a website that contains reports, proxy and information statements, and other information that we have filed electronically. The SEC's website is located at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus, or information that we later file with the SEC, modifies and replaces such information. We incorporate by reference the following documents we have filed with the SEC:

          - our annual report on Form 10-K for the fiscal year ended September 30, 1999, filed with the SEC on December 29, 1999 and amended on January 25, 2000 and May 23, 2000;

          - our current report on Form 8-K, filed with the SEC on December 15, 1999 and amended on May 23, 2000;

          - our current report on Form 8-K, filed with the SEC on March 1, 2000;

          - our current report on Form 8-K, filed with the SEC on June 20, 2000;

          - our current report on Form 8-K, filed with the SEC on September 27, 2000;

          - our quarterly report on Form 10-Q for the quarter ended December 31, 1999, filed with the SEC on February 14, 2000;

          - our quarterly report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000 and amended on June 19, 2000;

          - our quarterly report on Form 10-Q for the quarter ended June 30, 2000, filed with the SEC on August 14, 2000;

          - our proxy statement, dated February 7, 2000, for our 2000 annual meeting of stockholders, filed with the SEC on January 28, 2000; and

          - the description of our common stock, which is registered under
     Section 12 of the Exchange Act in our registration statement on Form 8-A, filed on November 21, 1986 (No. 0-15190) including any amendments or reports filed for the purpose of updating such description.

     All documents we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will become a part of this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert L. Van Nostrand, Vice President and Chief Financial Officer, OSI Pharmaceuticals, Inc., 106 Charles Lindbergh Boulevard, Uniondale, New York 11553, telephone (516) 222-0023. We will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.

                       CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS:

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheets -- September 30, 1999 and 1998
  (audited) and June 30, 2000 (unaudited)...................  F-3
Consolidated Statements of Operations -- Years ended
  September 30, 1999, 1998 and 1997 (audited) and the nine
  months ended June 30, 2000 and 1999 (unaudited)...........  F-4
Consolidated Statements of Stockholders' Equity -- Years
  ended September 30, 1999, 1998 and 1997 (audited) and the
  nine months ended June 30, 2000 (unaudited)...............  F-5
Consolidated Statements of Cash Flows -- Years ended
  September 30, 1999, 1998 and 1997 (audited) and the nine
  months ended June 30, 2000 and 1999 (unaudited)...........  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
OSI Pharmaceuticals, Inc.:

     We have audited the accompanying consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries (the "Company") as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OSI Pharmaceuticals, Inc. and subsidiaries at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Melville, New York
December 22, 1999

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     SEPTEMBER 30,
                                                              ----------------------------      JUNE 30,
                                                                  1999            1998            2000
                                                              ------------    ------------    ------------
                                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  8,863,887    $ 11,315,166    $ 66,412,771
  Investment securities.....................................     9,997,967      13,103,115      16,319,161
  Receivables, including amounts due from related parties of
    $363,580, $1,176,975 and $16,430 and trade receivables
    of $236,067, $258,905 and $127,308 at September 30, 1999
    and 1998, and June 30, 2000, respectively...............     1,033,917       1,720,737         223,370
  Receivable from sale of Anaderm common stock..............     3,645,136              --              --
  Interest receivable.......................................       171,340         283,908          58,107
  Grants receivable.........................................       343,509         406,149         120,278
  Prepaid expenses and other................................     1,088,318         788,496       1,264,955
                                                              ------------    ------------    ------------
         Total current assets...............................    25,144,074      27,617,571      84,398,642
                                                              ------------    ------------    ------------
Property, equipment and leasehold improvements -- net.......    10,915,589       7,996,555       9,058,749
Compound library assets -- net..............................     4,197,085       5,515,517       2,797,443
Other assets................................................       374,288       1,564,336         149,722
Intangible assets -- net....................................     6,400,292       7,724,001         967,684
                                                              ------------    ------------    ------------
                                                              $ 47,031,328    $ 50,417,980    $ 97,372,240
                                                              ============    ============    ============
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  5,229,672    $  4,232,540    $  3,411,078
  Unearned revenue -- current; including amounts received in advance from related parties of $524,636, $0 and
    $404,356 as of September 30, 1999 and 1998 and June 30,
    2000, respectively......................................     5,185,410       1,116,685         879,530
  Loans payable -- current..................................       166,656              --         166,656
                                                              ------------    ------------    ------------
         Total current liabilities..........................    10,581,738       5,349,225       4,457,264
                                                              ------------    ------------    ------------
Other liabilities:
  Unearned revenue -- long-term, all relating to related
    parties.................................................       404,762              --         351,191
  Loans payable -- long-term................................       277,791          49,326         188,975
  Deferred acquisition costs................................       711,037         670,916         350,648
  Accrued postretirement benefit cost.......................     1,691,054       1,289,267       1,684,622
                                                              ------------    ------------    ------------
         Total liabilities..................................    13,666,382       7,358,734       7,032,700
                                                              ------------    ------------    ------------
Stockholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares
    authorized; no shares issued at September 30, 1999 and
    1998, and June 30, 2000, respectively...................            --              --              --
  Common stock, $.01 par value; 50,000,000 shares
    authorized, 22,404,096, 22,288,583 and 27,425,160 shares
    issued at September 30, 1999 and 1998, and June 30,
    2000, respectively......................................       224,041         222,886         274,252
  Additional paid-in capital................................   105,173,158     104,963,082     167,360,725
  Accumulated deficit.......................................   (65,640,618)    (55,842,181)    (70,132,353)
  Accumulated other comprehensive (loss) income.............      (333,933)            325        (730,382)
                                                              ------------    ------------    ------------
                                                                39,422,648      49,344,112      96,772,242
Less: treasury stock, at cost; 865,386, 897,838 and 939,641
  shares at September 30, 1999 and 1998, and June 30, 2000,
  respectively..............................................    (6,057,702)     (6,284,866)     (6,432,702)
                                                              ------------    ------------    ------------
         Total stockholders' equity.........................    33,364,946      43,059,246      90,339,540
                                                              ------------    ------------    ------------
Commitments and contingencies...............................
                                                              $ 47,031,328    $ 50,417,980    $ 97,372,240
                                                              ============    ============    ============

          See accompanying notes to consolidated financial statements.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                          YEARS ENDED SEPTEMBER 30,              NINE MONTHS ENDED JUNE 30,
                                 --------------------------------------------    ---------------------------
                                     1999            1998            1997            2000           1999
                                 ------------    ------------    ------------    ------------    -----------
                                                                                         (UNAUDITED)
Revenues:
  Collaborative program
     revenues, principally from
     related parties...........  $ 18,166,693    $ 16,165,613    $ 12,200,801    $ 17,841,481    $12,600,139
  Technology access fee........            --              --              --       3,500,000             --
  Sales of products and
     services..................     1,220,317       1,121,449       1,167,604         463,989        915,608
  Other research revenue.......       994,277       1,428,853       1,408,918         252,459        814,203
  License revenue..............     2,271,016         752,422              --         175,000      2,171,016
                                 ------------    ------------    ------------    ------------    -----------
                                   22,652,303      19,468,337      14,777,323      22,232,929     16,500,966
                                 ------------    ------------    ------------    ------------    -----------
Expenses:
  Research and development.....    24,484,540      19,877,339      16,804,844      25,468,586     15,561,868
  Production and service
     costs.....................     1,753,474         813,464         635,768         643,876      1,239,443
  Selling, general and
     administrative............     9,190,774       8,691,386       7,516,038       5,930,806      5,567,759
  Amortization of
     intangibles...............     1,468,801       1,460,740       1,460,748         684,288      1,095,555
                                 ------------    ------------    ------------    ------------    -----------
                                   36,897,589      30,842,929      26,417,398      32,727,556     23,464,625
                                 ------------    ------------    ------------    ------------    -----------
       Loss from operations....   (14,245,286)    (11,374,592)    (11,640,075)    (10,494,627)    (6,963,659)
Other income (expense):
  Net investment income........     1,290,611       1,467,412       2,092,331       2,332,915        657,311
  Other expense-net............      (134,777)       (277,288)        (38,493)        (75,867)       (54,060)
  Gain on the sale of Anaderm
     common stock..............     3,291,015              --              --              --             --
  Gain on sale of diagnostic
     business..................            --              --              --       3,745,844             --
                                 ------------    ------------    ------------    ------------    -----------
Net loss.......................  $ (9,798,437)   $(10,184,468)   $ (9,586,237)   $ (4,491,735)   $(6,360,408)
                                 ============    ============    ============    ============    ===========
Weighted average number of
  shares of common stock
  outstanding..................    21,450,812      21,372,655      21,604,344      23,801,264     21,430,958
                                 ============    ============    ============    ============    ===========
Basic and diluted net loss per
  weighted average share of
  common stock outstanding.....  $      (0.46)   $      (0.48)   $      (0.44)   $      (0.19)   $     (0.30)
                                 ============    ============    ============    ============    ===========

          See accompanying notes to consolidated financial statements.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 (AUDITED) AND FOR THE NINE MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

                                                                                      ACCUMULATED
                                   COMMON STOCK         ADDITIONAL                       OTHER                          TOTAL
                               ---------------------     PAID-IN      ACCUMULATED    COMPREHENSIVE     TREASURY     STOCKHOLDERS'
                                 SHARES      AMOUNT      CAPITAL        DEFICIT      INCOME (LOSS)      STOCK          EQUITY
                               ----------   --------   ------------   ------------   -------------   ------------   -------------
BALANCE AT SEPTEMBER 30,
  1996.......................  22,175,214   $221,752   $104,347,231   $(36,071,476)    $(210,548)    $         --   $  68,286,959
Comprehensive income (loss):
  Net loss...................          --         --             --     (9,586,237)           --               --      (9,586,237)
  Unrealized holding gains on
    investment securities,
    net of reclassification
    adjustment...............          --         --             --             --       107,493               --         107,493
  Translation adjustment.....          --         --             --             --       (96,176)              --         (96,176)
                                                                                                                    -------------
Total comprehensive loss.....                                                                                          (9,574,920)
                                                                                                                    -------------
Options exercised............      74,618        746        407,503             --            --               --         408,249
Issuance of common stock for
  employee purchase plan.....      12,388        124         74,456             --            --               --          74,580
Purchase of treasury stock...          --         --             --             --            --       (8,750,000)     (8,750,000)
Issuance of treasury stock
  for Dow Compound library
  license....................          --         --         34,866             --            --        2,465,134       2,500,000
                               ----------   --------   ------------   ------------     ---------     ------------   -------------
BALANCE AT SEPTEMBER 30,
  1997.......................  22,262,220    222,622    104,864,056    (45,657,713)     (199,231)      (6,284,866)     52,944,868
Comprehensive income (loss):
  Net loss...................          --         --             --    (10,184,468)           --               --     (10,184,468)
  Unrealized holding gains on
    investment securities,
    net of reclassification
    adjustment...............          --         --             --             --       116,780               --         116,780
Translation adjustment.......          --         --             --             --        82,776               --          82,776
                                                                                                                    -------------
Total comprehensive loss.....                                                                                          (9,984,912)
                                                                                                                    -------------
Options exercised............       5,699         57         24,007             --            --               --          24,064
Issuance of common stock for
  employee purchase plan.....      20,664        207         75,019             --            --               --          75,226
                               ----------   --------   ------------   ------------     ---------     ------------   -------------
BALANCE AT SEPTEMBER 30,
  1998.......................  22,288,583    222,886    104,963,082    (55,842,181)          325       (6,284,866)     43,059,246
Comprehensive income (loss):
  Net loss...................          --         --             --     (9,798,437)           --               --      (9,798,437)
  Unrealized holding gains on
    investment securities,
    net of reclassification
    adjustment...............          --         --             --             --      (185,710)              --        (185,710)
  Translation adjustment.....          --         --             --             --      (148,548)              --        (148,548)
                                                                                                                    -------------
Total comprehensive loss.....                                                                                         (10,132,695)
                                                                                                                    -------------
Options exercised............      92,187        922        269,143             --            --               --         270,065
Issuance of common stock for
  employee purchase plan.....      23,326        233         68,097             --            --               --          68,330
Issuance of treasury stock
  for consulting services....          --         --       (127,164)            --            --          227,164         100,000
                               ----------   --------   ------------   ------------     ---------     ------------   -------------
BALANCE AT SEPTEMBER 30,
  1999.......................  22,404,096    224,041    105,173,158    (65,640,618)     (333,933)      (6,057,702)     33,364,946
Comprehensive income (loss):
  Net loss (unaudited).......          --         --             --     (4,491,735)           --               --      (4,491,735)
  Unrealized holding loss on
    investment securities,
    net of reclassification
    adjustment (unaudited)...          --         --             --             --       (67,710)              --         (67,710)
  Translation adjustment
    (unaudited)..............          --         --             --             --      (328,739)              --        (328,739)
                                                                                                                    -------------
Total comprehensive loss
  (unaudited)................                                                                                          (4,888,184)
                                                                                                                    -------------
Options exercised
  (unaudited)................   1,516,179     15,161      8,087,443             --            --               --       8,102,604
Warrants exercised
  (unaudited)................     173,055      1,731      1,297,736             --            --               --       1,299,467
Issuance of common stock for
  employee purchase plan
  (unaudited)................       6,830         69         43,027             --            --               --          43,096
Proceeds from issuance of
  common stock, net of
  $3,732,389 of expenses
  (unaudited)................   3,325,000     33,250     52,759,361             --            --               --      52,792,611
Purchase of treasury stock
  (unaudited)................          --         --             --             --            --         (375,000)       (375,000)
                               ----------   --------   ------------   ------------     ---------     ------------   -------------
BALANCE AT JUNE 30, 2000
  (unaudited)................  27,425,160   $274,252   $167,360,725   $(70,132,353)    $(730,382)    $ (6,432,702)  $  90,339,540
                               ==========   ========   ============   ============     =========     ============   =============

          See accompanying notes to consolidated financial statements.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED SEPTEMBER 30,           NINE MONTHS ENDED JUNE 30,
                                                           ----------------------------------------   ---------------------------
                                                              1999           1998          1997           2000           1999
                                                           -----------   ------------   -----------   ------------   ------------
                                                                                                              (UNAUDITED)
Cash flow from operating activities:
  Net loss...............................................  $(9,798,437)  $(10,184,468)  $(9,586,237)  $(4,491,735)   $(6,360,408)
  Adjustments to reconcile net loss to net cash provided
    by (used in) operating activities:
    Gain on sale of Anaderm common stock.................   (3,291,015)            --            --            --             --
    Gain on sale of diagnostic business..................           --             --            --    (3,745,844)            --
    (Gain) loss on sale of investments...................     (435,907)        45,847        36,523      (487,594)            --
    Loss on sale of equipment and leasehold
      improvements.......................................           --             --            --        60,547             --
    Depreciation and amortization........................    2,574,776      1,944,344     1,518,751     2,108,158      1,496,530
    In-process research and development charge on
      acquisition of Cadus' research business............      806,065             --            --            --             --
    Amortization of library assets.......................    1,761,809      1,811,583     1,101,509     1,399,642      1,201,616
    Amortization of intangibles assets...................    1,468,800      1,460,740     1,460,739       684,287      1,095,555
    Accretion of deferred acquisition costs..............       40,121         40,120        40,121        14,611         30,091
    Cashless exercise of stock options...................           --             --       126,600            --             --
    Common stock received for patent license fee.........           --       (402,422)           --            --             --
    Issuance of treasury stock for services rendered.....      100,000             --            --            --        227,164
    Changes in assets and liabilities, net of the effects
      of an acquisition and sale of a business:
      Receivables........................................      680,934       (505,065)      816,278     4,443,221       (592,129)
      Interest receivable................................      112,568        191,892         4,250       113,233        140,911
      Grants receivable..................................       62,640       (226,409)      151,274       223,231        171,299
      Prepaid expenses and other current assets..........       55,516         31,655      (196,324)     (206,553)      (117,191)
      Other assets.......................................      835,933         33,963       (69,489)      (39,814)       212,824
      Accounts payable and accrued expenses..............      764,348         52,501       493,401    (1,722,212)      (580,907)
      Unearned revenue...................................    4,247,075        383,308       487,339    (4,141,805)       295,297
      Accrued postretirement used in benefit cost........      401,787        344,767       301,000       224,999        210,000
                                                           -----------   ------------   -----------   -----------    -----------
Net cash provided by (used in) operating activities......      387,013     (4,977,644)   (3,314,265)   (5,563,628)    (2,569,348)
                                                           -----------   ------------   -----------   -----------    -----------
Cash flows from investing activities:
    Payments for acquisition of Cadus' research
      business...........................................   (2,216,682)            --            --            --             --
    Net proceeds from sale of diagnostic business........           --             --            --     8,636,104             --
    Purchases of investments.............................  (10,676,970)    (4,004,770)   (4,019,935)  (10,638,904)    (9,632,191)
    Proceeds from sale of equipment and leasehold
      improvements.......................................           --             --            --       375,000             --
    Maturities and sales of short-term investments.......   14,032,315     14,573,046    15,025,749     4,987,599     12,122,970
    Change in other assets...............................           --       (276,200)     (914,319)           --             --
    Additions to property, equipment and leasehold
      improvements.......................................   (4,519,678)    (2,188,613)   (2,775,925)   (1,564,241)    (1,180,244)
    Additions to compound library assets.................     (107,517)      (526,694)     (353,332)           --             --
                                                           -----------   ------------   -----------   -----------    -----------
Net cash provided by (used in) investing activities......   (3,488,532)     7,576,769     6,962,238     1,795,558      1,310,535
                                                           -----------   ------------   -----------   -----------    -----------
Cash flows from financing activities:
    Net proceeds from issuance of common stock...........           --             --            --    52,792,611             --
    Proceeds from exercise of stock options, employee
      purchase plan, and other...........................      338,395         99,290       356,230     9,070,167         87,531
    Proceeds from loan payable...........................      500,000             --            --            --        500,000
    Payments on loan payable, net........................     (102,741)      (102,659)       68,741       (86,808)       (61,528)
    Purchase of treasury stock...........................           --             --    (8,750,000)     (375,000)            --
                                                           -----------   ------------   -----------   -----------    -----------
Net cash provided by (used in) financing activities......      735,654         (3,369)   (8,325,029)   61,400,970        526,003
                                                           -----------   ------------   -----------   -----------    -----------
Net increase (decrease) in cash and cash equivalents.....   (2,365,865)     2,595,756    (4,677,056)   57,632,900       (732,810)
Effect of exchange rate changes on cash and cash
  equivalents............................................      (85,414)        82,776       (96,176)      (84,016)       (84,993)
Cash and cash equivalents at beginning of year...........   11,315,166      8,636,634    13,409,866     8,863,887     11,315,166
                                                           -----------   ------------   -----------   -----------    -----------
Cash and cash equivalents at end of year.................  $ 8,863,887   $ 11,315,166   $ 8,636,634   $66,412,771    $10,497,363
                                                           ===========   ============   ===========   ===========    ===========
Non-cash activities:
  Issuance of treasury stock for acquisition of Dow
    compound library license.............................  $        --   $         --   $ 2,500,000   $        --    $        --
                                                           ===========   ============   ===========   ===========    ===========
  Issuance of common stock in satisfaction of deferred
    acquisition costs....................................  $        --   $         --   $        --   $   375,000    $        --
                                                           ===========   ============   ===========   ===========    ===========

          See accompanying notes to consolidated financial statements.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The consolidated financial statements of the Company include the accounts of OSI Pharmaceuticals, Inc., known as Oncogene Science, Inc. prior to October 1, 1997, and its wholly-owned subsidiaries Applied bioTechnology, Inc., MYCOsearch, Inc., Oncogene Science Diagnostics, Inc. (OSDI) and OSI-UK, known as Aston Molecules Ltd. prior to March 22, 2000, (Aston). All intercompany balances and transactions have been eliminated. The Company operates in one segment and utilizes a platform of drug discovery technologies in order to discover and develop novel, small molecule compounds for the treatment of major human diseases. It conducts the full range of drug discovery activities, from target identification to development of drug candidates.

  (b) Revenue Recognition

     Collaborative program revenues represent funding arrangements for the conduct of research and development in the field of biotechnology and are recognized when earned in accordance with the terms of the contracts and the related development activities undertaken. Other research revenues are recognized pursuant to the terms of grants which provide reimbursement of certain expenses related to the Company's other research and development, or R&D, activities. Collaborative and other research revenues are accrued for expenses incurred in advance of the reimbursement and deferred for cash payments received in advance of expenditures. Such deferred revenues are recorded as revenue when earned (See note 5).

     License revenue includes patent license fees, maintenance fees and milestone payments. Patent license fees received upon the signing of an agreement are generally recognized upon the inception of the license term. Maintenance fees are recognized as revenue in the period stipulated in the license agreements. All related milestone and royalty payments are recognized as revenue when earned in accordance with the terms of the corresponding agreement.

     Revenue from the sale of diagnostic and research reagent products is recognized at time of shipment. Revenues from the performance of chemistry services provided by Aston are recognized when performed.

     See note 17 for a discussion of SEC Staff Accounting Bulletin No. 101 on revenue recognition.

  (c) Patents and Goodwill

     As a result of the Company's R&D programs, including programs funded pursuant to the R&D funding agreements (See note 5), the Company has applied for a number of patents in the United States and abroad. Such patent rights are of significant importance to the Company to protect products and processes developed. Costs incurred in connection with patent applications for the Company's R&D programs have been expensed as incurred.

     Patents and goodwill acquired in connection with the acquisition of Applied bioTechnology's cancer business in October 1991 have been capitalized and are being amortized on a straight-line basis over the remaining lives of the respective patents, and over five years for goodwill. The goodwill acquired in connection with the acquisition of Aston in September 1996 is being amortized on a straight-line basis over five years. The Company continually evaluates the recoverability of its intangible assets by assessing whether the unamortized value can be recovered through expected future results.

  (d) Deferred Acquisition Costs

     Deferred acquisition costs represent common stock purchase rights issued in connection with the Company's acquisition of Aston on September 19, 1996. The Company issued rights exercisable at the end of three and five years following the closing date (for an aggregate exercise price of $7,500) to obtain a number of shares of the Company's common stock having an aggregate value of $750,000 (based on the then current

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

market value). The present value of such rights, which are exercisable at the end of three and five years from the closing date, amounted to $711,037 and $670,916 as of September 30, 1999 and 1998, respectively.

  (e) Research and Development Costs

     R&D costs are charged to operations as incurred and include direct costs of research scientists and equipment and an allocation of laboratory facility and central service. In fiscal years 1999, 1998, and 1997, R&D activities include approximately $12,296,000, $5,772,000, and $5,052,000 of independent R&D, respectively. Included in R&D expenses in fiscal 1999 is $806,000 of in-process R&D acquired in connection with the acquisition of Cadus' research business (See note 3(a)). Independent R&D represents those R&D activities, including R&D activities funded by government research grants, substantially all the rights to which the Company will retain. The balance of R&D represents expenses under the collaborative agreements and co-ventures with Pfizer Inc., Anaderm Research Corporation, Tanabe Seiyaku Co., Ltd., Vanderbilt University, Sankyo Company, Ltd., Hoechst Marion Roussel, Inc., Solvay Pharmaceutical, B.V., Novartis Pharma AG, Helicon Therapeutics, Inc., Wyeth-Ayerst Laboratories, Sepracor, Inc., Bayer Corporation, Fujirebio, Inc., and BioChem Pharma, Inc.

  (f) Depreciation and Amortization

     Depreciation of equipment is provided over the estimated useful lives of the respective asset groups on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives or the remaining term of their lease.

     Amortization of the fungal cultures and compounds acquired in connection with the acquisition of MYCOsearch in fiscal 1996, the acquisition of Cadus Pharmaceutical Corporation's research business in fiscal 1999 (See note 3(a)), and amortization of The Dow Company compound library license (See note 3(b)) are on a straight-line basis over five years, which represents the estimated period over which the fungal cultures, compounds and license will be used in the Company's R&D efforts.

  (g) Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h) Investments

     Investment securities at September 30, 1999 and 1998 consist of U.S. Treasury obligations and corporate debt and equity securities. The Company classifies its investments as available-for-sale. These securities are recorded at their fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

     A decline in the market value of any available-for-sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

     As further discussed in notes 5(b) and 5(i), the Company received equity interests in two research and development companies in exchange for research services provided to these companies. The Company has recorded its investment in the two companies based on the cost of services rendered to such companies. The Company recognizes its share of the operating losses of these companies based on its percentage ownership interest under the equity method of accounting.

  (i) Net Loss Per Share

     Basic and diluted net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The diluted loss per share presented excludes the number of common share equivalents (stock options and warrants), since such inclusion in the computation would be anti-dilutive.

  (j) Cash and Cash Equivalents

     The Company includes as cash equivalents reverse repurchase agreements, treasury bills, and other time deposits with original maturities of three months or less. Such cash equivalents amounted to $2,582,281 and $9,227,339 as of September 30, 1999 and 1998, respectively.

  (k) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relative to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (l) Comprehensive Income (Loss)

     In October 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) 130, "Reporting Comprehensive Income". SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities (referred to as investment securities on the accompanying consolidated balance sheets) and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income (loss).

     A summary of unrealized holding gains on investment securities, net of reclassification adjustment is as follows:

                                                           1999        1998       1997
                                                         ---------   --------   --------
Unrealized holding gains arising during period.........  $ 250,197   $ 70,933   $ 70,970
Less: reclassification adjustment for (gains) and
  losses realized in net loss..........................   (435,907)    45,847     36,523
                                                         ---------   --------   --------
Unrealized holding gains on investment securities, net
  of reclassification adjustment.......................  $(185,710)  $116,780   $107,493
                                                         =========   ========   ========

     The components of accumulated other comprehensive losses were as follows:

                                                              SEPTEMBER 30,   JUNE 30,
                                                                  1999          2000
                                                              -------------   ---------
Cumulative foreign currency translation adjustment..........    $(167,303)    $(496,042)
Unrealized losses on available-for-sale securities..........     (166,630)     (234,340)
                                                                ---------     ---------
Accumulated other comprehensive losses......................    $(333,933)    $(730,382)
                                                                =========     =========

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

  (m) Basis of Presentation

     Certain reclassifications have been made to the prior period financial statements to conform them to current presentations.

  (n) Interim Financial Statements (unaudited)

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company, as of June 30, 2000 and their results of operations and cash flows for the nine months ended June 30, 2000 and 1999.

     Results for interim periods are not necessarily indicative of results for the entire year.

(2) LICENSE AGREEMENTS


  (a) Aurora Biosciences


     Pursuant to a license agreement effective May 26, 1998, the Company granted to Aurora Biosciences Corporation a non-exclusive worldwide license to practice the technology under the Company's patent for live-cell gene transcription assays utilizing a reporter gene. The Company also granted Aurora an option to obtain a non-exclusive license to practice the technology under the Company's patent concerning Methods of Modulation. The duration of each license is to be coextensive with the life of the last to expire of the underlying patents. Under the license agreement, Aurora has the right to grant sublicenses. In addition, Aurora will pay the Company an annual fee of $50,000, milestone payments and royalties on sales of products derived from the licensed patents, if any. The Company has exclusive control over prosecution, maintenance and enforcement of the patents subject to the agreement. The Company received 75,000 shares of Aurora's common stock with an estimated fair market value of $473,000 and a license fee of $300,000 upon execution of the agreement. The shares of common stock were subsequently sold in September 1999 at a then fair market value of $909,000. The resulting realized gain of approximately $436,000 is included in net investment income in the accompanying consolidated statement of operations for fiscal 1999.

  (b) Pharmacia UpJohn Spa

     Pursuant to a license agreement effective July 29, 1999, the Company granted to Pharmacia & UpJohn SpA a non-exclusive, non-transferable, worldwide, royalty-bearing license of certain gene transcription patents for drug discovery and development of product candidates for human therapeutic or diagnostic purposes (other than in the area of cosmeceuticals). Following April 24, 2002, the scope of the non-exclusive license will be expanded to include the discovery and development of cosmeceuticals. The duration of the license is to be coextensive with the life of the last to expire of the underlying patents. Upon signing the license agreement, Pharmacia & UpJohn paid the Company $100,000. Pharmacia & UpJohn will pay OSI an annual fee of $50,000, and milestone and royalty payments on sales of products derived from the licensed patents, if any. The Company has exclusive control over prosecution, maintenance and enforcement of the patents subject to the agreement.

  (c) American Home Products Corporation and American Cyanamid Company

     Effective January 3, 2000, the Company entered into a worldwide, non-exclusive cross license agreement with American Home Products Corporation and American Cyanamid Company involving the Company's gene transcription patent estate and patents covering yeast screening technologies developed by American Cyanamid. The agreement provides the Company access to American Cyanamid's technology covered in four issued U.S. patents which include claims for recombinant expression of a variety of targets in yeast, including G-protein coupled receptors, or GPCRs, hybrid GPCRs and orphan receptors for use in human therapeutics. The agreement also allows American Cyanamid to retain exclusive rights to the use of the Company's GPCR

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

technologies in the agricultural field. The duration of each license is to be coextensive with the life of the last to expire of the patents underlying each license.

  (d) Merck & Co., Inc.

     Effective June 8, 2000, Merck & Co., Inc. became an additional licensee of OSI's gene transcription patent estate. In exchange for such gene transcription rights, Merck granted OSI a worldwide, non-exclusive license to certain patents referred to as the Transcription Based Assay, or TBA, patents which were previously the property of Sibia Neurosciences, Inc. prior to their acquisition by Merck. In July 1999, OSI acquired substantially all of the research assets of Cadus Pharmaceutical Corporation after Sibia had successfully sued Cadus for infringement of the TBA patents. By obtaining this cross-license agreement, OSI has secured complete freedom to operate the core Cadus technology assets covering G-protein coupled receptor, or GPCR, discovery acquired in the original July 1999 deal with Cadus and in a subsequent licensing transaction concluded in February 2000, as more fully described above. The TBA patents consist of claims that cover assay systems designed to identify compounds that bind to cell-surface receptors. Taken together with the OSI patent estate, this also comprises a comprehensive intellectual property estate for drug discovery in the gene transcription area. The duration of each license is coextensive with the life of the last to expire of the patents underlying each license.

  (e) Cadus Pharmaceutical Corporation

     Effective February 15, 2000, Cadus Pharmaceutical Corporation granted to OSI a non-exclusive, royalty-free, worldwide right and license (without the right to sublicense) to use and practice Cadus' technology and patents involving Cadus' yeast GPCR patent estate; to access various reagents; to use a library of over 30,000 yeast strains; and to use Cadus' proprietary bi-informatics software for the mining of genomic databases.

     Under the license agreement, OSI may practice the Cadus technology and patents with third parties under collaborative research programs so long as OSI personnel conduct such research at OSI's facilities. The cost of the license was $700,000 and was recorded in research and development expense in the consolidated statement of operations for the nine-month period ended June 30, 2000. As part of this licensing arrangement, Cadus granted to OSI a non-exclusive, non-transferable license to the use of certain of Cadus' software related to its technology.

(3) ACQUISITIONS

  (a) Cadus Pharmaceutical Corporation

     On July 30, 1999, the Company acquired certain assets from Cadus Pharmaceutical Corporation for approximately $2.2 million in cash which includes professional fees and other costs and the assumption of certain liabilities. The acquisition was accounted for under the purchase method of accounting. The purchase price has been allocated to the assets and the liabilities assumed based on the fair values at the date of acquisition. The excess of the fair value of the net assets acquired over the purchase price paid representing negative goodwill was approximately $2.9 million. The negative goodwill was allocated proportionately to reduce the value of the noncurrent assets acquired and the in-process R&D which was charged to operations. The in-process R&D charge is included in R&D expenses in the accompanying consolidated statement of

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

operations for the year ended September 30, 1999. The purchase price was allocated as follows (in thousands):

Prepaid expenses and other current assets...................  $  362
Work force intangible.......................................     145
In-process R&D acquired.....................................     806
Compound library............................................     336
Fixed assets................................................   1,045
                                                              ------
Total assets and in-process R&D acquired....................   2,694
Less liabilities assumed....................................    (477)
                                                              ------
Cash paid...................................................  $2,217
                                                              ======

     The value of the purchased in-process R&D from the acquisition was determined by estimating the projected net cash flows related to products under development, based upon the future revenues to be earned upon commercialization of such products. The percentage of the cash flow allocated to purchased in-process research and development was based upon the estimated percentage complete for each of the R&D projects. These cash flows were discounted back to their net present value. The resulting projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects. The in-process R&D was valued based on the income approach that focuses on the income-producing capability of the assets. The underlying premise of this approach is that the value of an asset can be measured by the present worth of the net economic benefit (cash receipts less cash outlays) to be received over the life of the asset. Significant assumptions and estimates used in the valuation of in-process R&D included: the stage of development for each of the five projects; future revenues based on royalties; growth rates for each product; individual product revenues; product sales cycles; the estimated life of a product's underlying technology of seven years from the date of introduction; future operating expenses; and a discount rate of 60% to reflect present value and risk of developing the acquired technology into commercially viable products.

     The assets purchased include (a) certain assets associated with certain of Cadus' research programs (including the G-protein coupled receptor
(GPCR)-directed drug discovery program and a collaboration with Solvay), (b) Cadus' compound library of 150,000 components, (c) the purchase or license of certain intellectual property rights, and (d) certain furniture, equipment, inventory, and supplies. Several assets were retained by Cadus, including (a) monies in escrow in connection with the judgment of SIBIA Neurosciences, Inc. against Cadus, (b) cash and accounts receivable, (c) Cadus' Living Chip Technology, (d) Cadus' Functional Genomics Program, and (e) Cadus' Research Collaboration and License Agreement with SmithKline Beecham Corporation. Forty-seven Cadus employees were hired by the Company. The Company intends to utilize the acquired assets in the GPCR Directed Chemistry Program and the collaboration with Solvay, but expects to deploy the balance of the assets in other research areas.

     The Company also assumed Cadus' facility lease in Tarrytown, New York (approximately 45,569 square feet) as of July 1, 1999 (approximately $898,249 in rental payments per annum through December 31, 2002) and an equipment lease with General Electric Capital Corporation (GECC). On August 23, 1999, the Company elected to payoff the GECC lease in exchange for a payment of $2.8 million and obtained ownership of the fixed assets covered by the lease agreement. On September 21, 1999, Cadus reimbursed the Company $308,000 in exchange for those fixed assets that have been retained by Cadus for its own use. The source of the cash portion of the purchase price and the subsequent decision to payoff the lease agreement with GECC was the Company's existing cash resources. Liabilities and the facility lease obligation assumed will be paid from existing cash resources and working capital to be generated in future periods.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

     In connection with the acquisition, the Company entered into the following additional agreements with Cadus: (a) a Patent License Agreement, (b) a Technology License Agreement, and (c) a Software License Agreement, pursuant to which the Company obtained non-exclusive licenses for the use and practice of certain of Cadus' patents, Cadus' technology and Cadus' software programs, respectively. The Company and Cadus also entered into another Patent License Agreement under which the Company will license back to Cadus on a non-exclusive basis certain of the patents which were assigned to the Company as part of the acquisition.

     In connection with the acquisition, the Company adopted a Non-Qualified Stock Option Plan for former employees of Cadus. The Company granted options to purchase an aggregate of 415,000 shares of common stock of the Company at a purchase price of $5.00 per share, which represents the fair value of the Company's stock at the date granted. These options become exercisable on July 30, 2000.

     The operating results of Cadus' research business have been included in the consolidated statements of operations from July 30, 1999. The following unaudited pro forma information presents a summary of consolidated results of operations for the years ended September 30, 1999 and 1998 assuming the asset acquisition had taken place as of October 1, 1998 and October 1, 1997, respectively:

                                                                1999        1998
                                                              --------    --------
                                                                  (UNAUDITED)
Revenues....................................................  $ 24,902    $ 22,168
Net loss....................................................   (15,013)    (16,452)
Net loss per share..........................................     (0.70)      (0.77)

     Effective February 15, 2000 Cadus Pharmaceutical Corporation granted the Company a non-exclusive, royalty-free, worldwide right and license (without the right to sublicense) to use and practice Cadus' technology and patents involving Cadus' yeast GPCR patent estate; to access various reagents; to use a library of over 30,000 yeast strains; and to use Cadus' proprietary bi-informatics software for the mining of genomic databases. As more fully described in Note 2(e).

     The pro forma results give effect to the amortization of acquired intangibles and reduction of investment income. The pro forma information is not necessarily indicative of the results of operations had the asset acquisition been affected on the assumed date.

  (b) Compound Library License

     On March 18, 1997, the Company entered into a license agreement with The Dow Chemical Company giving the Company exclusive worldwide rights to use more than 140,000 compounds for screening and potential development of small molecule drugs and cosmeceuticals. The initial payment for the license was 352,162 shares of the Company's common stock with a fair market value of approximately $2,500,000. Dow Chemical is also entitled, in certain instances where pre-existing Dow Chemical patents are in effect, to royalty payments from any new drug products that may result from the screening of the subset of the compound library covered by such patents. The common stock issued to Dow Chemical was from the shares held in treasury. The Company will amortize the license agreement cost on a straight-line basis over a five-year period, which represents the estimated period over which the compounds will be used in the Company's research and development efforts. Since the Company did not conduct significant research utilizing these compounds during fiscal 1997, the Company began amortizing the license agreement cost in October 1997 and recorded $505,446 of amortization expense in both fiscal 1998 and 1999.

(4) INVESTMENTS

     The Company invests its excess cash in U.S. Government securities and debt and equity instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification of its investments and their maturities that should maintain safety and liquidity.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company uses the specific identification method to determine the cost of securities sold.

     The following is a summary of available-for-sale securities as of September 30, 1999 and 1998:

                                                                  GROSS
                                                                UNREALIZED
                                                  COST        (LOSSES) GAINS    FAIR VALUE
                                               -----------    --------------    ----------
                    1999
---------------------------------------------
US Treasury Securities and obligations of US
  Government agencies........................  $ 9,149,811      $(166,905)      $8,982,906
Corporate debt securities....................    1,014,786            275        1,015,061
                                               -----------      ---------       ----------
          Total..............................  $10,164,597      $(166,630)      $9,997,967
                                               ===========      =========       ==========

                                                                 GROSS
                                                               UNREALIZED
                                                 COST        (LOSSES) GAINS    FAIR VALUE
                                              -----------    --------------    -----------
                    1998
--------------------------------------------
US Treasury Securities and obligations of US
  Government agencies.......................  $ 9,201,681       $(17,154)      $ 9,184,527
Corporate debt securities...................    3,479,932         36,234         3,516,166
Corporate equity securities.................      402,422             --           402,422
                                              -----------       --------       -----------
          Total.............................  $13,084,035       $ 19,080       $13,103,115
                                              ===========       ========       ===========

     Net realized gains on sales of investments during fiscal 1999 were approximately $436,000, and net realized losses on sales of investments during fiscal 1998 and 1997 were approximately $46,000 and $37,000, respectively.

     The Company also has investments in certain biotechnology companies which are included in other noncurrent assets in the accompanying consolidated balance sheets. The net investments are summarized as follows:

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1999         1998
                                                              --------    ----------
Anaderm Research Corporation................................  $     --    $  977,471
Helicon Therapeutics, Inc. .................................        --       200,000
Tularik Inc. ...............................................   250,000       250,000
                                                              --------    ----------
                                                              $250,000    $1,427,471
                                                              ========    ==========

     As further discussed in note 5, the Company has collaborative research agreements with Anaderm and Helicon and the investments were carried based on the equity method of accounting. On September 23, 1999, the Company exercised its right to require Pfizer to purchase all of its shares of Anaderm common stock at a sale price of $3.6 million. As of September 30, 1999, the Company recognized a gain of $3.3 million on the sale of the Anaderm common stock and recorded a receivable of $3.6 million. On November 10, 1999, the Company received a cash payment of this receivable from Pfizer. As of September 30, 1999, the Company has fully reserved its investment in Helicon as more fully discussed in note 5(i). The investment in Tularik Inc. is carried at cost and approximates fair market value.

(5) PRODUCT DEVELOPMENT CONTRACTS

  (a) Pfizer

     Effective April 1, 1996, the Company and Pfizer renewed their ten-year-old collaboration for a new five-year term by entering into new Collaborative Research and License Agreements. Under these agreements, all

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

patent rights and patentable inventions derived from the research under this collaboration are owned jointly by the Company and Pfizer. Under the collaborative research agreement, Pfizer has committed to provide research funding to the Company in an aggregate amount of approximately $18.8 million. Pursuant to a schedule set forth in the collaborative research agreement, Pfizer will make maximum annual research funding payments to the Company, which will gradually increase from approximately $3.5 million in the first year of the five-year term to approximately $4 million in the fifth year. The collaborative research agreement will expire on April 1, 2001. It may, however, be terminated earlier by either party upon the occurrence of certain defaults by the other party. Any termination of the collaboration resulting from a Pfizer default will cause a termination of Pfizer's license rights. Pfizer will retain its license rights if it terminates the agreement in response to a default by the Company. Upon such early termination by Pfizer, Pfizer will retain its license rights. The Company also granted Pfizer an exclusive, worldwide license to make, use, and sell the therapeutic products resulting from this collaboration in exchange for royalty payments. This license terminates on the date of the last to expire of the Company's relevant patent rights.

     Effective as of April 1, 1999, the Company entered into a Development Agreement with Pfizer for the development of certain compounds derived from the collaborative research agreement described above for the treatment of psoriasis. Under the Development Agreement, the Company will conduct a development program formulated by the Company and Pfizer which includes pre-clinical and clinical research through and including Phase II clinical trials for compounds to assess their safety and efficacy to be developed as therapeutic agents for the treatment of psoriasis and other related dermal pathologies. Pursuant to the terms, Pfizer has granted to the Company an exclusive, with the exception of Pfizer, license to make and use the compounds for all research purposes in the development program other than the sale or manufacture for sale of products or processes. At the end of the development program, Pfizer must notify the Company of its intention to continue development and commercialization of a compound within three (3) months following receipt of the data package from the clinical studies. If Pfizer does so notify the Company of such intention, it will have an exclusive, world-wide license, with the right to grant sublicenses, to make, use, sell, offer for sale and import products developed in the course of the development program subject to the reimbursement of clinical development costs. If Pfizer fails to notify the Company of such intention, the Company will receive an exclusive, world-wide, royalty-bearing license, including the right to grant sublicenses, to manufacture, use, sell, offer for sale and import products developed in the course of the development program. The Company, however, has the right to refuse to accept this license. The party receiving the license must pay milestone and royalty payments as consideration therefor. The duration of the licenses is coextensive with the lives of patents related to the licensed compounds. Each of the parties has rights and obligations to prosecute and maintain patent rights related to specified areas of the research under the Development Agreement. The Development Agreement is subject to early termination in the event of certain defaults by the parties.

     During the quarter ended June 30, 2000, Pfizer Inc., in order to meet Federal Trade Commission requirements for its merger with Warner-Lambert Company, granted all development and marketing rights of OSI-774 (formerly CP-358,774), an epidermal growth factor receptor, or EGFR, inhibitor, to OSI. The reason for the divestiture was the determination by the FTC of an anti-trust issue in the emerging EGFR cancer market arising as a result of the development by Warner-Lambert of an EGFR inhibitor that is currently in early Phase I studies. The divestiture of OSI-774 through the vehicle of the existing OSI/Pfizer collaboration presented the most expeditious resolution of the anti-trust issue. Under terms of a May 23, 2000 agreement with Pfizer, which became effective upon issuance and publication of the FTC's order on June 19, 2000, OSI received a royalty-free license to all rights for the further development and commercialization of OSI-774. The terms of the agreement did not require OSI to make any payments to Pfizer for the license. Currently, OSI is continuing the development of OSI-774, but intends to seek a co-development and marketing

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

partnership with a major pharmaceutical company. OSI does not have, and does not currently plan to develop, its own marketing capability.

  (b) Anaderm

     In April 1996, in connection with the formation of Anaderm, the Company entered into a Stockholders' Agreement (1996 Stockholders' Agreement) among the Company, Pfizer, Anaderm, New York University and certain NYU faculty members, and a Collaborative Research Agreement among the Company, Pfizer and Anaderm. Anaderm issued common stock to Pfizer and the Company and options to purchase common stock to NYU and the faculty members. NYU and the faculty members have since exercised their options fully, and until November 10, 1999 Pfizer held 82%, the Company held 14% and NYU and the faculty members collectively held 4% of Anaderm's common stock. In exchange for its 14% of the outstanding shares of Anaderm common stock, the Company provided formatting for high throughput screens and conducted compound screening for 18 months at its own expense under the 1996 Research Agreement. The term of the 1996 Research Agreement was three years. During the initial phase of the agreement (the first 18 months), the Company was required to provide at its own cost formatting for high throughput screens and perform screening of its own compounds and those compounds provided by Pfizer. Upon the termination of the initial phase, the board of directors of Anaderm made a determination that the initial phase was successfully completed. With Pfizer's approval, the funded phase commenced on October 1, 1997. During this phase, Anaderm made payments to the Company equal to its research costs, including overhead, plus 10%. Anaderm or Pfizer will pay royalties to the Company on the sales of products resulting from this collaboration. In December 1997, the Company and Pfizer entered into an agreement for a second round of equity financing for Anaderm. The agreement called for an equity contribution of $14 million, of which the Company contributed $2 million in drug discovery resources, including assay biology, high throughout screening, lead optimization and chemistry, through 1999.

     On April 23, 1999, the Company entered into an Amended and Restated Collaborative Research Agreement (1999 Research Agreement) with Pfizer and Anaderm to expand the collaborative program begun by the 1996 Research Agreement and an Amended and Restated Stockholders' Agreement with Pfizer, Anaderm, NYU and the faculty members (1999 Stockholders' Agreement). The 1999 Research Agreement is for a term of three years. Pfizer may terminate the 1999 Research Agreement, however, after the first or second year of the term in its sole discretion after consultation with Anaderm and the Company to determine whether satisfactory progress has been made in the research program during the previous year. The 1999 Research Agreement provides for funding by Pfizer of up to $35 million in total payments to Anaderm to fund the Company's research and development activities during the three-year term and up to $15 million in phase-down funding following expiration of the three-year term or earlier termination by Pfizer. In the expanded program, the Company will continue to provide a full range of capabilities including assay biology, high throughput screening, compound libraries, combinatorial, medicinal, and natural product chemistry, as well as pharmaceutics, pharmacokinetics and molecular biology. The Company anticipates a significant increase in its staffing of the program to conduct its drug discovery efforts during the term of the 1999 Research Agreement. Anaderm or Pfizer will pay royalties to the Company on the sales of products resulting from the collaboration.

     A significant change to the 1996 Stockholders' Agreement by the 1999 Stockholders' Agreement is the addition of a right on the part of each of the Company, NYU and each of the faculty members, exercisable at any time prior to December 31, 1999, to require Anaderm or Pfizer to purchase all, but not less than all, of the shares of common stock of Anaderm held by each such stockholder for a fixed price based upon a formula as set forth in the 1999 Stockholders' Agreement. The stockholders, also continue to have the right, exercisable at any time subsequent to April 23, 2000, to require Anaderm or Pfizer to purchase all, but not

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

less than all, of the shares of common stock of Anaderm held by each such stockholder at the "Fair Value" (as such term is defined in the 1999 Stockholders' Agreement) of such shares. In addition, Anaderm or Pfizer had the right, exercisable at any time subsequent to April 23, 2002, to require the Company, NYU or any faculty member to sell to Anaderm all, but not less than all, of the shares of common stock of Anaderm held by such stockholder at the Fair Value of such shares. In the 1996 Stockholders' Agreement, this call right was exercisable by Anaderm only with respect to the shares owned by NYU and the faculty members.

     As of September 30, 1999, the Company has expended approximately $12.5 million, of which, $2.6 million has been capitalized as the cost of the Company's 14% interest in Anaderm. This capitalized cost has been offset by the Company's interest in the loss of Anaderm through September 23, 1999. As discussed in Note 4, the Company exercised its option to sell its Anaderm common stock to Pfizer as of September 23, 1999 for a total sale price of $3.6 million. The Company's net investment in Anaderm at the date of the sale was approximately $354,000 resulting in a net gain of $3.3 million on the sale of common stock. During fiscal 1999 and 1998, the Company recorded revenue of approximately $6.6 million and $3.5 million, respectively, from Anaderm for contracted research activities.

  (c) Tanabe

     Effective as of October 1, 1999, the Company entered into a Collaborative Research and License Agreement with Tanabe. The collaboration is focused on discovering and developing novel pharmaceutical products to treat diabetes.

     Under the agreement, the Company is responsible for identification of targets (subject to Tanabe's approval), assay development, screening of compounds from the Company's library and Tanabe's library against identified targets, identification of seed compounds meeting certain criteria specified in the agreement, optimization of such seed compounds, and identification of lead compounds meeting certain criteria specified in the agreement. Tanabe maintains responsibility for further development and marketing of a lead compound in exchange for milestone and royalty payments to the Company.

     If Tanabe determines to initiate further development of a lead compound identified by the Company, the Company will grant to Tanabe exclusive, worldwide licenses to, among other things, use, manufacture and sell all products containing such lead compounds directed to the identified targets. In exchange for these licenses, Tanabe will pay the Company license fees and royalties on product sales. The duration of the licenses is coextensive with the lives of the patents related to the licensed compound or ten years from first commercial sale, whichever is longer. If Tanabe determines not to initiate further development of a lead compound or if Tanabe discontinues development of candidate compounds, the Company will have the sole and exclusive right to develop, use, manufacture and sell all products resulting from the collaboration, and it will pay royalties to Tanabe. Each of the parties has rights and obligations to prosecute and maintain patent rights related to specified areas of the research under the agreement.

     Generally, the Company is prohibited during the term of the contract from pursuing independently, having sponsored or sponsoring research and development of compounds and products in the diabetes area relating to the identified targets in the agreement. Tanabe is prohibited from sponsoring research relating to the identified targets and from being sponsored by another pharmaceutical company with respect to research relating to the identified targets. The agreement is for a term of four years, with the option to extend for an additional one two year period. Tanabe, however, has the right to terminate the agreement after two years under certain circumstances. On the effective date of the agreement Tanabe was required to pay the Company a technology access fee of $3.5 million. On September 28, 1999, the Company received $4,312,500 from Tanabe which represented advanced funding of the technology access fee of $3.5 million and research funding of $812,500 for the first quarter of fiscal 2000. This amount has been recorded in deferred revenue-current in the accompanying consolidated balance sheet as of September 30, 1999. During the first quarter

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

ended December 31, 1999, OSI recognized as revenue the technology access fee of $3.5 million in accordance with its accounting policy. Under the agreement, OSI is responsible for identification of targets (subject to Tanabe's approval), assay development, screening of compounds from OSI's library and Tanabe's library against identified targets, identification of seed compounds meeting certain criteria specified in the agreement, optimization of such seed compounds, and identification of lead compounds meeting certain criteria specified in the agreement. Tanabe maintains responsibility for further development and marketing of a lead compound in exchange for milestone and royalty payments to OSI. Concurrent with execution of the Tanabe agreement, OSI and Tanabe entered into an Amended and Restated Collaborative Research, License, and Alliance Agreement with Vanderbilt University. Vanderbilt will assist OSI in fulfilling its obligations under the Tanabe/OSI research program by providing access to Vanderbilt's diabetes research resources, including laboratories and assays. During the quarter ended December 31, 1999, OSI paid a one-time success fee of $500,000 to Vanderbilt as well as other direct costs of $250,000 in connection with OSI entering into the Tanabe agreement, both amounts of which are included in research and development expenses in the accompanying unaudited statement of operations for the nine months ended June 30, 2000. See note 17 for a discussion of SEC Staff Accounting Bulletin No. 101 on revenue recognition of technology access fees.

  (d) Vanderbilt

     Effective as of April 28, 1998, the Company entered into a Collaborative Research, Option and Alliance Agreement with Vanderbilt University to conduct a collaborative research program and seek a corporate partner to fund a technology collaboration for the discovery and development of drugs to treat diabetes. The collaborative research was funded by the Company in exchange for which the Company received an option to negotiate a commercially reasonable, worldwide, exclusive license from Vanderbilt to develop, make, use, and sell products derived from the research program. The Company and Vanderbilt committed equal resources to the program, including, among other things, access to all their respective laboratory facilities and dedicated teams of research scientists. The Company had certain rights and obligations to prosecute and maintain patent rights related to specified areas of the research under the agreement. The agreement was for a term of one year, and was extended until the execution of a third-party research collaboration agreement by the Company - i.e., the agreement with Tanabe.

     Concurrently with the execution of the Tanabe agreement, the Company and Tanabe entered into an Amended and Restated Collaborative Research, License and Alliance Agreement with Vanderbilt with an effective date of August 31, 1999. This agreement amended and restated the agreement from April 1998 to add Tanabe as a party to the agreement with respect to certain sections and to amend certain other provisions to clarify Vanderbilt's role in the OSI/Tanabe research program. The term of the research program conducted by OSI and Vanderbilt commenced on April 28, 1998 and will end upon termination of the contract period under the Tanabe agreement unless mutually extended by the Company and Vanderbilt.

     The OSI/Vanderbilt research program is comprised of two parts: research directed toward the targets identified in the Tanabe agreement and research directed toward additional targets which are not targets under the Tanabe agreement. The Company may offer to Tanabe any of the additional targets for inclusion in the OSI/Tanabe research program. As part of the OSI/Vanderbilt research program, Vanderbilt will assist the Company in fulfilling its obligations under the Tanabe/OSI research program by providing access to Vanderbilt's drug discovery resources, including laboratories and assays.

     The Company will provide funding to Vanderbilt to conduct the OSI/Vanderbilt research program. A portion of such funding will come from Tanabe's funding of the OSI/Tanabe research program. The Company will also pay to Vanderbilt a percentage of the revenues (milestone and royalty payments) it receives from Tanabe and any other third party which is commercializing products resulting from the OSI/Vanderbilt research program. The percentage received by Vanderbilt will vary in accordance with the extent to which

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

Vanderbilt technology and patents contributed to the product giving rise to such revenue. As discussed in note 5(d), the Company also paid Vanderbilt a one-time success fee in the amount of $500,000 in October, 1999 in respect of the Company entering into the Tanabe agreement.

  (e) Sankyo

     Effective as of February 12, 1997, the Company entered into a Collaborative Research and License Agreement with Sankyo to be conducted in partnership with MRC Collaborative Center, London, U.K. The collaboration is focused on discovering and developing novel pharmaceutical products to treat influenza. The Company is responsible for conducting research as directed by a research committee, including, without limitation, compound screening in exchange for research funding from Sankyo. Sankyo has the responsibility and the exclusive right to conduct pre-clinical and clinical development of all candidate compounds in exchange for milestone payments to the Company. In November 1999, the Company and Sankyo renewed the collaboration for an additional two years. During 1997, the Company received and recorded $267,000 for a non-refundable technology disclosure fee upon signing the agreement. During fiscal 1999 and 1998, the Company recorded revenue of approximately $2.1 million and $2.6 million, respectively, from Sankyo pursuant to this agreement.

     The Company and MRC CC have granted to Sankyo exclusive, worldwide licenses to, among other things, use, manufacture and sell all products resulting from the collaboration. In exchange for these licenses, Sankyo will pay to the Company and MRC CC license fees and royalties on product sales. The duration of the licenses is coextensive with the lives of the patents related to the licensed compound. If Sankyo discontinues development of all candidate compounds, the Company will have the sole and exclusive right to develop, use, manufacture and sell all products resulting from the collaboration, and it will pay royalties to Sankyo.

  (f) Hoechst Marion (HMRI)

     Effective as of April 1, 1997, the Company and HMRI entered into an Amended Collaborative Research and License Agreement that consolidated and extended formerly separate collaborative programs between the Company and each of Marion, Hoechst Roussel and Hoechst AG. This resulted from the corporate reorganization of HMRI in July 1995 in which the pharmaceutical operations Marion, Hoechst Roussel and Hoechst AG were combined into HMRI. This Amended Collaborative Research and License Agreement provides for HMRI and the Company to collaborate in the discovery and development of drugs for the treatment of various diseases.

     Under this collaboration, a research committee, with equal representation from the Company and HMRI, meets at least three times a year to evaluate the progress of the research program, make priority and program decisions, and prepare research plans identifying the drug targets to be pursued. New targets are added to the program on an ongoing basis by mutual agreement. The Company is responsible for achieving objectives outlined in the annual research plans. HMRI is responsible for assisting the Company in the pursuit of such objectives and for the clinical development and commercialization of drugs resulting from the program. HMRI is responsible for funding the costs of the Company's discovery efforts, and as of September 30, 1999, the Company has recognized an aggregate of $22.8 million in research funding from HMRI and its predecessors.

     The Company has granted to HMRI an exclusive, worldwide license (and rights to acquire additional licenses) with respect to, among other things, the use, manufacture and sale of products resulting from the Company's lead seeking efforts against individual drug targets. In exchange for these licenses, HMRI will pay royalties to the Company on sales of such products. The Company and HMRI have mutually exclusive rights and obligations to prosecute and maintain certain patent rights related to various specified areas of the research.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

     Effective as of January 1, 1997, the Company entered into a Collaborative Research and License Agreement with HMRI to develop orally active, small molecule inducers of erythropoietin gene expression for the treatment of anemia due to chronic renal failure and anemia associated with chemotherapy for AIDS and cancer. This collaboration identified active lead compounds that were advanced to a pre-clinical development stage. During fiscal 1997, the Company received and recorded as income a $1.0 million initiation fee from HMRI in connection with this collaboration. This research effort, however, did not achieve sufficient data to warrant further development. Consequently, in October 1998, this program was terminated.

  (g) Solvay

     With the acquisition of certain assets of Cadus, the Company assumed a Collaborative Research and License Agreement effective as of November 1, 1995 between Cadus and Solvay. The collaboration is directed toward GPCR drug discovery in differing fields of use. The Company's fields of use include cancer, autoimmune and inflammatory diseases. Solvay's fields of use include central nervous system disorders, cardiovascular and gastrointestinal diseases.

     The parties are to develop and manufacture screens that incorporate targets which are the subject of the agreement. The screens are to enable Solvay and the Company to test compounds for biological activity as part of their respective drug discovery efforts in their respective fields. The parties are responsible for the identification of targets and the Company undertakes assay development using funds from Solvay. In exchange for milestone and royalty payments, Solvay maintains sole responsibility for pre-clinical and clinical development as well as marketing and commercialization of any lead compound it discovers from its use of the screens developed as part of the collaboration.

     Under the agreement, Cadus granted to Solvay a worldwide license in Solvay's fields of use to, among other things, use and practice the screens to identify and confirm potential human therapeutics. The license is exclusive for the term of the research program, or longer if Solvay has identified or confirmed a potential product during the exclusive period, and non-exclusive for five years following the research program. In exchange for these licenses, Solvay will pay the Company, as Cadus' successor, license fees and royalties on product sales. If Solvay discontinues the development of candidate compounds, the Company, as Cadus' successor, will have the sole and exclusive right to develop, use, manufacture and sell all products resulting from the collaboration, and the Company will pay milestones and royalties to Solvay. Each of the parties has rights and obligations to prosecute and maintain patent rights related to specified areas of the research under the agreement. The term of the research program is until December 31, 2000. The Company is to receive $2.5 million per year in research funding plus cost of living adjustments. The Company recorded revenue of $447,000 from Solvay for the two months ended September 30, 1999.

  (h) Novartis

     The Company entered into an agreement with Novartis in April 1995 (1995 Agreement) for the development of TGF-Beta 3 for various indications. TGF-Beta 3 is a naturally occurring human growth factor, first isolated by the Company, that exerts either stimulatory or inhibitory effects depending upon the particular cell type to which it is applied. This agreement granted to Novartis an exclusive, worldwide license to use and sell TGF-Beta 3 products for wound healing and oral mucositis, as well as certain other indications, in exchange for royalty payments to the Company on the sale of TGF-Beta 3 products.

     During 1998, Phase II clinical trials being conducted by Novartis for both wound healing and oral mucositis failed to achieve their primary clinical end points. Consequently, no further clinical development of TGF-Beta 3 by Novartis for either wound healing or oral mucositis has been anticipated.

     In May 1999, certain terms of the 1995 Agreement including the definition of licensed indications, the supply of TGF-Betas, the amount of royalty payments, and the schedules of the Company's patents and

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

applications and Novartis' patents were amended. Specifically, oral mucositis and the healing of soft wound tissue were removed from the licensed indications. Novartis acknowledged that it has discontinued development of products for the indications of oral mucositis and healing of soft wound tissue. The parties agreed that all licenses theretofore granted to Novartis with respect to such discontinued indications are terminated and that the Company is free to continue development work and to grant licenses to third parties with respect to such discontinued indications. The Company is also free to use the results of any development work with respect to the discontinued indications carried out by Novartis prior to the date of the amendment provided that the Company pays to Novartis royalties and/or certain other agreed-upon amounts with respect to sales of products resulting from any such continued development work by the Company or a licensee thereof. Under the amendment, the new licensed indications are bone, cartilage and tendon repair. Under the amended agreement, Novartis' exclusive option has been amended to include in the definitions of licensed indications, the treatment of transplant patients (e.g., graft protection), the treatment of ischemia (e.g., angina pectoris and peripheral vascular disease), the treatment of stroke patients, and the treatment of inflammatory bowel disease, and Novartis also has a non-exclusive option to include any other additional indications relating to TGF-Betas (other than the discontinued indications) upon payment of a milestone payment. The exercise of the option will result in Novartis making a milestone payment of $5.0 million or purchasing $5.0 million of the Company's common stock at a per share price equal to 115% of the average closing price for the 30-day period ending on the date of purchase. The time period to exercise the option was extended until May 31, 2003. The Company's agreement with Novartis ends upon the expiration of the last of the Company's patents relating to TGF-Beta 3.

  (i) Helicon

     In July 1997, the Company, Cold Spring Harbor Laboratory and Hoffman-La Roche Inc. formed Helicon Therapeutics, Inc., a new Delaware corporation. In exchange for approximately 30% of Helicon's outstanding capital stock, the Company contributed to Helicon molecular screening services and a nonexclusive license with respect to certain screening technology. Such services were completed in fiscal 1998. Cold Spring Harbor Laboratory contributed a royalty-free license to commercialize certain technology relating to genes associated with long-term memory in exchange for a portion of Helicon's outstanding capital stock. Hoffman-La Roche contributed cash for a portion of Helicon's outstanding capital stock. Certain individuals associated with Cold Spring Harbor Laboratory hold the remaining outstanding capital stock of Helicon.

     The parties entered into various collaborative research and license agreements pursuant to which they were to jointly pursue the discovery, development and commercialization of novel drugs for the treatment of long-term memory disorders and other central nervous system dysfunctions. The Company and Cold Spring Harbor Laboratory conducted research under the program, which was funded by Helicon (except for the molecular screening services that the Company contributed to Helicon). Helicon received this funding from Hoffman-La Roche for the first two years of the program. Hoffman-La Roche terminated the program at the end of the second year and the terms of termination are being negotiated. Helicon had granted to Hoffman-La Roche a worldwide license to commercialize pharmaceutical products resulting from the collaborative program in exchange for certain milestone payments and royalties on Hoffman-La Roche's sales of such products. The Company is currently contributing funds to Helicon on an as-needed basis in amounts required to cover the costs of conducting research activities, which amounts are charged to R&D expense.

     As of September 30, 1998, the Company had capitalized $1.0 million as the cost of the Company's 30% interest in Helicon, which was offset by the Company's equity interest in the losses of Helicon and a reserve for impairment based on the uncertainty of Helicon's future profitability. The Company's net investment in Helicon at September 30, 1998 of $200,000 was included in other assets in the accompanying consolidated balance sheet. At September 30, 1999, this investment was reduced by recognition of the Company's equity

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

interest in Helicon's net losses and the balance of the equity interest has been written off in recognition of the impairment of the investment upon the termination of the Hoffman-La Roche research collaboration. The Company recorded revenue of $642,000 and $203,000 from Helicon in fiscal 1999 and 1998, respectively, in connection with its collaborative research and license agreement.

  (j) Wyeth-Ayerst

     Effective December 31, 1991, the Company entered into a collaborative research agreement with Wyeth. This agreement was extended and expanded in January 1994 for an additional three years through December 31, 1996 to provide for additional funding of approximately $4.3 million. The Company had received approximately $1.6 million annually in research and development funding from Wyeth pursuant to this collaborative agreement. The funded portions of the research collaboration expired on December 31, 1996. To the extent Wyeth commercializes any products derived from this collaboration, it will pay certain royalties to the Company on sales of such products, if any.

  (k) Sepracor

     Pursuant to an Amendatory and Collaborative Agreement dated March 31, 1998, the Company and Sepracor amended their Collaborative Research, Development and Commercialization Agreement dated March 7, 1997, terminating certain provisions contained therein, including, without limitation, provisions establishing the research program. Each party will be free to independently pursue the discovery of new compounds in the anti-infective area without incurring any responsibility to the other party. To the extent Sepracor commercializes certain compounds arising out of the joint venture, however, it will pay royalties to the Company. The Company provided discovery biology and certain other services to Sepracor until September 1, 1998, in exchange for fees. In fiscal 1999, the Company had received approximately $74,000 in funding from Sepracor pursuant to the amended agreement.

  (l) Bayer

     Effective January 1, 1997, the Company and Bayer entered into an agreement to develop serum-based cancer diagnostic products. Under the agreement, the Company granted to Bayer licenses to manufacture, use and sell clinical diagnostic products based on the Company's cancer diagnostic technology in exchange for royalties on net sales. Bayer owns all the technology, and has the exclusive right to commercialize automated clinical diagnostic products derived from the collaboration. The Company retained rights and was actively selling non-automated, or manual, versions of these tests to the clinical research market and retained the right to commercialize automated the manual versions in the clinical diagnostic market. Bayer's license is perpetual with respect to non-patented technology and would terminate with respect to patented technology upon the expiration of the last to expire of the Company's patents. Bayer provided funding for the Company's research under the collaboration in the amount of $1.5 million for each of the first two contract years, and $1 million for each subsequent year. After the first two contract years, the Company was required to provide up to $500,000 in annual funding for the collaboration to the extent the Company derived net revenues from out-licensing any cancer diagnostics technology or the sale of any clinical diagnostic or clinical research products. The agreement was to terminate on December 31, 2002. Bayer had the right to terminate the agreement at any time after December 31, 1997 upon 12 months notice. Upon the sale of the Company's diagnostic business to Bayer, the agreement terminated. During fiscal 1999 and 1998, the Company recorded revenue of approximately $1.1 million and $1.5 million, respectively, from Bayer pursuant to this agreement. See note 16 for sale of the Company's diagnostic business to Bayer on November 30, 1999.

  (m) Fujirebio

     The Company, through its wholly-owned subsidiary OSDI, entered into a Research Collaboration and License Agreement with Fujirebio effective April 1, 1998, creating a collaborative program focused on

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

discovering and developing certain proprietary cancer assays and commercializing cancer products. Under the agreement, Fujirebio funded the Company's research and development of cancer assays over a four-year term. The Company provided Fujirebio with antibodies, antigens and other substances necessary to manufacture the diagnostic products derived from the collaboration. Further, the Company granted to Fujirebio a non-exclusive license to, among other things, develop, manufacture and sell the products developed pursuant to the collaboration in exchange for license fees and royalties on product sales. The duration of the license was coextensive with the lives of the patents related to the licensed products. Each of the parties had rights and obligations to prosecute and maintain patent rights related to specified areas of the research under the agreement. The agreement was subject to early termination by either party in the event of certain defaults. Upon the sale of the Company's diagnostics business to Bayer, the agreement was assigned to Bayer. During fiscal 1999, the Company recorded $433,333 of revenue under this agreement. See note 16 for sale of the Company's diagnostic business to Bayer on November 30, 1999.

  (n) BioChem

     Pursuant to an Agreement, dated March 19, 1999, the Company and BioChem Pharma, Inc. (formerly BioChem Pharma (International) Inc.) amended their Collaborative Research, Development and Commercialization Agreement, effective as of May 1, 1996, terminating certain provisions contained therein, including, without limitation, provisions establishing the research program. Under the amended agreement, BioChem received from the Company a worldwide, irrevocable, exclusive license, and right to grant sublicenses, in a certain anti-viral target for a license fee of $2 million in cash, which is included in license fee income in the accompanying consolidated statement of operations for the year ended September 30, 1999. In addition, each party will be free to independently pursue the discovery of new compounds in the Hepatitis B and HIV areas without incurring any responsibility to the other party. To the extent BioChem completes any clinical trials or pursues any regulatory approvals for any products covered by the license, it will pay milestones to the Company. In addition, to the extent BioChem commercializes certain compounds arising out of the joint venture, it will pay royalties to the Company.

       (o) Other

     Under the terms of aforementioned collaborative research agreements, the collaborative partners will pay the Company royalties ranging from 2% to 8% of net sales of products resulting from these research programs. To date, the Company has not received any royalties pursuant to these agreements. The Company or its collaborative partners may terminate each of the collaborative research programs upon the occurrence of certain events.

     The Company does not intend to conduct late-stage clinical trials, manufacturing or marketing activities with respect to any of its product candidates in the foreseeable future. The Company is dependent on the companies with which it collaborates for the pre-clinical testing, clinical development, regulatory approval, manufacturing and marketing of potential products developed under its collaborative research programs. The Company's collaborative agreements allow its collaborative partners significant discretion in electing to pursue or not to pursue any of these activities. The Company cannot control the amount and timing of resources its collaborative partners devote to the Company's programs or potential products. If any of the Company's collaborative partners were to breach or terminate its agreements with the Company or otherwise fail to conduct its collaborative activities successfully in a timely manner, the pre-clinical or clinical development or commercialization of product candidates or research programs could be delayed or terminated. Any such delay or termination could have a material adverse effect on the Company's business, financial condition and results of operations.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

     Total program research revenues under the aforementioned agreements are as follows:

                                                      YEARS ENDED SEPTEMBER 30,
                                              -----------------------------------------
                                                 1999           1998           1997
                                              -----------    -----------    -----------
Related Parties:
  Pfizer....................................  $ 4,001,043    $ 3,682,056    $ 3,622,363
  Hoechst Marion............................    2,420,787      4,301,263      5,136,257
  BioChem Pharma............................       80,000        100,000        517,888
  Anaderm...................................    6,633,536      3,467,203        388,254
  Helicon...................................      641,640        203,437             --
                                              -----------    -----------    -----------
          Total related parties.............   13,777,006     11,753,959      9,664,762
  Bayer.....................................    1,125,000      1,500,000      1,125,000
  Sankyo....................................    2,082,570      2,614,297      1,011,039
  Sepracor..................................       74,416        197,357             --
  Solvay....................................      447,368             --             --
  SmithKline Beecham........................      227,000             --             --
  Fujirebio.................................      433,333        100,000             --
  Wyeth.....................................           --             --        400,000
                                              -----------    -----------    -----------
          Total.............................  $18,166,693    $16,165,613    $12,200,801
                                              ===========    ===========    ===========

     Included in receivables are the following amounts due from related parties:

                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1999         1998
                                                              --------    ----------
Pfizer......................................................  $108,987    $  125,975
Hoechst Marion..............................................    59,317        74,623
Anaderm.....................................................        --       803,240
Helicon.....................................................   195,276       173,137
                                                              --------    ----------
          Total.............................................  $363,580    $1,176,975
                                                              ========    ==========

(6) PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements are recorded at cost and consist of the following:

                                                                    SEPTEMBER 30,
                                               ESTIMATED      --------------------------
                                             LIFE (YEARS)        1999           1998
                                             -------------    -----------    -----------
Laboratory equipment.......................      5-15         $14,209,633    $10,728,319
Office furniture and equipment.............      5-10           4,870,206      3,945,292
Automobile equipment.......................        3              119,654        122,775
Leasehold improvements.....................  Life of lease      6,582,509      5,520,703
                                                              -----------    -----------
                                                               25,782,002     20,317,089
Less: accumulated depreciation and
  amortization.............................                    14,866,413     12,320,534
                                                              -----------    -----------
Net property, equipment and leasehold
  improvements.............................                   $10,915,589    $ 7,996,555
                                                              ===========    ===========

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

(7) INTANGIBLE ASSETS

     The components of intangible assets are as follows:

                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Patents.....................................................  $4,876,189    $5,643,401
Goodwill....................................................   1,387,072     2,080,600
Acquired work force.........................................     137,031            --
                                                              ----------    ----------
                                                              $6,400,292    $7,724,001
                                                              ==========    ==========

     The above amounts reflect accumulated amortization of $8,226,456 and $6,757,655 at September 30, 1999 and 1998, respectively. On November 30, 1999 the Company sold all of its capitalized patents in the sale of assets of its diagnostics business to Bayer (See note 16).

(8) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses at September 30, 1999 and 1998 are comprised of:

                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
Accounts payable............................................  $1,357,400    $1,064,242
Accrued future lease escalations............................     465,765       446,137
Accrued payroll and employee benefits.......................     638,530       350,831
Accrued incentive compensation..............................     750,000       625,000
Accrued closing costs (see Note 15).........................     535,000            --
Accrued expenses............................................   1,482,977     1,746,330
                                                              ----------    ----------
                                                              $5,229,672    $4,232,540
                                                              ==========    ==========

(9) STOCKHOLDERS' EQUITY

  (a) Stock Redemption

     On February 18, 1997, the Company repurchased all 1.25 million shares of the Company's common stock held by Becton for an aggregate price of $8.75 million. The Company's collaborative research agreement with Becton had ended on its scheduled expiration date of September 30, 1996.

  (b) Stock Option Plans

     The Company has established five stock option plans for its employees, officers, directors and consultants, including a stock option plan adopted upon the acquisition of Cadus' research business (See note 3(a)). The plans are administered by the Compensation Committee of the Board of Directors, which may grant either non-qualified or incentive stock options. The Committee determines the exercise price and vesting schedule at the time the option is granted. Options vest over various periods and may expire no later than 10 years from date of grant. The total authorized shares under these plans is 5,400,000.

     On June 23, 1999, the Board of Directors adopted the 1999 Incentive and Non-Qualified Stock Option Plan which was approved by the stockholders at the annual meeting of stockholders on March 15, 2000. Under the plan, the Company may grant incentive stock options and non-qualified stock options. Participation in the plan is limited to directors, officers, employees and consultants of the Company or a parent or subsidiary of the Company. The plan also continues the automatic, formula-based grants of non-qualified stock options to directors who are not employees of the Company.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

     The following table summarizes changes in the number of common shares subject to options in the stock option plans:

                                                            EXERCISE PRICE
                                                ---------------------------------------
                                                                               WEIGHTED
                                                 SHARES       LOW     HIGH     AVERAGE
                                                ---------    -----    -----    --------
Balance at September 30, 1996
  Unexercised.................................  2,218,057    $1.75    $9.32     $5.67
  Granted.....................................    907,500     6.50     7.09      6.82
  Exercised...................................    (84,618)    2.50     9.25      4.32
  Forfeited...................................    (55,887)    3.50     9.00      5.19
                                                ---------
Balance at September 30, 1997
  Unexercised.................................  2,985,052    $1.75    $9.32     $6.07
  Granted.....................................    840,250     3.25     6.75      5.26
  Exercised...................................     (5,699)    3.50     9.25      4.22
  Forfeited...................................    (37,872)    3.75     9.00      6.66
                                                ---------
Balance at September 30, 1998
  Unexercised.................................  3,781,731    $1.75    $9.32     $5.89
  Granted.....................................    996,258     2.94     6.00      4.36
  Exercised...................................    (92,187)    1.75     4.13      2.93
  Forfeited...................................   (251,033)    1.94     9.00      4.38
                                                ---------
Balance at September 30, 1999
  Unexercised.................................  4,434,769    $1.75    $9.32     $5.70
                                                =========

     At September 30, 1999, the Company has reserved 4,243,406 shares of its authorized common stock for all shares issuable under options. At September 30, 1999, 1998, and 1997 options exercisable were 3,077,028, 2,454,082 and
1,290,829, respectively.

     Information regarding stock options outstanding as of September 30, 1999, is as follows:

                                 OPTIONS OUTSTANDING
                                ----------------------      OPTIONS EXERCISABLE
                                            WEIGHTED     -------------------------
                                WEIGHTED     AVERAGE                      WEIGHTED
                                AVERAGE     REMAINING                     AVERAGE
                   SHARES       EXERCISE   CONTRACTUAL       SHARES       EXERCISE
 PRICE RANGE   (IN THOUSANDS)    PRICE        LIFE       (IN THOUSANDS)    PRICE
-------------  --------------   --------   -----------   --------------   --------
Under $4.50        1,718         $3.91        6.52           1,243         $3.89
$4.50 - $7.00      1,942          6.01        7.69           1,061          6.41
Over $7.00           775          8.89        6.57             773          8.89

     Stock option grants are set at the closing price of the Company's common stock on the date of grant and the related number of shares granted are fixed at that point in time. Therefore under the principles of APB Opinion No. 25, the Company does not recognize compensation expense associated with the grant of stock options. SFAS 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models to determine the fair value of options granted after 1995. Pro forma information regarding net loss and loss per share shown below was determined as if the Company had accounted for its employee stock options and shares sold under its stock purchase plan under the fair value method of SFAS 123.

     The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997 respectively: risk-free interest rates of 5.75%, 4.38% and 5.84%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 60.7%, 64.9% and 65.8% and expected life of the options 3.7 years for all three years. These assumptions resulted in weighted-average fair values of $2.22, $2.87 and $3.61 per share for stock options granted in 1999, 1998 and 1997, respectively.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The pro forma effect on net loss for the periods presented is not representative of the pro forma effect on net income or loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1996. Pro forma information in future years will reflect the amortization of a larger number of stock options granted in several succeeding years. The Company's pro forma information is as follows (in thousands, except per share information):

                                                                SEPTEMBER 30,
                                                       -------------------------------
                                                        1999        1998        1997
                                                       -------    --------    --------
Pro forma net loss...................................  $12,563    $(12,802)   $(11,205)
Pro forma net loss per share:
  Basic..............................................  $ (0.59)   $  (0.57)   $  (0.51)

  (c) Preferred Stock

     During 1999, the Company adopted certain amendments to its certificate of incorporation which included the authorization of 5,000,000 shares of preferred stock with a par value of $.01 per share with such designations, preferences, privileges, and restrictions as may be determined from time to time by the Company's Board of Directors.

  (d) Sale of Common Stock and Warrant to Marion Merrell Dow

     In December 1992, the Company entered into the common stock purchase and common stock warrant purchase agreements with Marion Merrell Dow. The Company issued 1,090,909 shares of common stock at $5.50 per share and a warrant to purchase up to 500,000 additional shares at $5.50 per share which was exercisable until December 10, 1999. The proceeds to the Company were $6 million.

  (e) Employee Stock Purchase Plan

     On May 1, 1993, the Company adopted an Employee Stock Purchase Plan under which eligible employees may contribute up to 10% of their base earnings toward the quarterly purchase of the Company's common stock. The employees purchase price is derived from a formula based on the fair market value of the common stock. No compensation expense is recorded in connection with the plan. During fiscal 1999, 1998 and 1997, 23,326, 20,664 and 12,388 shares were issued with
55, 52 and 48 employees participating in the plan, respectively.

  (f) Private Placement

     On February 28, 2000, OSI sold 3.325 million newly-issued shares of its common stock to a select group of institutional investors for net proceeds of approximately $53 million. OSI intends to use the proceeds from this private placement to advance its research and development programs, particularly its OSI-774 (note 5) development and commercialization program and its GPCR-directed drug development and functional genomics programs, as well as for commercial development and other general corporate purposes. OSI agreed to register the resale of the shares of common stock issued in the private placement, and filed a registration statement on Form S-3 with the Securities and Exchange Commission which became effective on June 21, 2000.

(10) INCOME TAXES

     There is no provision (benefit) for federal or state income taxes, since the Company has incurred operating losses since inception and has established a valuation allowance equal to the total deferred tax assets.

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

     The tax effect of temporary differences, net operating loss carry forwards and research and development tax credit carry forwards as of September 30, 1999 and 1998 are as follows:

                                                                 SEPTEMBER 30,
                                                          ----------------------------
                                                              1999            1998
                                                          ------------    ------------
Deferred tax assets:
Net operating loss carry forwards.......................  $ 19,530,528    $ 16,942,035
Research and development credits........................       867,171         874,246
Intangible assets.......................................       695,702         797,137
Other...................................................     2,845,293       2,041,480
                                                          ------------    ------------
                                                            23,938,694      20,654,898
Valuation allowance.....................................   (23,938,694)    (20,654,898)
                                                          ------------    ------------
                                                          $         --    $         --
                                                          ============    ============

     As of September 30, 1999, the Company has available federal net operating loss carry forwards of approximately $57 million which will expire in various years from 2000 to 2019, and may be subject to certain annual limitations. The Company's research and development tax credit carry forwards expire in various years from 2000 to 2019.

(11) COMMITMENTS AND CONTINGENCIES

  (a) Lease Commitments

     The Company leases office, operating and laboratory space under various lease agreements.

     Rent expense was approximately $1,533,000, $1,090,000 and $1,081,000 for the fiscal years ended September 30, 1999, 1998, and 1997, respectively.


     The following is a schedule by fiscal years of future minimum rental payments required as of September 30, 1999, assuming expiration of the leases for the two Uniondale facilities on July 31, 2003 and June 30, 2006, respectively, the Durham facility on October 31, 2004, the Tarrytown facility on June 30, 2008, the Birmingham facility on April 30, 2006, and the transfer of the Cambridge facility on November 30, 1999 to Bayer (see note 16).


2000........................................................    $ 1,958,475
2001........................................................      1,931,941
2002........................................................      1,950,877
2003........................................................      2,000,365
2004........................................................      1,829,898
2005 and thereafter.........................................      4,140,403
                                                                -----------
                                                                $13,811,959
                                                                ===========

  (b) Contingencies

     The Company has received several letters from other companies and universities advising the Company that various products being marketed and research being conducted by the Company may be infringing on existing patents of such entities. These matters are presently under review by management and outside counsel for the Company. Where valid patents of other parties are found by the Company to be in place, management will consider entering into licensing arrangements with the universities and/or other companies or modify the conduct of its research. The Company's future royalties, if any, may be reduced by up to 50% if its licensees or collaborative partners are required to obtain licenses from third parties whose patent rights are infringed by the Company's products, technology or operations. In addition, should any infringement claims result in a patent infringement lawsuit, the Company could incur substantial costs in defense of such a

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

suit, which could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of whether the Company were successful in the defense.

  (c) Borrowings

     As of September 30, 1999, the Company had a line of credit with a commercial bank in the amount of $10 million. This line expires annually on March 31st, and its current rate of interest is prime plus 3/4. There were no amounts outstanding under the line of credit as of September 30, 1999. In addition, in 1999, the Company obtained a secured loan of $500,000 from the same bank. The loan is payable over a three-year period, with monthly principal payments of $13,888, plus interest at 8.12%. The carrying value of the loan approximates fair value at September 30, 1999, based on borrowing rates currently available for similar loans with similar terms.

  (d) Derivative Financial Instruments

     During the quarter ended June 30, 2000, OSI entered into forward foreign exchange contracts through a financial institution in order to reduce the risk of exchange rate fluctuations in the British pound, in connection with its ongoing funding of the operations of its UK subsidiary. At June 30, 2000, OSI had $2.2 million in such contracts, with remaining terms not exceeding six months. The difference between the foreign currency rate in the contract and such rate as of June 30, 2000 was immaterial to the results of operations for the quarter ended June 30, 2000.

(12) RELATED PARTY TRANSACTIONS

     Effective January 1, 1995, the Company compensates its independent outside directors on a $1,500 retainer per month. For the years ended September 30, 1999, 1998 and 1997, such fees amounted to $141,000, $135,000 and $126,000, respectively. The Company also has compensated directors for consulting services performed. For the years ended September 30, 1999, 1998 and 1997, consulting services in the amounts of $465,000, $157,000 and $144,000, respectively, were paid by the Company pursuant to these arrangements.

     One director is a partner in a law firm which represents the Company on its patent and license matters. Fees paid to this firm for the years ended September 30, 1999, 1998 and 1997 were approximately $525,000, $604,000 and $404,000, respectively.

     During fiscal 1997, the Board of Directors of the Company approved the cashless exercise of certain stock options held by a director. The Company recorded a charge of $126,750, which represents the fair market value of the common stock issued.

     A board member is an officer of Cold Spring Harbor Laboratory which was a founder of Amplicon (which was acquired by Tularik) and Helicon. The Company's chairman was a member of the board of directors of Anaderm through September 23, 1999 and is on the board of directors of Helicon. An executive officer of the Company is vice president of Helicon. A board member is the chief executive officer and a board member of Helicon. The Company has investments in Tularik and Helicon and has collaborative research agreements with Anaderm and Helicon. A board member is on the faculty of Vanderbilt with which the Company has a collaborative research agreement. He also has a consulting agreement with the Company. A board member is a controlling member of MEHTA Partners, LLC with which the Company has a strategic and financial services arrangement. During fiscal 1999, the Company paid MEHTA Partners, LLC $75,000 in cash and issued 32,452 shares of treasury stock with a fair value of $100,000 in exchange for consulting services received.

(13) EMPLOYEE SAVINGS AND INVESTMENT PLAN

     The Company sponsors an Employee Savings and Investment Plan under Section 401(k) of the Internal Revenue Code. The plan allows employees to defer from 2% to 10% of their income on a pre-tax basis

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

through contributions into designated investment funds. For each dollar the employee invests up to 6% of his or her earnings, the Company will contribute an additional 50 cents into the funds. For the years ended September 30, 1999, 1998, and 1997, the Company's expenses related to the plan were approximately $203,000, $197,000 and $233,000, respectively.

(14) EMPLOYEE RETIREMENT PLAN

     On November 10, 1992, the Company adopted a plan which provides postretirement medical and life insurance benefits to eligible employees, board members and qualified dependents. Eligibility is determined based on age and service requirements. These benefits are subject to deductibles, co-payment provisions and other limitations.

     The Company utilizes SFAS 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" to account for the benefits to be provided by the plan. Under SFAS No. 106 the cost of post-retirement medical and life insurance benefits is accrued over the active service periods of employees to the date they attain full eligibility for such benefits. As permitted by SFAS 106, the Company elected to amortize over a 20 year period the accumulated postretirement benefit obligation related to prior service costs.

     On October 1, 1998, the Company adopted SFAS 132, "Employers' Disclosures about Pension and Other Postretirement Benefits". SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS 132 does not change the method of accounting for such plans.

     Net postretirement benefit cost for the years ended September 30, 1999, 1998 and 1997 includes the following components:

                                                       1999        1998        1997
                                                     --------    --------    --------
Service cost for benefits earned during the
  period...........................................  $278,219    $220,785    $194,900
Interest cost on accumulated postretirement benefit
  obligation.......................................   122,122     104,831      99,600
Amortization of unrecognized net loss..............        --       3,327       9,600
Amortization of initial benefits attributed to past
  service..........................................    19,803      17,493      17,500
                                                     --------    --------    --------
Net postretirement benefit cost....................  $420,144    $346,436    $321,600
                                                     ========    ========    ========

     The accrued postretirement benefit cost at September 30, 1999 and 1998 was as follows:

                                                                 1999          1998
                                                              ----------    ----------
Accumulated postretirement benefit obligation-fully eligible
  active plan participants..................................  $2,193,325    $1,721,206
Unrecognized prior service cost.............................    (203,893)           --
Unrecognized cumulative net loss............................     (65,764)     (181,832)
Unrecognized transition obligation..........................    (232,614)     (250,107)
                                                              ----------    ----------
Accrued postretirement benefit cost.........................  $1,691,054    $1,289,267
                                                              ==========    ==========

     The accumulated postretirement benefit obligation was determined using a discount rate of 7.5 percent in 1999 and in 1998 and a health care cost trend rate of approximately 6 percent in 1998, decreasing down to 5 percent in 1999 and thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year and holding all other assumptions constant would increase the accumulated postretirement benefit obligation as of September 30, 1999 by approximately $326,000 and the net postretirement benefit cost by approximately $88,000. Benefits paid during fiscal 1999 and 1998 were $18,357 and $1,669, respectively.

(15) CONSOLIDATION OF FACILITIES

     During fiscal 1999 the Company made the strategic decision to close down its facilities in North Carolina and consolidate its natural products operations into its Tarrytown facility in New York. This close down occurred on March 31, 2000. The fungal extract libraries and certain equipment will be relocated to the

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

Tarrytown facility. It is anticipated that none of the current employees in the North Carolina facility will be relocating. Under the plan for relocating this facility, 16 research and administrative employees will receive a severance package which will include continued payment of four months salary, plus four months of continuous health insurance. The leases in North Carolina expire in 2004. The Company believes that, due to the desirable space and location, it should be able to secure another party to take over its lease; however, the Company has accrued an estimate of a reserve for an expected delay in finalizing a new tenant and entering into a sublease agreement. The estimated cost of closing this facility is approximately $535,000, and has been included in the accompanying consolidated balance sheet in accrued expenses as of September 30, 1999, and in R&D expense ($395,000) and selling, general and administrative expenses ($140,000) in the accompanying consolidated statement of operations for the year ended September 30, 1999. Over the nine months ended June 30, 2000, OSI incurred approximately $414,000 principally in severance and subleasing-related costs, including a $61,000 loss resulting from the assumption of a lease and related leasehold improvements by a third party. As of June 30, 2000, OSI has approximately $121,000 remaining in its accrual that it expects to use for severance costs.

(16) SALE OF DIAGNOSTIC BUSINESS

     On November 30, 1999, the Company sold assets of its diagnostics business to Bayer including the assets of the Company's wholly-owned diagnostics subsidiary, OSDI, based in Cambridge, Massachusetts. The assets sold include certain contracts, equipment and machinery, files and records, intangible assets, intellectual property, inventory, prepaid expenses and other assets primarily related to the operations of the diagnostics business. In connection with the sale, the Company and OSDI entered into certain agreements with Bayer including an Assignment and Assumption of Lease with respect to the OSDI facility located in Cambridge and certain patent assignment and license agreements. Certain employees of the Company and OSDI entered into employment agreements with Bayer. Under the terms of the agreement, the Company will receive $9.2 million up-front from Bayer with additional contingent payments of $1.25 million to be made to the Company by 2001. Bayer intends to retain all employees of OSDI and will maintain the unit's headquarters in Cambridge. The assets sold to Bayer include approximately $4.9 million of unamortized patent costs and approximately $600,000 of fixed assets, net of depreciation and amortization as of September 30, 1999.

     The Company recorded a gain on the sale of approximately $3.7 million during the nine months ended June 30, 2000. The net gain was calculated as follows (in thousands):

Cash received from Bayer....................................  $ 9,151
Accrued expenses assumed by Bayer...........................      599
Net book value of fixed assets sold.........................     (611)
Net book value of patent costs (intangibles)................   (4,748)
Professional and legal fees incurred........................     (172)
Commission costs paid.......................................     (315)
Other related costs.........................................     (158)
                                                              -------
Gain on sale of diagnostics business........................  $ 3,746
                                                              =======

(17) NEW ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standard Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" or SFAS 133 which is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, as amended by SFAS 137 and 138. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. In accordance with SFAS 133, an entity is required to recognize all derivatives as assets or liabilities in the statement of financial position and measure those instruments at fair

                   OSI PHARMACEUTICALS, INC. AND SUBSIDIARIES

  YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997 AND NINE MONTHS ENDED JUNE 30,
                                 2000 AND 1999

(INFORMATION SUBSEQUENT TO SEPTEMBER 30, 1999, AS OF JUNE 30, 2000, AND FOR THE
             NINE MONTHS ENDED JUNE 30, 2000 AND 1999 IS UNAUDITED)

value. SFAS 133 requires that changes in the derivative's fair value as recognized currently in earnings unless specific hedge accountings are met. Special accounting for qualifying hedging allows a derivative's gain and losses to offset related results on the hedged item in the income statement and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. We do not believe that the implementation of SFAS 133, as amended, will have a material effect on our results of operations and financial position.


     On December 3, 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 -- "Revenue Recognition in Financial Statements" (SAB No. 101). SAB No. 101 provides the SEC staff's views on the recognition of revenue including nonrefundable technology access fees received by biotechnology companies in connection with research collaborations with third parties. SAB No. 101 states that in certain circumstances the SEC staff believes that up-front fees, even if nonrefundable, should be deferred and recognized systematically over the term of the research arrangement. SAB No. 101 as amended by SAB No. 101B, requires registrants to adopt the accounting guidance contained therein by no later than the fourth fiscal quarter of the fiscal year beginning after December 15, 1999 (fiscal year ending September 30, 2001 for the Company). The Company is currently assessing the financial impact of complying with SAB No. 101, particularly as it relates to the technology access fee from Tanabe recognized in the first quarter of fiscal 2000. OSI will not retroactively restate prior period financial statements but rather report the effect, if any, of adopting the provisions of the SAB as a change in accounting principle as of October 1, 2000 in accordance with APB Opinion No. 20.


(18) SUBSEQUENT EVENTS (UNAUDITED)


  (a) Shareholders Rights Plan


     On September 27, 2000, the Board of Directors adopted a new shareholder rights plan, declared a dividend distribution of one Series SRPA Junior Participating Preferred Stock Purchase Right on each outstanding share of its common stock, and authorized the redemption of the rights issued pursuant to the Company's existing shareholder rights plan. The Company will distribute new rights to all shareholders of record at the close of business on September 27, 2000, the record date.

     The Company can redeem the new rights at any time before (but not after) a person has acquired 17.5% or more of the Company's common stock, with certain exceptions. The rights will expire on August 31, 2010 if not redeemed prior to such date.

     The existing rights issued and outstanding at the close of business on the record date will be redeemed with the redemption price of $0.001 per existing right payable on October 4, 2000. The existing rights plan will be terminated upon the redemption of the existing rights.

  (b) Stock Option Grant


     On August 17, 2000, the Board of Directors granted non-qualified options to purchase up to 250,000 shares to the Company's new President and Head of Research and Development. The terms of this grant provided for 100,000 options with an exercise price equal to 50% of the fair market value on the grant date, vesting immediately, upon his employment on September 28, 2000 and 150,000 options with an exercise price equal to the fair market value on the grant date, vesting one-third in a year and monthly thereafter for twenty-four months. The granting of the options at 50% of fair market value resulted in a compensation charge of approximately $5 million. The granting of the other 150,000 options resulted in deferred compensation of approximately $4 million which will be recognized as compensation expense over the vesting period.

                           [OSI PHARMACEUTICALS LOGO]

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED OCTOBER 2, 2000


                           [OSI PHARMACEUTICALS LOGO]

                                4,500,000 SHARES

                                  COMMON STOCK


     OSI Pharmaceuticals, Inc. is offering 4,500,000 shares of common stock. Our common stock is traded on the Nasdaq National Market under the symbol "OSIP." The last reported sale price of our common stock on the Nasdaq National Market on September 27, 2000 was $67.75 per share.


                         ------------------------------

           INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                         ------------------------------

                                                              PER SHARE    TOTAL
                                                              ---------    -----
Public Offering Price.......................................  $            $
Underwriting Discounts and Commissions......................  $            $
Proceeds, Before Expenses, to OSI...........................  $            $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We have granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock to cover over-allotments.

                           JOINT BOOKRUNNING MANAGERS

ROBERTSON STEPHENS INTERNATIONAL                                 LEHMAN BROTHERS

                         ------------------------------

PRUDENTIAL-BACHE INTERNATIONAL

                                     LAZARD
                                                    ADAMS, HARKNESS & HILL, INC.
               THE DATE OF THIS PROSPECTUS IS             , 2000

                                  UNDERWRITING


     The underwriters named below, acting through their representatives, Robertson Stephens International, Ltd., Lehman Brothers International (Europe), Prudential-Bache International Limited, Lazard Capital Markets and Adams, Harkness & Hill, Inc., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth below opposite their respective names. The underwriters are committed to purchase and pay for all shares if any are purchased.


                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Robertson Stephens, Inc. ...................................
Lehman Brothers Inc. .......................................
Prudential Securities Incorporated..........................
Lazard Freres & Co. LLC.....................................
Adams, Harkness & Hill, Inc. ...............................
          Total.............................................


INTERNATIONAL UNDERWRITER
-------------------------
Robertson Stephens International, Ltd. .....................
Lehman Brothers International (Europe)......................
Prudential-Bache International Limited......................
Lazard Capital Markets......................................
Adams, Harkness & Hill, Inc. ...............................
                                                              ---------
          Total.............................................  4,500,000
                                                              =========


     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a
concession of not in excess of $     per share, of which $          may be
reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Over-Allotment Option

     We have granted to the underwriters an option, exercisable during the 30 day period after the date of this prospectus, to purchase up to 675,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. If the underwriters exercise their over-allotment option to purchase any of the additional 675,000 shares of common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the 4,500,000 shares offered by this prospectus are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the underwriters to the extent the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering. The following table summarizes the compensation to be paid to the underwriters by us:


                                                                         TOTAL
                                                                 ----------------------
                                                                  WITHOUT       WITH
                                                        PER        OVER-        OVER-
                                                       SHARE     ALLOTMENT    ALLOTMENT
                                                       ------    ---------    ---------
Underwriting discount and commissions................  $         $            $



     We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $615,000.

Indemnity

     The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

Lock-Up Agreements

     Each of our executive officers and directors has agreed, during the period of 90 days after the date of this prospectus, subject to specified exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, owned as of the date of this prospectus or thereafter acquired directly by the officer or director or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Robertson Stephens International, Ltd. on behalf of the underwriters. However, Robertson Stephens International, Ltd. may, in its sole discretion and at any time or from time to time, release all or any portion of the securities subject to the lock-up agreements.

     In addition, we have agreed that during the lock-up period we will not, without the prior written consent of Robertson Stephens International, Ltd. on behalf of the underwriters, subject to specified exceptions, consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than the sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants and the issuance of options under our existing stock option and incentive plans, provided that those options do not vest prior to the expiration of the lock-up period.

Stabilization

     The representatives have advised us that, pursuant to Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

     In connection with this offering and before the commencement of offers or sales of the common stock, certain underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act, during the business day prior to the pricing of the offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential Advisor(SM), a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by OSI. Other than the SEC registration fee, the amounts stated are estimates.


SEC registration fee........................................  $ 91,836
Nasdaq listing fee..........................................    17,500
NASD filing fee.............................................    30,500
Blue sky fees...............................................    15,000
Accounting fees and expenses................................   110,000
Legal fees and expenses.....................................   160,000
Transfer agent & registrar fees.............................     4,000
Printing expenses...........................................   150,000
Miscellaneous costs.........................................    36,250
                                                              --------
     Total..................................................  $615,086
                                                              ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or another enterprise if serving such enterprise at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith.

     OSI's Certificate of Incorporation provides that OSI shall, to the fullest extent authorized by the General Corporation Law of Delaware, indemnify any person, or the legal representative of any person, who is or was a director, officer, employee or agent of OSI or another enterprise if said person served such enterprise at the request of OSI. The Certificate of Incorporation also provides that any amendment to the General Corporation Law of Delaware shall only be applicable to the extent any such amendment permits OSI to provide broader indemnification rights than said law permitted OSI to provide prior to such amendment. The Certificate of Incorporation further provides that in the case of an action, suit or proceeding initiated by the indemnified person, OSI shall indemnify the person only if such action, suit or proceeding was authorized by OSI's Board of Directors. The Certificate of Incorporation also contains a provision eliminating the liability of directors of OSI to OSI or its stockholders for monetary damages for breach of fiduciary duty except under certain specified circumstances. The Certificate of Incorporation also permits OSI to maintain insurance to protect itself and any director, officer, employee or agent against any liability with respect to which OSI would have the power to indemnify such persons under the General Corporation Law of Delaware. OSI maintains an insurance policy insuring its directors and officers against certain liabilities.

ITEM 16.  EXHIBITS.

     The following is a list of exhibits filed as part of the registration statement:


 1.1*  Form of Underwriting Agreement.
 5.1*  Opinion of Saul, Ewing, Remick & Saul LLP.
23.1   Consent of KPMG LLP.
23.2*  Consent of Saul, Ewing, Remick & Saul LLP (included in
       Exhibit 5.1).
24.1*  Power of Attorney (contained on Signature Page).


---------------

* Previously filed as an exhibit to the registration statement (file no. 333-47060) filed on September 29, 2000.


ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

          (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Amendment No. 1 to Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale, State of New York, on October 2, 2000.


                                          OSI PHARMACEUTICALS, INC.

                                          By:     /s/ COLIN GODDARD, PH.D.
                                            ------------------------------------
                                              Colin Goddard, Ph.D.
                                              Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLE                       DATE
                     ---------                                    -----                       ----
             /s/ COLIN GODDARD, PH.D.                Chairman of the Board and Chief     October 2, 2000
---------------------------------------------------    Executive Officer
               Colin Goddard, Ph.D.

            /s/ ROBERT L. VAN NOSTRAND               Vice President, Chief Financial     October 2, 2000
---------------------------------------------------    Officer (principal financial
              Robert L. Van Nostrand                   and accounting officer)

                         *                           Director                            October 2, 2000
---------------------------------------------------
                 G. Morgan Browne

                         *                           Director                            October 2, 2000
---------------------------------------------------
                John H. French, II

                         *                           Director                            October 2, 2000
---------------------------------------------------
                Edwin A. Gee, Ph.D.

                         *                           Director                            October 2, 2000
---------------------------------------------------
              Daryl K. Granner, M.D.

                     SIGNATURE                                    TITLE                       DATE
                     ---------                                    -----                       ----
                         *                           Director                            October 2, 2000
---------------------------------------------------
            Walter M. Lovenberg, Ph.D.

                         *                           Director                            October 2, 2000
---------------------------------------------------
                    Viren Mehta

                         *                           Director                            October 2, 2000
---------------------------------------------------
             Sir Mark Richmond, Ph.D.

                         *                           Director                            October 2, 2000
---------------------------------------------------
              John P. White, Esquire

          *By: /s/ ROBERT L. VAN NOSTRAND
   ---------------------------------------------
              Robert L. Van Nostrand
                 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                      EXHIBIT
-------                    ------------------------------------------------------------
 1.1*                      Form of Underwriting Agreement.
 5.1*                      Opinion of Saul, Ewing, Remick & Saul LLP.
23.1                       Consent of KPMG LLP.
23.2*                      Consent of Saul, Ewing, Remick & Saul LLP (included in
                           Exhibit 5.1).
24.1*                      Power of Attorney (contained on Signature Page).


---------------

* Previously filed as an exhibit to the registration statement (file no. 333-47060) filed on September 29, 2000.